As filed with the Securities and Exchange Commission on March 15, 2010
Registration No. 333-165247

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Lodging Group, Limited
(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5th Floor, Block 57, No. 461 Hongcao Road
Xuhui District
Shanghai 200233
People’s Republic of China
(86) 21 5153-9477
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 604-1666
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Howard Zhang, Esq. Davis Polk & Wardwell LLP 26/F, Twin Towers (West) B12 Jian Guo Men Wai Avenue, Chaoyang District Beijing 100022, China (86) 10-8567-5000	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35/F, ICBC Tower 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
securities to be registered	registered(1)(2)	price per ordinary share(1)	aggregate offering price(1)	registration fee
Ordinary shares, par value US$0.0001 per share(3)	41,400,000	US$3.0625	US$126,787,500	US$9,040(4)

(1)	Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes (a) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) ordinary shares represented by American depositary shares that are issuable upon the exercise of the underwriters’ over-allotment option to purchase additional shares. These ordinary shares are not being registered for the purposes of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-165402). Each American depositary share represents four ordinary shares.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to completion, dated March 15, 2010

9,000,000 American Depositary Shares

China Lodging Group, Limited

Representing 36,000,000 Ordinary Shares

This is our initial public offering. We are offering 9,000,000 American depositary shares, or ADSs, each representing four of our ordinary shares, par value US$0.0001 per share. No public market currently exists for our ordinary shares or ADSs.

We currently anticipate the initial public offering price of our ADSs to be between US$10.25 and US$12.25 per ADS. We have applied to have our ADSs listed on the NASDAQ Global Market under the symbol “HTHT.”

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 13.

	Per ADS	Total

Public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to us	US$	US$

We have granted the underwriters a 30-day option to purchase up to 1,350,000 additional ADSs from us at the initial public offering price less the underwriting discount and commission.

Delivery of our ADSs will be made on or about          , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs	Morgan Stanley

Oppenheimer & Co.

The date of this prospectus is               , 2010.

your home on the journey

人在旅途 家在汉庭

汉庭

39 Cities

236 Hotels

6,181 Staff

28,360 Rooms

1,505,442 HanTing Club Members

As of December 31, 2009

汉庭·全季酒店 HANTING SEASONS HOTEL | 汉庭快捷酒店 HANTING EXPRESS | 汉庭海友客栈 HANTING hi inn

Your home on the journey 39 cities 236 hotels 6,181 staff 38,360 Rooms 1,505,442 Hanting Club Members HANTING SEASONS HOTEL HENATING EXPRES HANTING

Premium Brand
High-Quality Customer Base

Diversified Products
Capturing a Wide Spectrum of Market Opportunities

Experienced
Management Team
and a Well-Trained Workforce

Efficient & Scalable
Operating System
Supported by an Advanced IT Platform

No. 1 Occupancy [1]

No. 1 RevPAR [1]

No. 1 Growth [2]

Harbin
Changchun
Shenyang
Beijing
Dalian
Shijiazhuang
Tianjin
Taiyuan
Xining
Jinan
Zibo
Qingdao
Yangzhou
Xian
Zhengzhou
Hefei
Changzhou
Taizhou
Wuhu
Nanjing
Kunshan
Nantong
Wuxi
Shanghai
Chengdu
Suzhou
Hangzhou
Ningbo
Jiaxing
Wuhan
Chongqing
Yiwu
Fuzhou
City with hotel(s) in operation
Changsha
Xiamen
Guilin
Guangzhou
Shenzhen
Nanning

No.1No.1No.1OccupancyRevPARGrowth1 1 2 Capturing a Wide Spectrum of Market Opportunities In 2008 and for the first half of 2009, among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report. In terms of the number of hotel rooms, in 2008 and for the first half of 2009, among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report. 1 2 No.1No.1No.1OccupancyRevPARGrowth1 1 2 Capturing a Wide Spectrum of Market Opportunities In 2008 and for the first half of 2009, among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report. In terms of the number of hotel rooms, in 2008 and for the first half of 2009, among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report. 1 2

You should rely only on the information contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who came into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

Until          , 2010 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated, references in this prospectus to:

•	“ADRs” are to the American depositary receipts that may evidence our ADSs;

•	“ADSs” are to our American depositary shares, each representing four ordinary shares;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for purposes of this prospectus, Hong Kong, Macau and Taiwan;

•	“Ordinary shares” are to our ordinary shares, par value US$0.0001 per share;

•	“Series A preferred shares” are to our Series A convertible preferred shares, par value US$0.0001 per share;

•	“Series B preferred shares” are to our Series B convertible redeemable preferred shares, par value US$0.0001 per share;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our company,” “our,” and “HanTing” refer to China Lodging Group, Limited, a Cayman Islands company, and its predecessor entities and subsidiaries.

This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader, and unless otherwise indicated, conversions of RMB into U.S. dollars in this prospectus are based on the exchange rate set forth in the H.10 weekly statistical release of the Federal Reserve Bank of New York, or the exchange rate, on December 31, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to pay dividends in foreign currencies to our shareholders and therefore adversely affect the value of your investment” and “Risk Factors — Risks Related to Doing Business in China — Fluctuation in the value of the Renminbi may have a material adverse effect on your investment” for discussions of the effects of fluctuating exchange rates and currency control on the value of our ADSs. On March 8, 2010, the exchange rate was RMB6.8263 to US$1.00.

This prospectus contains statistical data that we obtained from various government and private publications. We have not independently verified the data in these reports. Statistical data in these publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In particular, this prospectus contains statistical data extracted from two reports issued by Shanghai Inntie Hotel Management Consultant Co., Ltd., a PRC consulting and market research firm specializing in economy hotel business in the PRC. One report, publicly issued in March 2009, is titled Analysis of Economy Hotel Customers’ Future Demands, which we refer to as the March 2009 Inntie Report in this prospectus. The other report, issued in October 2009 and subsequently amended, is titled Analysis of Competition among Economy Hotel Chains in China, which we refer to as the October 2009 Inntie Report in this prospectus. The October 2009 Inntie Report was commissioned by us for a fee that is more than nominal. Furthermore, this prospectus contains a ranking of China’s top 20 cities, as measured by gross regional product in 2007, issued by the National Bureau of Statistics of China.

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our ADSs. You should carefully read this prospectus, including our financial statements and related notes beginning on page F-1, and the registration statement of which this prospectus is a part in their entirety before investing in our ADSs, especially the risks of investing in our ADSs, which we discuss under “Risk Factors.”

Overview

We operate a leading economy hotel chain in China. According to the October 2009 Inntie Report, we achieved the highest revenues generated per available room, or RevPAR, and the highest occupancy rate in 2008 and for the first half of 2009, and the highest growth rate in terms of the number of hotel rooms during the period from January 1, 2007 to June 30, 2009, in each case among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms.

We mainly utilize a lease-and-operate model, under which we directly operate hotels that are typically located in prime locations of selected cities. We also employ a franchise-and-manage model, under which we manage franchised hotels, to expand our network coverage. We apply a consistent standard and platform across all of our hotels. As of December 31, 2009, we had 173 leased-and-operated hotels and 63 franchised-and-managed hotels. In addition, as of the same date, we had 21 leased-and-operated hotels and 123 franchised-and-managed hotels under development.

We offer three hotel products that are designed to target distinct groups of customers. Our flagship product, HanTing Express Hotel, targets knowledge workers and value-conscious travelers. Our premium product, HanTing Seasons Hotel, targets mid-level corporate managers and owners of small and medium enterprises, and our budget product, HanTing Hi Inn, serves budget-constrained travelers. As a result of our customer-oriented approach, we have developed strong brand recognition and a loyal customer base. We have received multiple awards, including “Most Favored Economy Hotel in 2008” by Traveler Magazine and “Most Suitable Economy Hotel for Business Travelers” by Qunar.com, one of the leading online travel search engines in China, in 2008. In 2009, approximately 68% of our room nights were sold to members of HanTing Club, our loyalty program.

Our operation commenced with mid-scale limited service hotels and commercial property development and management in 2005. We began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. Our total revenues grew from RMB249.4 million in 2007 to RMB1,333.9 million in 2009. We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively. We had net income attributable to our company of RMB42.5 million in 2009.

Industry Background

The lodging industry in China consists of upscale luxury hotels such as four and five star hotels and other accommodations such as one, two and three star hotels and guest houses. The industry grew from approximately 237,800 hotels in 2003 to approximately 315,900 hotels in 2008, and 20.1 million rooms in 2003 to 27.3 million rooms in 2008, according to Euromonitor International.

The economy hotel industry in China, in particular the branded economy hotel chains, is at an early stage of development and presents tremendous growth opportunities. We believe that a number of key factors will continue to drive the strong growth of branded economy hotel chains:

•	China’s robust economic growth which drives overall travel and tourism industry;

•	increasing domestic business travel, particularly with the growing importance of small and medium enterprises;

•	rapidly growing domestic leisure travel as a result of higher disposable income and changing lifestyle;

•	increasing attractiveness of branded economy hotel chains; and

•	emerging segmentation within the economy hotel industry.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors and have enabled us to capture a leading position in the rapidly growing economy hotel industry in China:

•	we have established a premium brand and achieved the highest RevPAR and occupancy rate in 2008 and for the first half of 2009, according to the October 2009 Inntie Report;

•	we have successfully established a portfolio of diversified products;

•	we have adopted a disciplined return-driven development model with a proven track record;

•	we have been able to achieve operational efficiency while improving productivity;

•	we have an efficient and scalable operating system supported by advanced technology platform; and

•	we have an experienced management team supported by a well-trained workforce.

Our Strategies

Our vision is to become one of the leading hotel groups in China. We intend to achieve this goal through the following strategies:

•	enhance our market leadership through prudent return-driven network expansion;

•	meet evolving market demand through product diversification and customer segmentation;

•	further enhance our brand recognition and expand our customer base by leveraging our loyalty program;

•	continue to invest in human capital to support future growth; and

•	continue to implement cost control measures to enhance our profitability.

Summary of Risk Factors

Investing in our ADSs involves a high degree of risk. You should consider carefully the risks and uncertainties summarized below, the risks described under “Risk Factors,” beginning on page 13, the other information contained in this prospectus before you decide whether to purchase our ADSs.

•	Our operating results are subject to conditions affecting the lodging industry in general, which include, among other things, changes and volatility in general economic conditions, competition, and local market conditions.

•	Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

•	We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively, and may incur losses in the future.

•	We may not be able to manage our planned growth.

•	We may not be able to identify additional hotel properties for lease that satisfy our return threshold and achieve the expected economic returns on our leased-and-operated hotels.

•	Our legal right to lease certain properties could be challenged by property owners or other third parties or subject to government regulation.

•	Any failure to comply with land- and property-related PRC laws and regulations may negatively affect our ability to operate our hotels and we may suffer significant losses as a result.

•	Our success could be adversely affected by the performance of our franchised-and-managed hotels.

•	We may not be able to maintain and enhance the attractiveness of our hotels and our reputation.

•	As we operate as a holding company, any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

•	Rapid urbanization and changes in zoning and urban planning in China may cause our leased properties to be demolished, removed or otherwise affected.

Corporate Structure and History

The following diagram illustrates our corporate and ownership structure, the place of formation and the ownership interests of our subsidiaries as of the date of this prospectus.

(1)	Winner Crown Holdings Limited, or Winner Crown, is a British Virgin Islands company wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members, are the beneficiaries. Mr. Ji is the sole director of Winner Crown and beneficially owns approximately 60.2% of our total outstanding ordinary shares on an as-converted basis, including a certain number of shares that are held by East Leader International Limited (see footnote (2) below), over which Mr. Ji has voting power pursuant to certain powers of attorney.

(2)	East Leader International Limited, or East Leader, is a British Virgin Islands company wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Bank Sarasin Nominees (CI) Limited, as nominee for Sarasin Trust Company Guernsey Limited, or Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tongtong Zhao, a co-founder of our company, and her family members, are the beneficiaries. Ms. Zhao is the sole director of East Leader and beneficially owns approximately 20.2% of our total outstanding ordinary shares on an as-converted basis.

(3)	The Chengwei Funds include (i) Chengwei Partners, L.P., (ii) Chengwei Ventures Evergreen Fund, L.P. and (iii) Chengwei Ventures Evergreen Advisors Fund, LLC. Chengwei Partners, L.P. is an exempted limited partnership incorporated in the Cayman Islands. Chengwei Ventures Evergreen Fund, L.P. is an exempted limited partnership incorporated in the Cayman Islands. Chengwei Ventures Evergreen Advisors Fund, LLC is an exempted limited liability corporation incorporated in the Cayman Islands. Chengwei Ventures Evergreen Management, LLC, a Cayman Islands exempted limited liability company, is the general partner of Chengwei Partners, L.P. and Chengwei Ventures Evergreen Fund, L.P., as well as the managing member of Chengwei Ventures Evergreen Advisors Fund, LLC.

(4)	CDH Courtyard Limited is a British Virgin Islands company.

(5)	The IDG Funds include (i) IDG-Accel China Growth Fund L.P., (ii) IDG-Accel China Growth Fund-A L.P. and (iii) IDG-Accel China Investors L.P. Each of the IDG Funds is an exempted limited partnership incorporated in the Cayman Islands. IDG-Accel China Growth Fund GP Associates Ltd., a Cayman Islands limited company, is the general partner of IDG-Accel China Growth Fund Associates L.P., a Cayman Islands limited partnership, which in turn is the general partner of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of the two directors of IDG-Accel China Growth Fund GP Associates Ltd., Mr. Patrick J. McGovern and Mr. Quan Zhou, owns 50% of IDG-Accel China Growth Fund GP Associates Ltd.’s voting shares. IDG-Accel China Investors Associates Ltd., a Cayman Islands limited company, is the general partner of IDG-Accel China Investors L.P. Mr. James Breyer is the sole shareholder and one of the two directors of IDG-Accel China Investors Associates Ltd. Mr. Quan Zhou is the other director of IDG-Accel China Investors Associates Ltd.

(6)	The Northern Light Funds include (i) Northern Light Venture Fund, L.P., (ii) Northern Light Partners Fund, L.P., and (iii) Northern Light Strategic Fund, L.P. Each of the Northern Light Funds is an exempted limited partnership incorporated in the Cayman Islands. Northern Light Venture Capital Limited, a Cayman Islands exempted limited liability company, is the general partner of Northern Light Partners, L.P., a Cayman Islands limited partnership, which in turn is the general partner of the Northern Light Funds.

(7)	Pinpoint Capital 2006 A Limited is a British Virgin Islands company.

(8)	Formerly known as Lishan Senbao (Shanghai) Investment Management Co., Ltd.

The following diagram illustrates our corporate and ownership structure, the place of formation and the ownership interests of our subsidiaries immediately after the completion of this offering and the purchase of shares by Ctrip from us and certain of our shareholders, assuming that the underwriters do not exercise their over-allotment option.

Powerhill Holdings Limited, or Powerhill, was incorporated in accordance with the laws of the British Virgin Islands in December 2003, and commenced operation with mid-scale limited service hotels and commercial property development and management in 2005. Powerhill conducted its operations through three wholly owned subsidiaries in the PRC, namely Shanghai HanTing Hotel Management Group, Ltd., or Shanghai HanTing, HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., or HanTing Xingkong, and Lishan Property (Suzhou) Co., Ltd., or Suzhou Property. In August 2006, Suzhou Property transferred its equity interests in three leased-and-operated hotels to Shanghai HanTing in exchange for Shanghai HanTing’s equity interest in Shanghai Shuyu Co., Ltd., which was primarily engaged in the business of sub-leasing and managing real estate properties in technology parks.

China Lodging Group, Limited, or China Lodging, was incorporated in the Cayman Islands in January 2007. In February 2007, Powerhill transferred all of its ownership interests in HanTing Xingkong and Shanghai HanTing to China Lodging in exchange for preferred shares of China Lodging. After such exchange, each of HanTing Xingkong and Shanghai HanTing became a wholly owned subsidiary of China Lodging. In addition, in February 2007, Powerhill and its subsidiary, Suzhou Property, were spun off in the form of a dividend distribution to the shareholders.

In 2007, China Lodging began migrating to our current business of operating and managing an economy hotel chain. We first launched our flagship product, HanTing Express Hotel, which targets knowledge workers and value-conscious travelers. In the same year, we introduced our premium product, HanTing Hotel, which was subsequently rebranded as HanTing Seasons Hotel. In 2008, we launched our budget product, HanTing Hi Inn. In April 2007, China Lodging acquired Yiju (Shanghai) Hotel Management Co., Ltd. from Crystal Water Investment Holdings Limited, a British Virgin Islands company wholly owned by Mr. John Jiong Wu, a co-founder of our company. In January 2008, China Lodging incorporated HanTing (Tianjin) Investment Consulting Co., Ltd. in China and in October 2008, established China Lodging Holdings (HK) Limited in Hong Kong, under which HanTing Technology (Suzhou) Co., Ltd. was subsequently established in China in December 2008.

Corporate Information

Our principal executive offices are located at 5th Floor, Block 57, No. 461 Hongcao Road, Xuhui District, Shanghai 200233, People’s Republic of China. Our telephone number at this address is +86 (21) 5153-9477. Our registered office in the Cayman Islands is located at the offices of Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York 10011.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is http://www.htinns.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

Total ADSs offered by us	9,000,000 ADSs

Price per ADS	We currently estimate that the initial public offering price will be between US$10.25 and US$12.25 per ADS.

Over-allotment option	We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase an additional 1,350,000 ADSs to cover over-allotments.

The ADSs	Each ADS represents four ordinary shares. The depositary will hold the shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to be cancelled in exchange for ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

ADSs outstanding immediately after this offering	9,000,000 ADSs (or 10,350,000 ADSs if the underwriters exercise the over-allotment option in full).

Ordinary shares outstanding immediately after this offering	235,618,079 ordinary shares (or 241,018,079 ordinary shares if the underwriters exercise the over-allotment option in full).

Use of proceeds	We anticipate using approximately 90% of the net proceeds of this offering for our hotel network expansion purposes and the remaining amount for general corporate purposes. See “Use of Proceeds” for more information.

Listing	We have applied to have our ADSs listed on the NASDAQ Global Market.

Proposed NASDAQ symbol	HTHT

Depositary	Citibank, N.A.

Lock-up	We, our directors and executive officers, Ctrip.com International, Ltd., or Ctrip, and all of our existing shareholders as well as option holders under our Amended and Restated 2007 Global Share Plan and Amended and Restated 2008 Global Share Plan have agreed with the underwriters for a period of 180 days after the date of this prospectus not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities. See “Underwriting” for more information.

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 585,000 ADSs, to our directors, officers, employees, business associates and related persons through a directed share program.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

Unless otherwise indicated, all information in this prospectus:

•	excludes 2,168,848 ordinary shares issuable upon the exercise of stock options issued under our Amended and Restated 2007 Global Share Plan that are outstanding as of the date of this prospectus;

•	excludes 5,876,085 ordinary shares issuable upon the exercise of stock options issued under our Amended and Restated 2008 Global Share Plan that are outstanding as of the date of this prospectus;

•	excludes 2,385,470 ordinary shares issuable upon the exercise of stock options issued under our Amended and Restated 2009 Share Incentive Plan that are outstanding as of the date of this prospectus;

•	assumes that the underwriters do not exercise their over-allotment option to purchase additional ADSs;

Subject to the completion of this offering, Ctrip has agreed to purchase 7,202,482 ordinary shares from us and 11,646,964 ordinary shares from certain of our shareholders. See “Related Party Transactions — Transactions with Ctrip.” Unless otherwise indicated, all information in this prospectus:

•	assumes that Ctrip acquires 7,202,482 ordinary shares from us at a price equal to the initial public offering price per ordinary share; and

•	excludes the additional ordinary shares Ctrip may acquire from us if (i) the underwriters exercise their over-allotment option to purchase additional ADSs or (ii) we increase the total number of ADSs to be issued in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations and balance sheet data as of and for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 44.

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands, except per share and per ADS data)

Summary Consolidated Statements of Operations Data:
Revenues:
Leased-and-operated hotels	248,199	797,815	1,288,898	188,825
Franchised-and-managed hotels	1,210	12,039	44,965	6,587

Total revenues	249,409	809,854	1,333,863	195,412
Less: Business tax and related taxes	(14,103)	(45,605)	(73,672)	(10,793)

Net revenues	235,306	764,249	1,260,191	184,619

Operating costs and expenses(1):
Hotel operating costs	(228,362)	(687,364)	(1,004,472)	(147,156)
Selling and marketing expenses	(17,581)	(40,810)	(57,818)	(8,470)
General and administrative expenses	(65,653)	(81,665)	(83,666)	(12,257)
Pre-opening expenses	(61,020)	(108,062)	(37,821)	(5,541)
Total operating costs and expenses	(372,616)	(917,901)	(1,183,777)	(173,424)
Income (loss) from operations	(137,310)	(153,652)	76,414	11,195

Income (loss) before income taxes	(131,001)	(156,463)	69,438	10,173

Net income (loss)	(113,739)	(132,583)	51,448	7,537
Less: net income (loss) attributable to noncontrolling interest	(2,116)	3,579	8,903	1,304

Net income (loss) attributable to China Lodging Group, Limited	(111,623)	(136,162)	42,545	6,233

Net earnings (loss) per share:
Basic	(2.85)	(2.52)	0.24	0.03
Diluted	(2.85)	(2.52)	0.23	0.03
Net earnings (loss) per ADS(2):
Basic	(11.41)	(10.07)	0.95	0.14
Diluted	(11.41)	(10.07)	0.93	0.14
Weighted average number of shares used in computation:
Basic	45,248	54,071	57,562	57,562
Diluted	45,248	54,071	183,632	183,632
Pro forma net earnings per share(3) — unaudited:
Basic			0.24	0.03
Diluted			0.23	0.03
Pro forma net earnings per ADS — unaudited:
Basic			0.95	0.14
Diluted			0.93	0.14
Weighted average number of shares used in computation — unaudited:
Basic			179,621	179,621
Diluted			183,632	183,632

Note: (1)	Include share-based compensation expenses as follows:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Share-based compensation expenses	14,785	4,815	7,955	1,165

(2)	Each ADS represents four ordinary shares.

(3)	Pro forma basic and diluted earnings (loss) per ordinary share is computed by dividing income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible preferred shares upon the closing of the planned initial public offering.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2007, 2008 and 2009:

•	on an actual basis;

•	on a pro forma basis as of December 31, 2009 to give effect to (i) the automatic conversion of all of our outstanding Series A preferred shares into 44,000,000 ordinary shares, at a conversion ratio of one Series A preferred share to one ordinary share; and (ii) the automatic conversion of all of our outstanding Series B preferred shares into 78,058,919 ordinary shares, at a conversion ratio of one Series B preferred share to one ordinary share; and

•	on a pro forma as adjusted basis as of December 31, 2009 to further reflect (i) the issuance of 1,700,000 ordinary shares upon exercise of warrants at US$1.54 per share in February 2010; (ii) the issuance of 7,708,665 ordinary shares upon exercise of options for total consideration of US$6,021,365 in March 2010; (iii) the issuance of 7,202,482 ordinary shares to Ctrip.com International, Ltd. assuming an initial public offering price of US$11.25 per ADS, the midpoint of the estimated range; (iv) the issuance and sale of 36,000,000 ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, would increase (decrease) the amounts representing cash and cash equivalents, total assets and total equity (deficit) by US$10.2 million.

	As of December 31,
	2007	2008	2009
							Pro Forma
	Actual	Actual	Actual		Pro Forma		As Adjusted
					(unaudited)		(unaudited)
	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands)

Cash and cash equivalents	173,636	183,246	270,587	39,641	270,587	39,641	1,094,225	160,304
Restricted cash	23,650	5,597	500	73	500	73	500	73
Property and equipment, net	465,186	957,407	1,028,267	150,642	1,028,267	150,642	1,028,267	150,642
Total assets	836,045	1,432,940	1,581,131	231,637	1,581,131	231,637	2,404,769	352,300
Long-term debt	-	27,500	80,000	11,720	80,000	11,720	80,000	11,720
Deferred rent	46,084	138,207	174,775	25,605	174,775	25,605	174,775	25,605
Total liabilities	293,062	665,378	678,875	99,456	678,875	99,456	678,875	99,456
Mezzanine equity	437,829	796,803	796,803	116,732	-	-	-	-
Total equity (deficit)	105,154	(29,241)	105,453	15,449	902,257	132,181	1,725,895	252,844

The following tables present certain unaudited financial data and selected operating data as of and for the years ended December 31, 2007, 2008 and 2009:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Non-GAAP Financial Data
EBITDA(1)	(95,983)	(67,957)	214,893	31,482
EBITDA from Operating Hotels(1)	(34,963)	40,105	252,714	37,023

(1)	We believe that earnings before interest expense, tax expense (benefit) and depreciation and amortization, or EBITDA, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions and income taxes. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expense comprises a significant portion of our cost structure. In addition, we believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. We believe that EBITDA will provide investors with a useful tool for comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures. We also use EBITDA from Operating Hotels, which is defined as EBITDA before pre-opening expenses, to assess operating results of the hotels in operation. We believe that the exclusion of pre-opening expenses, a portion of which is non-cash rental expenses, helps facilitate year-on-year comparison of our results of operations as the number of hotels in the development stage may vary significantly from year to year. Therefore, we believe EBITDA from Operating Hotels more closely reflects the performance of hotels currently in operation. Our calculation of EBITDA and EBITDA from Operating Hotels does not deduct interest income, which was RMB1.2 million, RMB3.8 million and RMB1.9 million in 2007, 2008, and 2009, respectively. The presentation of EBITDA and EBITDA from Operating Hotels should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The uses of EBITDA and EBITDA from Operating Hotels have certain limitations. Depreciation and amortization expense for various long-term assets, income tax and interest expense have been and will be incurred and are not reflected in the presentation of EBITDA. Pre-opening expenses have been and will be incurred and are not reflected in the presentation of EBITDA from Operating Hotels. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA or EBITDA from Operating Hotels does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest expense, income tax expense, pre-opening expenses, capital expenditures and other relevant items both in our reconciliations to the financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance.

The terms EBITDA and EBITDA from Operating Hotels are not defined under U.S. GAAP, and neither EBITDA nor EBITDA from Operating Hotels is a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA or EBITDA from Operating Hotels may not be comparable to EBITDA or EBITDA from Operating Hotels or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or EBITDA from Operating Hotels in the same manner as we do.

A reconciliation of EBITDA and EBITDA from Operating Hotels to net income (loss), which is the most directly comparable U.S. GAAP measure, is provided below:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Net income (loss) attributable to our company	(111,623)	(136,162)	42,545	6,233
Interest expense	-	1,249	8,787	1,287
Tax expense (benefit)	(17,262)	(23,880)	17,990	2,636
Depreciation and amortization	32,902	90,836	145,571	21,326

EBITDA (Non-GAAP)	(95,983)	(67,957)	214,893	31,482
Pre-opening expenses	61,020	108,062	37,821	5,541

EBITDA from Operating Hotels (Non-GAAP)	(34,963)	40,105	252,714	37,023

	As of December 31,
	2007	2008	2009

Selected Operating Data:
Total hotels in operation	67	167	236
Leased-and-operated hotels	62	145	173
Franchised-and-managed hotels	5	22	63
Total hotel rooms in operation	8,089	21,033	28,360
Leased-and-operated hotels	7,583	18,414	21,658
Franchised-and-managed hotels	506	2,619	6,702
Number of cities	23	35	39

The following table sets forth the status of our hotels under development as of December 31, 2009.

	Pre-conversion	Conversion
	Period(1)	Period(2)	Total

Leased-and-operated hotels	8	13	21
Franchised-and-managed hotels	31	92	123

Total	39	105	144

(1)	Includes hotels for which we have entered into binding leases or franchise-and-management agreements but of which the property has not been delivered by the respective lessors or managed hotel owners, as the case may be. The majority of these hotels are expected to commence operations by June 30, 2011.
(2)	Includes hotels for which we have commenced conversion activities but that have not yet commenced operations. The majority of these hotels are expected to commence operations by December 31, 2010.

	Year Ended December 31,
	2007	2008	2009

Occupancy rate (as a percentage)
Leased-and-operated hotels	85	89	94
Franchised-and-managed hotels	82	74	91
Total hotels in operation	85	87	94
Average daily room rate (in RMB)
Leased-and-operated hotels	181	178	174
Franchised-and-managed hotels	176	180	172
Total hotels in operation	181	178	174
RevPAR (in RMB)
Leased-and-operated hotels	154	158	165
Franchised-and-managed hotels	145	132	156
Total hotels in operation	154	156	163

RISK FACTORS

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our ADSs. We believe the risks and uncertainties described below represent all the material risks known to us that are related to our business and this offering.

If any of the following risks actually occur, they may harm our business, financial condition and results of operations. In this event, the market price of our ADSs could decline and you could lose some or all of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially and in adverse ways from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

Our operating results are subject to conditions affecting the lodging industry in general and our return-driven development model is subject to certain risks.

Our operating results are subject to conditions typically affecting the lodging industry, which include:

•	changes and volatility in general economic conditions;

•	our ability to maintain or increase sales to existing customers and attract new customers;

•	competition from other hotels;

•	natural disasters or travelers’ fears of exposure to contagious diseases and social unrest;

•	seasonality of our business;

•	changes in travel patterns or in the desirability of particular locations;

•	increases in operating costs and expenses due to inflation and other factors;

•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	the quality and performance of managers and other employees of our hotels;

•	the availability and cost of capital to allow us and our franchisees to fund construction and renovation of, and make other investments in, our hotels; and

•	the possibility that leased properties may be subject to challenges as to their compliance with the relevant government regulations.

In addition, our return-driven development model is subject to the following risks:

•	we may not be able to successfully identify additional hotel properties for lease that satisfy our return threshold and we may not be able to achieve the expected economic returns on our leased-and-operated hotels;

•	we may not be able to control our costs effectively as anticipated; and

•	our limited operating history makes it difficult to evaluate our future prospects and results of operations.

Changes in any of the conditions typically affecting the lodging industry in general and the materialization of any risks applicable to our return-driven development model could adversely affect our occupancy rates, average daily rates and revenues generated per available room, or RevPAR, or otherwise adversely affect our results of operations and financial condition.

Our business is sensitive to global or regional economic crises. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our revenues and results of operations.

The recent global financial crisis and economic recession have been unprecedented and challenging. Uncertainty in credit availability, rising unemployment and sluggish corporate operating and earning performance in most major economies have continued in 2009. Capital market volatility remains at high levels, as a result of investors’ continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the housing and mortgage markets. The weak economic outlook has negatively affected business and consumer confidence and contributed to slowdowns in most industries around the world.

A limited number of our hotels are located in cities where the local economy heavily depends upon international trade, such as Wuxi, Suzhou, and Ningbo. In 2009, the operation and financial performance of our hotels in these cities were adversely affected as a result of the negative impact of the global financial crisis on the economic conditions of these cities. Although there have been signs of recovery, there are still great uncertainties regarding economic conditions and the demand for economy hotels in China. Such uncertainties may adversely impact our results of operations. Continued turbulence in the international markets may also adversely affect our liquidity and financial condition, including our ability to access capital markets to meet our liquidity needs.

The lodging industry in China is highly competitive, and if we are unable to compete successfully, our financial condition and results of operations may be harmed.

The lodging industry in China is highly competitive. We compete primarily with other economy hotel chains as well as various local lodging facilities where the competition is mainly based on location, room rates, brand recognition, the quality of the accommodations and service levels. We also compete with two and three star hotels, as we offer rooms with amenities comparable to many of those hotels while maintaining competitive pricing. In addition, we may face competition from new entrants in the economy hotel segment in China. Furthermore, we compete with all other hotels for guests in each market in which we operate, as our typical business customers and leisure travelers may change their travel, spending and consumption patterns and choose hotels in different segments. New and existing competitors may offer more competitive rates, greater convenience, services or amenities or superior facilities, which could attract customers away from our hotels, resulting in a decrease in occupancy and average daily rates for our hotels. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes, particularly in locations where we operate a large number of hotels.

Our business could be materially and adversely affected by the outbreak of swine influenza, avian influenza, severe acute respiratory syndrome, or SARS, or other epidemics. In April 2009, reports surfaced regarding occurrences of swine influenza and fears of a global pandemic. Cases of swine influenza were later confirmed in numerous countries, including China and other parts of Asia. In 2005 and 2006, there were reports on the occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. In early 2003, several economies in Asia, including China, were affected by the outbreak of SARS. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Any prolonged recurrence of such contagious disease or other adverse public health developments in China may have a material and adverse effect on our business operations. For example, if any of our employees or customers is suspected of having contracted any contagious disease while he or she has worked or stayed in our hotels, we may under certain circumstances be required to quarantine our employees that are affected and the affected areas of our premises. Losses caused by epidemics, natural disasters and other catastrophes, including earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenues from the hotel. In that event, we might nevertheless remain obligated for any financial commitments related to the hotel.

Similarly, war (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected and our reputation may be harmed.

Seasonality of our business may cause fluctuations in our revenues, cause our ADS price to decline, and adversely affect our profitability

The lodging industry is subject to fluctuations in revenues due to seasonality. The seasonality of our business may cause fluctuations in our quarterly operating results. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than other quarters of the year. Therefore, you should not rely on our operating results for prior quarters as an indication of our results in any future period. As our revenues may vary from quarter to quarter, our business is difficult to predict and our quarterly results could fall below investor expectations, which could cause our ADS price to decline. Furthermore, although it typically takes our new hotels three to six months to ramp up, the ramp-up process of some of our hotels can be delayed due to seasonality, which may negatively affect our revenues and profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

Our operation commenced, through Powerhill Holdings Limited, with mid-scale limited service hotels and commercial property development and management in 2005, and we began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. See “Prospectus Summary — Corporate Structure and History.” Accordingly, you should consider our future prospects in light of the risks and challenges encountered by a company with a limited operating history. These risks and challenges include:

•	the uncertainties associated with our ability to continue our growth while trying to achieve and maintain our profitability;

•	preserving our competitive position in the economy hotel segment of the lodging industry in China;

•	offering innovative products to attract recurring and new customers;

•	implementing our strategy and modifying it from time to time to respond effectively to competition and changes in customer preferences and needs;

•	increasing awareness of our brand and products and continuing to develop customer loyalty; and

•	attracting, training, retaining and motivating qualified personnel.

If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

We have incurred losses in the past and may incur losses in the future.

We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively. Although we had net income attributable to our company of RMB42.5 million in 2009, we had an accumulated deficit of RMB245.5 million as of December 31, 2009. As we expect our costs to increase as we continue to expand our business and operations, we may incur losses in the future. We cannot assure you that we will achieve or sustain profitability in the future.

Our newly opened leased-and-operated hotels typically incur significant pre-opening expenses at their development stage and generate relatively low revenues at their ramp-up stage, which may have a significant negative impact on our financial performance.

We mainly utilize a lease-and-operate model, under which the operation of each hotel goes through three stages: development, ramp-up and mature operations. During the development stage, leased-and-operated hotels generally incur pre-opening expenses ranging from approximately RMB1.0 to RMB2.0 million per hotel. During the ramp-up stage, when the occupancy rate is relatively low, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, these newly opened leased-and-operated hotels may not achieve profitability until they reach mature operations. As we continue to expand our leased-and-operated hotel portfolio, the significant pre-opening expenses incurred during the development stage and the relatively low revenues during the ramp-up stage of our newly opened leased-and-operated hotels may have a significant negative impact on our financial performance.

Our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

A significant portion of our operating costs, including rent and employee base salaries, is fixed. Accordingly, a decrease in revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately. For example, the New Year and Spring Festival holiday periods generally account for a lower portion of our annual revenues than other periods, but our expenses do not vary as significantly with changes in occupancy and revenues as we need to continue to pay rent and salary, make regular repairs, maintenance and renovations and invest in other capital improvements throughout the year to maintain the attractiveness of our hotels. Furthermore, our property development and renovation costs may increase as a result of an increase in the cost of materials. However, we have limited ability to pass increased costs to customers through room rate increases. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

We may not be able to manage our planned growth, which could adversely affect our operating results.

Our hotel chain has been growing rapidly since we began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. We increased the number of our hotels in operation in China from 26 hotels as of January 1, 2007 to 236 hotels as of December 31, 2009, and we intend to continue to develop and operate additional hotels in different geographic locations in China. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also require us to maintain the consistency of our products and the quality of our services to ensure that our business does not suffer as a result of any deviations, whether actual or perceived. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain qualified hotel management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new hotels into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our results of operations.

Expansion into new markets may present operating and marketing challenges that are different from those we currently encounter in our existing markets. In addition, our expansion within existing markets may cannibalize our existing hotels in those markets and, as a result, negatively affect our overall results of operations. Furthermore, in cities where the markets reach saturation, we may be unable to identify or lease additional properties in those cities or in commercially desirable locations within those cities. When the number of economy hotels reaches saturation in any particular city, we may be forced to lower our room rates to attract customers and remain competitive in those markets, which could hamper our ability to increase RevPAR or generate higher levels of revenues over time. Our inability to anticipate the changing demands that expanding operations will impose on our management and information and operational systems, or our failure to quickly adapt our systems and procedures to the new markets, could result in losses of revenues and increases in expenses or otherwise harm our results of operations and financial condition.

We may not be able to successfully identify, secure and develop in a timely fashion additional hotel properties.

We plan to open more hotels to further grow our business. Under our lease-and-operate model, we may not be successful in identifying and leasing additional hotel properties at desirable locations and on commercially reasonable terms or at all. We may also incur costs in connection with evaluating hotel properties and negotiating with property owners, including properties that we are subsequently unable to lease. In addition, we may not be able to develop additional hotel properties on a timely basis due to construction delays. If we fail to successfully identify, secure or develop in a timely fashion additional hotel properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition.

If we are presented with appropriate opportunities, we may acquire businesses or assets that are complementary to our business. Future acquisitions would expose us to potential risks, including risks associated with unforeseen or hidden liabilities, risks that acquired hotels will not achieve anticipated performance levels, diversion of management attention and resources from our existing business, difficulty in integrating the acquired businesses with our existing operational infrastructure, and inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition.

Our legal right to lease certain properties could be challenged by property owners or other third parties or subject to government regulation.

We do not hold any land use rights with respect to the land on which our hotels are located nor do we own any of the hotel properties we operate. Instead, a substantial part of our business model relies on leases with third parties who either own or lease the properties from the ultimate property owner. We also grant franchises to hotel operators who may or may not own the hotel properties. We cannot assure you that the land use rights and other property rights with respect to properties we currently lease or franchise for our existing hotels will not be challenged. For example, as of December 31, 2009, our lessors failed to provide the property ownership certificates and/or the land use rights certificates for 46 properties that we lease for our hotel operations. While we have performed our due diligence to verify the rights of our lessors to lease such properties, we cannot assure you that our rights under those leases will not be challenged by other parties including government authorities.

Under PRC laws, all lease agreements are required to be registered with the local housing bureau. While the majority of our standard lease agreements require the lessors to make such registration, most of our leases have not been registered as required, which may expose both our lessors and us to potential monetary fines. Some of our rights under the unregistered leases may also be subordinated to the rights of other interested third parties. In addition, in several instances where our immediate lessors are not the ultimate owners of hotel properties, no consents or permits were obtained from the owners, the primary lease holders or competent government authorities, as applicable, for the subleases of the hotel properties to us, which could potentially invalidate our leases or result in the renegotiation of such leases that leads to terms less favorable to us. Some of the properties we lease from third parties were also subject to mortgages at the time the leases were signed. Where consent to the lease was not obtained from the mortgage holder in such circumstances, the lease may not be binding on the transferee of the property if the mortgage holder forecloses on the mortgage and transfer the property. Moreover, we cannot assure you that the property ownership or leasehold in connection with our franchised-and-managed hotels will not be subject to similar third-party challenges.

Any challenge to our legal rights to the properties used for our hotel operations, if successful, could impair the development or operations of our hotels in such properties. We are also subject to the risk of potential disputes with property owners or third parties who otherwise have rights to or interests in our hotel properties. Such disputes, whether resolved in our favor or not, may divert management’s attention, harm our reputation or otherwise disrupt our business.

Any failure to comply with land- and property-related PRC laws and regulations may negatively affect our ability to operate our hotels and we may suffer significant losses as a result.

Our lessors are required to comply with various land- and property-related laws and regulations to enable them to lease effective titles of their properties for our hotel use. For example, properties used for hotel operations and the underlying land should be approved for commercial use purposes by competent government authorities. In addition, before any properties located on state-owned land with allocated or leased land use rights or on land owned by collective organizations may be leased to third parties, lessors should obtain appropriate approvals from the competent government authorities. As of December 31, 2009, the lessors of approximately half of our executed lease agreements did not obtain the required governmental approvals. Such failure may subject the lessors or us to monetary fines or other penalties and may lead to the invalidation or termination of our leases by competent government authorities, and therefore may adversely affect our ability to operate our leased-and-operated hotels. We have started to negotiate with our other existing and new lessors and ask them to indemnify us against our losses resulting from their non-compliance, but we cannot assure you that we will be successful in this regard. While many of our lessors have agreed to indemnify us against our losses resulting from their failure to obtain the required approvals, we cannot assure you that we will be able to successfully enforce such indemnification obligations against our lessors. As a result, we may suffer significant losses resulting from our lessors’ failure to obtain required approvals to the extent that we could not be fully indemnified by our lessors.

Our success could be adversely affected by the performance of our franchised-and-managed hotels.

Our success could be adversely affected by the performance of our franchised-and-managed hotels, over which we have lesser control compared to our leased-and-operated hotels. As of December 31, 2009, we franchised and managed approximately 27% of our hotels, and we plan to further increase the number of franchised-and-managed hotels to increase our national presence in China. Our franchisees may not be able to develop hotel properties on a timely basis, which could adversely affect our growth strategy and may impact our ability to collect fees from them on a timely basis. Furthermore, given that our franchisees are typically responsible for the costs of developing and operating the hotels, including renovating the hotels to our standards, and all of the operating expenses, the quality of our franchised-and-managed hotel operations may be diminished by factors beyond our control and franchisees may not successfully operate hotels in a manner consistent with our standards and requirements. While we ultimately can take action to terminate franchisees that do not comply with the terms of our franchise-and-management agreements, we may not be able to identify problems and make timely responses and, as a result, our image and reputation may suffer, which may have a material adverse effect on our results of operations.

We may not be able to successfully compete for franchise-and-management agreements and, as a result, we may not be able to achieve our planned growth.

Our growth strategy includes expanding through franchising. We believe that our ability to compete for franchise-and-management agreements primarily depends on our brand recognition and reputation, the results of our overall operations in general and the success of the hotels that we currently franchise. Other competitive factors for franchise-and-management agreements include marketing support, capacity of the central reservation channel and the ability to operate hotels cost-effectively. The terms of any new franchise-and-management agreements that we obtain also depend on the terms that our competitors offer for those agreements. In addition, if the availability of suitable locations for new properties decreases, or governmental planning or other local regulations change, the supply of suitable properties for our franchise-and-manage model could be diminished. If the hotels that we franchise perform less successfully than those of our competitors, if we are unable to offer terms as favorable as those offered by our competitors or if the availability of suitable properties is limited, we may not be able to compete effectively for new franchise agreements. As a result, we may not be able to achieve our planned growth and our business and results of operations may be materially and adversely affected.

If we are unable to access funds to maintain our hotels’ condition and appearance, or if our franchisees fail to make investments necessary to maintain or improve their properties, the attractiveness of our hotels and our reputation could suffer and our hotel occupancy rates may decline.

In order to maintain our hotels’ condition and appearance, ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, are required. In particular, we franchise and manage properties leased or owned by franchisees under the terms of franchise-and-management agreements, substantially all of which require our franchisees to comply with standards that are essential to maintaining the relevant product integrity and our reputation. We depend on our franchisees to comply with these requirements by maintaining and improving properties through investments, including investments in furniture, fixtures, amenities and personnel.

Such investments and expenditures require ongoing fundings and, to the extent we or our franchisees cannot fund these expenditures from our existing cash or cash flow generated from operations, we or our franchisees must borrow or raise capital through financing. We or our franchisees may not be able to access capital and our franchisees may be unwilling to spend available capital when necessary, even if required by the terms of our franchise-and-management agreements. If we or our franchisees fail to make investments necessary to maintain or improve the properties, our hotel’s attractiveness and reputation could suffer, we could lose market share to our competitors and our hotel occupancy rates and RevPAR may decline.

Our leases could be terminated early, we may not be able to renew our existing leases on commercially reasonable terms and our rents could increase substantially in the future, which could materially and adversely affect our operations.

The lease agreements between our lessors and us typically provide, among other things, that the leases could be terminated under certain legal or factual conditions. If our leases were terminated, we would have to relocate our operations to other properties. We may not be able to generate revenues out of such leases and may incur additional costs in restoring such properties. Furthermore, we may have to pay losses and damages and incur other liabilities to our customers due to our default under our contracts and we may not be able to operate in such properties. As a result, our business, results of operations and financial condition could be materially and adversely affected.

We plan to renew our existing leases upon expiration. We cannot assure you, however, that we will be able to retain our leases on satisfactory terms, or at all. In particular, as some of our leases will expire in the next several years and rents must be re-negotiated, we may experience an increase in our rent payments and cost of revenues. If we fail to retain our leases or if a significant number of our existing leases are not renewed on satisfactory terms upon expiration, our costs may increase in the future. If we are unable to pass the increased costs on to our customers through room rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Interruption or failure of our information systems could impair our ability to effectively provide our services, which could damage our reputation.

Our ability to provide consistent and high-quality services and to monitor our operations on a real-time basis throughout our hotel chain depends on the continued operation of our information technology systems, including our web property management, central reservation and customer relationship management systems. Any damage to or failure of our systems could interrupt our inventory management, affect the manner of our services in terms of efficiency, consistency and quality, and reduce our customer satisfaction.

Our technology platform plays a central role in our management of inventory, revenues, loyalty program and franchisees. Furthermore, we also rely on our website and call center to facilitate customer reservations. Our systems remain vulnerable to damage or interruption as a result of power loss, telecommunications failures, operations relying on the system such as reservation and billing will have to be conducted off-line or manually, and computer viruses, fires, floods, earthquakes, interruptions in access to our toll-free numbers, hacking or other attempts to harm our systems, and other similar events. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. Furthermore, our systems and technologies, including our website and database, could contain undetected errors or “bugs” that could adversely affect their performance, or could become outdated and we may not be able to replace or introduce upgraded systems as quickly as our competitors or within budgeted costs for such upgrades. If we experience system failures, our quality of services, customer satisfaction, and operational efficiency could be severely harmed, which could also adversely affect our reputation.

Failure to maintain the integrity of internal or customer data could result in harm to our reputation or subject us to costs, liabilities, fines or lawsuits.

Our business involves collecting and retaining large volumes of internal and customer data, including credit card numbers and other personal information as our various information technology systems enter, process, summarize and report such data. We also maintain information about various aspects of our business operations as well as our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information, and the regulations applicable to security and privacy are becoming increasingly important in China. A theft, loss, fraudulent or unlawful use of customer, employee or company data could harm our reputation or result in remedial and other costs, liabilities, fines or lawsuits.

If the value of our products or image diminishes, it could have a material and adverse effect on our business and results of operations.

We offer three hotel products that are designed to target distinct groups of customers. Our continued success in maintaining and enhancing our brand and image depends, to a large extent, on our ability to satisfy customer needs by further developing and maintaining our innovative and distinctive products and maintaining consistent quality of services across our hotel chain, as well as our ability to respond to competitive pressures. If we are unable to do so, our occupancy rates may decline, which could in turn adversely affect our results of operations. Our business may also be adversely affected if our public image or reputation were to be diminished by the operations of any of our hotels, whether due to unsatisfactory service, accidents or otherwise. If the value of our products or image is diminished or if our products do not continue to be attractive to customers, our business and results of operations may be materially and adversely affected.

Failure to protect our trademarks and other intellectual property rights could have a negative impact on our brand and adversely affect our business.

The success of our business depends in part upon our continued ability to use our brands, trade names and trademarks to increase brand awareness and to further develop our products. The unauthorized reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our proprietary information and operational systems, which have not been patented, copyrighted or otherwise registered as our intellectual property, are a key component of our competitive advantage and our growth strategy. As of December 31, 2009, we had 31 trademark applications under review by the authority. Furthermore, we may be subject to claims that we have infringed the intellectual property rights of others. For example, two PRC companies had raised objections to our application of certain trademarks, which, if supported by the relevant authorities, would affect our ability to register and use such trademarks.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brands, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China and abroad is evolving and could involve substantial risks to us. In particular, the laws and enforcement procedures in the PRC are uncertain and do not protect intellectual property rights to the same extent as do the laws and enforcement procedures in the United States and other developed countries. If we are unable to adequately protect our brands, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

If we are not able to retain, hire and train qualified managerial and other employees, our business may be materially and adversely affected.

Our managerial and other employees manage our hotels and interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services as well as our established brands and reputation. In general, employee turnover, especially those in lower-level positions, is relatively high in the lodging industry. As a result, it is important for us to retain as well as attract qualified managerial and other employees who are experienced in lodging or other consumer-service industries. There is a limited supply of such qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. In addition, we need to hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our hotels in various geographic locations. We must also provide continuous training to our managerial and other employees so that they have up-to-date knowledge of various aspects of our hotel operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease, which in turn, may have a material and adverse effect on our products and our business.

Our current employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated a labor contract law which became effective on January 1, 2008. The labor contract law imposes requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of fixed-term employment contracts. Due to its limited history and the lack of clear implementation rules, it is uncertain how this labor contract law will impact our current employment practices. We cannot assure you that our employment practices do not, or will not, violate this labor contract law. If we are subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected. In addition, a significant number of our employees are contracted through a third-party human resources company, which is responsible for managing, among others, payrolls, social insurance contributions and local residency permits of these employees. We may not be able to continue this practice under this labor contract law, which would increase our human resources administration expenses. We may also be held jointly liable under this labor contract law if the human resources company fails to pay such employees their wages and other benefits.

Failure to retain our management team could harm our business.

We place substantial reliance on the experience and the institutional knowledge of members of our current management team. Mr. Qi Ji, our founder and executive chairman, and other members of the management team are particularly important to our future success due to their substantial experiences in lodging and other consumer-service industries. Finding suitable replacements for Mr. Qi Ji and other members of our management team could be difficult, and competition for such personnel of similar experience is intense. The loss of the services of one or more members of our management team due to their departures or otherwise could hinder our ability to effectively manage our business and implement our growth strategies.

We are subject to various franchise, hotel industry, construction, hygiene, safety and environmental laws and regulations that may subject us to liability.

Our business is subject to various compliance and operational requirements under PRC laws. For example, we are required to obtain the approval from, and file initial and annual reports with, the PRC Ministry of Commerce, or the MOC, to engage in the hotel franchising business. In addition, each of our hotels is required to obtain a special industry license issued by the local public security bureau, and to comply with license requirements and laws and regulations with respect to construction permit, fire prevention, public area hygiene, food hygiene, public safety and environmental protection. See “Regulation — Regulations on

Hotel Operation.” Furthermore, new regulations may be adopted in the future to increase our compliance efforts at significant costs. Certain of our hotels are not in full compliance with all of the applicable requirements. Such failure to comply with applicable construction permit, environmental, health and safety laws and regulations related to our business and hotel operation may subject us to potentially significant monetary damages and fines or the suspension of operations and development activities of our company or related hotels.

The growth of third-party online and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.

Some of our hotel rooms are booked through third-party online and other hotel reservation intermediaries and consolidators to whom we pay commissions for such services. They may be able to negotiate higher commissions, reduced room rates, or other significant concessions from us. We believe that such intermediaries and consolidators would attempt to develop and increase customer loyalty toward their reservation systems rather than ours. As a result, the growth and increasing importance of these travel intermediaries and consolidators may adversely affect our ability to control the supply and price of our room inventory, which would in turn adversely affect our margins and profitability.

Our limited insurance coverage may expose us to losses, which may have a material adverse effect on our reputation, business, financial condition and results of operations.

We carry all mandatory and certain optional commercial insurance, including property, construction, third-party liability and public liability insurance for our leased-and-operated hotel operations. We also require our lessors and franchisees to purchase customary insurance policies. Although we are able to require our franchisees to obtain the requisite insurance coverage through our franchisees management, we cannot guarantee that our lessors will adhere to such requirements. In particular, there are inherent risks of accidents or injuries in hotels. One or more accidents or injuries at any of our hotels could adversely affect our safety reputation among customers and potential customers, decrease our overall occupancy rates and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. In the future, we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost or decreases in coverage levels. We may also encounter disputes with insurance providers regarding payments of claims that we believe are covered under our policies. Furthermore, if we are held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our reputation, business, financial condition and results of operations may be materially and adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Upon completion of this initial public offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2011. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management or our independent registered public accounting firm may conclude that our internal controls are not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Either of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could materially and adversely affect the trading price of our ADSs.

In addition, our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. As required by our agreement with our private investors, we prepared financial statements under accounting principles generally accepted in the United States, or U.S. GAAP, as of and for the two years ended December 31, 2007. As we did not have adequate accounting expertise in U.S. GAAP at the time when we prepared such financial statements, we have recently restated such financial statements. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2009, a material weakness and certain control deficiencies of our company have been identified. The material weakness identified is related to our failure to accurately account for complex transactions and to monitor and apply new and emerging U.S. GAAP. We may identify additional control deficiencies as a result of the assessment process we will undertake in compliance with Section 404. We plan to remedy any identified control deficiencies before the deadline imposed by the requirements of Section 404, but we may be unable to do so. Our failure to establish and maintain an effective system of internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial reporting processes, which in turn could harm our business and negatively impact the trading price of our ADSs.

We will incur increased costs as a result of becoming a public company, which may adversely affect our profitability.

Our profitability may be affected as a result of our becoming a public company. We anticipate incurring a significantly greater amount of legal, accounting and other expenses than we did as a private company, including costs associated with our public company reporting requirements and investor relations activities, independent registered public accounting firm fees, registrar and transfer agent fees, incremental director and officer liability insurance costs, and director compensation. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs, which may adversely affect our profitability.

We, our directors, management and employees may be subject to certain risks related to legal proceedings filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, our directors, management or employees, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business or reputation. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, employment, non-competition and labor law, fiduciary duties, personal injury, death, property damage or other harm resulting from acts or omissions by individuals or entities outside of our control, including franchisees and third-party property owners. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third-party patents or other third-party intellectual property rights.

We generally are not liable for the willful actions of our franchisees and property owners; however, there is no assurance that we would be insulated from liability in all cases.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

We conduct substantially all of our business operations in China. As the lodging industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our results of operations and financial condition may be adversely affected by government control over capital investments or changes in environmental, health, labor or tax regulations that are applicable to us.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Certain measures adopted by the PRC government, such as changes of the People’s Bank of China, or the PBOC’s statutory deposit reserve ratio and lending guideline imposed on commercial banks, may restrict loans to certain industries. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

Uncertainties with respect to the Chinese legal system could limit the legal protections available to us and our investors and have a material adverse effect on our business and results of operations.

The PRC legal system is a civil law system based on written statutes. Unlike in common law systems, prior court decisions may be cited for reference but have limited precedential value. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Rapid urbanization and changes in zoning and urban planning in China may cause our leased properties to be demolished, removed or otherwise affected.

China is undergoing a rapid urbanization process, and zoning requirements and other governmental mandates with respect to urban planning of a particular area may change from time to time. When there is a change in zoning requirements or other governmental mandates with respect to the areas where our hotels are located, the affected hotels may need to be demolished or removed. As a result, we may have to relocate our hotels to other locations. We have experienced such demolition and relocation in the past and we may encounter additional demolition and relocation cases in the future. For example, in 2009 we were obligated to demolish one leased-and-operated hotel due to local government zoning requirements and, as a result, wrote off property and equipment of RMB3.7 million, favorable lease agreements of RMB0.4 million and goodwill of RMB1.1 million and recognized an impairment loss of RMB1.9 million net of cash received of RMB3.3 million. In addition, in 2009 we were notified by local government authorities that we may have to demolish two additional leased-and-operated hotels due to local zoning requirements. We cannot assure you that similar demolitions or interruptions of our hotel operations due to zoning or other local regulations will not occur in the future. Any such further demolition and relocation could cause us to lose primary locations for our hotels and we may not be able to achieve comparable operation results following the relocations. While we may be reimbursed for such demolition and relocation, we cannot assure you that the reimbursement, as determined by the relevant government authorities, will be sufficient to cover our direct and indirect losses. Accordingly, our business, results of operations and financial condition could be adversely affected.

Governmental control of currency conversion may limit our ability to pay dividends in foreign currencies to our shareholders and therefore adversely affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. See “Regulation — Regulations on Foreign Currency Exchange” for discussions of the principal regulations and rules governing foreign currency exchange in China. We receive substantially all of our revenues in RMB. For most capital account items, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs, which would adversely affect the value of your investment.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies.

Our revenues and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. We rely substantially on dividends paid to us by our operating subsidiaries in China. Any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on our revenues, and the value of, and any dividends payable on, our ADSs and common shares. If we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes, depreciation of the Renminbi against the U.S. dollar would reduce the U.S. dollar amount available to us. On the other hand, to the extent that we need to convert U.S. dollars, including the net proceeds we will receive from this offering, into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure about Market Risk — Foreign Exchange Risk” for discussions of our exposure to foreign currency risks. In summary, fluctuation in the value of the Renminbi in either direction could have a material adverse effect on the value of our company and the value of your investment.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule. See “Regulation — Regulations on Overseas Listing.” While the application of the New M&A Rule remains unclear, we believe, based on the advice of our PRC counsel, that CSRC approval is not required in the context of this offering because we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of domestic companies, and we started to operate our business in the PRC through foreign invested enterprises before September 8, 2006, the effective date of the New M&A Rule. However, we cannot assure you that the relevant PRC government agency, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies, which could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as this offering and the trading price of our ADSs.

The New M&A Rule also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, we are in the process of acquiring the noncontrolling interest in an existing subsidiary. We issued a warrant to one of the individual shareholders, who is a party not affiliated with us, of this selling joint venture partner and we cannot guarantee such arrangement would not trigger the approval requirement under the New M&A Rule. If relevant PRC government authorities deem such arrangement to be a transaction subject to the New M&A Rule and we do not seek such approval, we could be subject to administrative fines and other penalties from relevant PRC authorities, may be required to obtain approval for such transactions from the MOC and/or the CSRC and could be required to divest these subsidiaries, in which case we would lose the benefit of the revenues from hotels operated by such entities. There are no specific provisions of fines or penalties for such violations under current PRC laws and regulations and so the penalties we may suffer are uncertain.

In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. Complying with the requirements of the New M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

In October 2005, the State Administration of Foreign Exchange, or the SAFE, promulgated Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, which requires PRC residents who use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests in their PRC entities into offshore companies to register with local SAFE branches. See “Regulation — Regulations on Offshore Financing” for discussions of the registration requirements and the relevant penalties.

We attempt to comply, and attempt to ensure that our shareholders and beneficial owners of our shares who are subject to these rules comply, with the relevant requirements. We noticed two of our minority shareholders who hold in the aggregate less than 1% of our total outstanding shares have not completed the required registration procedures and we have requested them to complete the required procedures. The two shareholders are preparing their applications, but we are not sure if they will complete the registration procedures on a timely basis or at all.

We cannot provide any assurance that our other shareholders and beneficial owners of our shares who are PRC residents have complied or will comply with the requirements imposed by Circular 75 or other related rules either. Any failure by any of our shareholders and beneficial owners of our shares who are PRC domestic residents to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government, including restrictions on our relevant subsidiary’s ability to pay dividends or make distributions to us and our ability to increase our investment in China.

We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends from our subsidiaries in China for our cash requirements, including any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China are required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. As of December 31, 2009, a total of RMB3.1 million was not distributable in the form of dividends to us due to these PRC regulations. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. The inability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and are required to be registered with the SAFE.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by the MOC or its local counterparts. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

All employee participants in our share incentive plans who are PRC citizens may be required to register with the SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

In 2006, the PBOC promulgated the Measure for the Administration of Individual Foreign Exchange, and in 2007, the SAFE promulgated the accompanying implementing rules. These regulations require PRC citizens who have been granted shares or share options by an overseas listed company to register with the SAFE and complete certain other procedures related to the share option or share incentive plan. Our PRC citizen employees who have been granted share options, or PRC optionees, will be subject to these regulations upon the listing of our ADSs on the NASDAQ Global Market. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal or administrative sanctions.

In addition, in 2007, the SAFE issued the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Option Plan or Stock Option Plan of An Overseas Listed Company, or Circular 78, which requires PRC employee participants to register with the SAFE and to comply with a series of other requirements. See “Regulation — Regulations on Foreign Currency Exchange.” We cannot predict whether the SAFE will continue to enforce this circular or adopt additional or different requirements with respect to equity compensation plans or incentive plans. If it is determined that our Amended and Restated 2007 Global Share Plan, Amended and Restated 2008 Global Share Plan or Amended and Restated 2009 Share Incentive Plan is subject to Circular 78, failure to comply with such provisions may subject us and the participants of our share incentive plans who are PRC citizens to fines and legal sanctions and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

It is unclear whether we will be considered as a PRC “resident enterprise” under the new EIT law, and depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs or ordinary shares may be subject to PRC withholding tax on dividends paid by us and gains realized on their transfer of our ADSs or ordinary shares.

In 2007, the PRC National People’s Congress passed the Enterprise Income Tax Law, and the PRC State Council subsequently issued the Implementation Regulations of the Enterprise Income Tax Law. The Enterprise Income Tax Law and its Implementation Regulations, or the new EIT Law, provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body” and it is still unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

Under the new EIT Law, dividends paid to us by our subsidiaries in China may be subject to a 10% withholding tax if we are considered a “non-resident enterprise.” If we are treated as a PRC “resident enterprise,” we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us could be exempt from the PRC dividend withholding tax, since such income is exempted under the new EIT Law to a PRC resident recipient. If we are required under the new EIT Law to pay income tax on any dividends we receive from our subsidiaries, our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be materially and adversely affected. In addition, dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares may be considered as income derived from sources within the PRC and be subject to PRC withholding tax.

Furthermore, if we are considered as a PRC “resident enterprise” and dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares are considered income derived from sources within the PRC by relevant competent PRC tax authorities, such gains earned by non-resident individuals may also be subject to PRC withholding tax. See “Taxation — PRC Taxation.”

Risks Related to This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to have our ADSs listed on the NASDAQ Global Market. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the representatives of the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

Furthermore, Ctrip.com International, Ltd., or Ctrip, has indicated to us that it may also consider placing an order to purchase ADSs in this offering at the initial public offering price. If such an order is placed, neither we nor the underwriters are under any obligation or commitment to allocate any of the ADSs offered in this offering to Ctrip. Any ADSs issued and sold to Ctrip will be on the same terms as the other ADSs being offered in this offering except that those ADSs will be subject to lock up of 180 days pursuant to the terms of a lock up agreement between Ctrip and the underwriters in conjunction with the private placement of our ordinary shares. If Ctrip purchases ADSs in the public offering, the public float of our ADSs, prior to the expiration of Ctrip’s lock up agreement, will be decreased by the number of ADSs we sell to Ctrip in the public offering. See “Related Party Transactions — Transactions with Ctrip.”

The market price for our ADSs may be volatile.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the travel and lodging industries;

•	changes in the economic performance or market valuations of other lodging companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	potential litigation or administrative investigations;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or ordinary shares or sales of additional ADSs; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

The initial public offering price per ADS is substantially higher than the net tangible book value per ADS prior to the offering. Accordingly, if you purchase our ADSs in this offering and assuming no exercise of the underwriters’ over-allotment option, you will incur immediate dilution of approximately US$7.05 in the net tangible book value per ADS from the price you pay for our ADSs, representing the difference between:

•	the assumed initial public offering price of US$11.25 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), and

•	the pro forma as adjusted net tangible book value per ADS of US$4.20 as of December 31, 2009, assuming the automatic conversion of our outstanding Series A and Series B preferred shares into ordinary shares and after giving effect to this offering.

You may find additional information in the section entitled “Dilution” in this prospectus. If we issue additional ADSs in the future, you may experience further dilution. In addition, you may experience further dilution to the extent that ordinary shares are issued upon the exercise of stock options. Substantially all of the ordinary shares issuable upon the exercise of our currently outstanding stock options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders and the incurrence of additional indebtedness could increase our debt service obligations.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all, particularly in light of the current global economic crisis.

Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares or ADSs could adversely affect the price of our ADSs.

If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, following this offering, the market price of our ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The ADSs offered in this offering will be eligible for immediate resale in the public market without restrictions, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the lock-up period, the prevailing market price for our ADSs could be adversely affected. See “Shares Eligible for Future Sale” and “Underwriting” for additional information regarding resale restrictions.

In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances. See “Description of Share Capital — Registration Rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

As our founder and co-founders collectively hold a controlling interest in us, they have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

Currently, our founder, Mr. Qi Ji, who is also our executive chairman, and our co-founders, Ms. Tongtong Zhao and Mr. John Jiong Wu, beneficially own approximately 60.2%, 20.2% and 5.0%, respectively, of our outstanding ordinary shares on an as-converted basis. See “Principal Shareholders.” Upon completion of this offering, Mr. Qi Ji, Ms. Tongtong Zhao and Mr. John Jiong Wu will beneficially own approximately 49.1%, 16.5% and 4.1%, respectively, of our outstanding ordinary shares if the underwriters do not exercise their over-allotment option or 48.0%, 16.1% and 4.0%, respectively, if the underwriters exercise their over-allotment option in full. The interests of these shareholders may conflict with the interests of our other shareholders. Our founder and co-founders have significant influence over us, including on matters relating to mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of us, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of us or of our assets and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933, as amended, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominating committee. This may afford less protection to holders of our ordinary shares and ADSs.

The NASDAQ Marketplace Rules in general require listed companies to have, among other things, a nominating committee consisting solely of independent directors. As a foreign private issuer, we are permitted to, and we will, follow home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules, including, among others, the implementation of a nominating committee. The corporate governance practice in our home country, the Cayman Islands, does not require the implementation of a nominating committee. We currently intend to rely upon the relevant home country exemption in lieu of the nominating committee. As a result, the level of independent oversight over management of our company may afford less protection to holders of our ordinary shares and ADSs.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

Our new amended and restated articles of association that will become effective upon the completion of this offering contain provisions limiting the ability of others to acquire control of our company or cause us to enter into change-of-control transactions. These provisions could have the effect of depriving our shareholders of opportunities to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may decline and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and the majority of our officers reside outside the United States.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our wholly owned subsidiaries in China. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind outside the Cayman Islands or China, the laws of the Cayman Islands and of the PRC may render you unable to effect service of process upon, or to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. A judgment of a court of another jurisdiction may be reciprocally recognized or enforced if the jurisdiction has a treaty with China or if judgments of the PRC courts have been recognized before in that jurisdiction, subject to the satisfaction of other requirements. However, China does not have treaties providing for the reciprocal enforcement of judgments of courts with Japan, the United Kingdom, the United States and most other Western countries. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2009 Revision) and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds received by us may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner;

•	our future business development, results of operations and financial condition;

•	expected changes in our revenues and certain cost or expense items;

•	our ability to attract customers and leverage our brand; and

•	trends and competition in the lodging industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Based upon an assumed initial offering price of US$11.25 per ADS (the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus), we estimate that we will receive net proceeds from this offering of approximately US$91.8 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Based on the same assumption, we estimate that we will receive net proceeds from our sale of shares to Ctrip of approximately US$20.2 million. A US$1.00 increase (decrease) in the assumed initial offering price would increase (decrease) the net proceeds to us from this offering by US$10.2 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose. We anticipate using approximately 90% of the net proceeds of this offering for our hotel network expansion purposes and the remaining amount for general corporate purposes.

In utilizing the proceeds of this offering, we may make loans to our subsidiary or we may make additional capital contributions to these entities.

The foregoing represents our current intentions with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing debt instruments or bank deposits.

DIVIDEND POLICY

We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. We had never declared or paid dividends prior to December 31, 2009 and we do not have any plan to declare or pay any dividends in the near future.

Our board of directors has complete discretion in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

If we pay any dividends, our ADS holders will be entitled to such dividends to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the automatic conversion of all of our outstanding Series A preferred shares into 44,000,000 ordinary shares, at a conversion ratio of one Series A preferred share to one ordinary share; and (ii) the automatic conversion of all of our outstanding Series B preferred shares into 78,058,919 ordinary shares, at a conversion ratio of one Series B preferred share to one ordinary share;

•	on a pro forma as adjusted basis to further reflect (i) the issuance of 1,700,000 ordinary shares upon exercise of warrants at US$1.54 per share in February 2010; (ii) the issuance of 7,708,665 ordinary shares upon exercise of options for total consideration of US$6,021,365 in March 2010; (iii) the issuance of 7,202,482 ordinary shares to Ctrip.com International, Ltd. at the midpoint of the estimated range of the initial public offering price of US$11.25 per ADS; and (iv) the issuance and sale of 36,000,000 ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2009
					Pro Forma
	Actual		Pro Forma		As Adjusted
			(unaudited)		(unaudited)
	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands, except share data)

Long-term debt (secured)	80,000	11,720	80,000	11,720	80,000	11,720
Mezzanine equity:
Series B convertible redeemable preferred shares (US$0.0001 par value per share, 106,000,000 shares authorized, 78,058,919 issued and outstanding).	796,803	116,732	-	-	-	-
Equity:
Ordinary shares (US$0.001 par value per share, 300,000,000 shares authorized, 60,948,013 shares issued and outstanding on an actual basis, 183,006,932 shares issued and outstanding on a pro forma basis and 235,618,079 shares issued and outstanding on a pro forma as adjusted basis as of December 31, 2009)	46	7	125	18	161	24
Series A convertible preferred shares (US$0.0001 par value per share, 44,000,000 shares authorized, issued and outstanding)	34	5	-	-
Additional paid-in capital	351,994	51,567	1,148,753	168,293	1,972,355	288,950
Accumulated deficit	(245,457)	(35,960)	(245,457)	(35,960)	(245,457)	(35,960)
Accumulated other comprehensive loss	(12,529)	(1,835)	(12,529)	(1,835)	(12,529)	(1,835)
Noncontrolling interest	11,365	1,665	11,365	1,665	11,365	1,665

Total equity(1)	105,453	15,449	902,257	132,181	1,725,895	252,844

Total long-term debt, mezzanine equity and equity(1)	982,256	143,901	982,257	143,901	1,805,895	264,564

(1)	Assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$11.25 would increase (decrease) each of additional paid-in capital and total equity by US$10.2 million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the pro forma net tangible book value per ordinary share.

Our net tangible book value as of December 31, 2009 was approximately US$126.5 million, or approximately US$2.08 per ordinary share or US$8.30 per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our total consolidated liabilities, intangible assets and goodwill. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ordinary share or per ADS, after giving effect to (i) the conversion of Series A and Series B preferred shares; (ii) the issuance of 1,700,000 ordinary shares upon exercise of warrants in February 2010; (iii) the issuance of 7,708,665 ordinary shares upon exercise of options in March 2010; (iv) the issuance of 7,202,482 ordinary shares to Ctrip.com International, Ltd., or Ctrip, assuming an initial public offering price of $11.25 per ADS, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus; and (v) the proceeds from this offering after deducting estimated underwriting discounts and commissions and offering expenses payable by us, from the assumed initial public offering price per ordinary share or per ADS, respectively, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

Without taking into account any other changes in net tangible book value after December 31, 2009, other than to give effect to the conversion of Series A and Series B preferred shares, the issuance of 1,700,000 ordinary shares upon exercise of warrants, the issuance of 7,708,665 ordinary shares upon exercise of options and the issuance of 7,202,482 ordinary shares to Ctrip, our sale of the ADSs offered in this offering at the initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2009, would have been US$247.2 million, or US$1.05 per ordinary share, and US$4.20 per ADS. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.36 per ordinary share and US$1.44 per ADS, to the existing shareholders and an immediate dilution in net tangible book value of US$1.76 per ordinary share and US$7.05 per ADS, to new investors purchasing ADSs in this offering and Ctrip.

The following table illustrates such dilution:

	Per Ordinary
	Share		Per ADS

Assumed initial public offering price	US$	2.81	US$	11.25
Net tangible book value as of December 31, 2009		2.08		8.30
Pro forma net tangible book value		0.69		2.76
Pro forma as adjusted net tangible book value		1.05		4.20

Increase in pro forma as adjusted net tangible book value		0.36		1.44

Dilution in pro forma as adjusted net tangible book value to new investors in this offering and Ctrip		1.76		7.05

The following table summarizes on the pro forma as adjusted basis described above, as of December 31, 2009, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting estimated underwriting discounts and commissions and the estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares		Total			Average Price
	Purchased		Consideration			Per Ordinary		Average Price
	Number	Percent	Amount		Percent	Share(1)		Per ADS(1)

Existing shareholders	192,415,597	81.7%	US$	176,516,182	59.2%	US$	0.92	US$	3.67
New investors and Ctrip	43,202,482	18.3		121,506,982	40.8		2.81		11.25

Total	235,618,079	100.0%	US$	298,023,164	100.0%

(1)	Assumes an initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, the automatic conversion of all of our outstanding 44,000,000 Series A preferred shares and 78,058,919 Series B preferred shares into ordinary shares upon the completion of this offering, the issuance of 1,700,000 ordinary shares upon exercise of warrants, the issuance of 7,708,665 ordinary shares upon exercise of options and the issuance of 7,202,482 ordinary shares to Ctrip.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.25 per ADS would increase (decrease) our pro forma as adjusted net tangible book value by US$10.2 million, or by US$0.04 per ordinary share and US$0.17 per ADS, and the dilution in pro forma as adjusted net tangible book value to new investors in this offering and Ctrip by US$0.21 per ordinary share and US$0.83 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The preceding discussion and tables assume no exercise of options to purchase ordinary shares outstanding as of December 31, 2009 except 7,708,665 ordinary shares issued upon exercise of option in March 2010. As of March 12, 2010, there were 10,430,403 shares issuable upon exercise of options to purchase ordinary shares. To the extent outstanding options are exercised, new investors will experience further dilution.

EXCHANGE RATE INFORMATION

Our reporting and financial statements are expressed in the U.S. dollar, which is our functional and reporting currency. Substantially all of the revenues and expenses of our consolidated operating subsidiaries, however, are denominated in RMB. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates and periods through December 31, 2008, conversions of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise indicated, conversions of RMB into U.S. dollars in this prospectus are based on the exchange rate on December 31, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On March 8, 2010, the daily exchange rate reported by the Federal Reserve Board was RMB6.8263 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)

2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6058	7.8172	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009	6.8259	6.8307	6.8470	6.8176
2009
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8265	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244
2010
January	6.8268	6.8269	6.8295	6.8258
February	6.8258	6.8285	6.8330	6.8258
March (through March 8)	6.8263	6.8261	6.8265	6.8258

(1)	Averages for a period are calculated by using the average of the exchange rates at the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. Certain disadvantages, however, accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue in the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our special Cayman Islands counsel, and Jun He Law Offices, our special PRC counsel, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, Conyers Dill & Pearman has advised us that it is uncertain whether a U.S. court judgment based on the civil liability provisions of the U.S. federal securities laws would be enforceable in the Cayman Islands because a Cayman Islands court may determine that such judgment is in the nature of a “penalty” and therefore not subject to enforcement proceedings as a debt.

Jun He Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations and balance sheet data as of and for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our statement of operations and balance sheet data as of and for the year ended December 31, 2006 are unaudited.

We have not included financial information for the year ended December 31, 2005, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2006, 2007, 2008 and 2009. Our operation commenced, through Powerhill Holdings Limited, or Powerhill, with mid-scale limited service hotels and commercial property development and management in 2005. See “Prospectus Summary — Corporate Structure and History.” We began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. In light of the change in our business model and our significant growth since 2007, we believe that the financial data for the year ended December 31, 2005 would not be meaningful to investors. Furthermore, the preparation of the 2005 financial information would require the accounting records of Powerhill’s subsidiary, Lishan Property (Suzhou) Co., Ltd., or Suzhou Property, and its subsidiary, Shanghai Shuyu Co., Ltd., or Shuyu. Historically, limited unconsolidated financial statements have been prepared for Suzhou Property and Shuyu under PRC accounting standards for internal purposes and only to support tax return information filed with the PRC tax authorities. Due to the long-dated nature of the 2005 accounting records of these two entities and the lack of accounting personnel at our company and Powerhill who are familiar with the preparation of such accounting records, our consolidated financial statements for the year ended December 31, 2005 cannot be provided on a U.S. GAAP basis or home-country GAAP basis without unreasonable effort or expense. We do not believe that the omission of selected financial data for 2005 would have a material impact on a reader’s understanding of our financial results and condition, or related trends.

The following selected historical consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the related notes included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Year Ended December 31,
	2006	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands, except per share and per ADS data)

Summary Consolidated Statements of Operations Data:
Net revenues	54,031	235,306	764,249	1,260,191	184,619
Operating costs and expenses(1)	(94,069)	(372,616)	(917,901)	(1,183,777)	(173,424)
Income (loss) from operations	(40,038)	(137,310)	(153,652)	76,414	11,195
Income (loss) before income taxes	(36,623)	(131,001)	(156,463)	69,438	10,173
Net income (loss)	(29,954)	(113,739)	(132,583)	51,448	7,537
Less: net income (loss) attributable to noncontrolling interest	(425)	(2,116)	3,579	8,903	1,304

Net income (loss) attributable to China Lodging Group, Limited	(29,529)	(111,623)	(136,162)	42,545	6,233

Net earnings (loss) per share:
Basic		(2.85)	(2.52)	0.24	0.03
Diluted		(2.85)	(2.52)	0.23	0.03
Net earnings (loss) per ADS(2):
Basic		(11.41)	(10.07)	0.95	0.14
Diluted		(11.41)	(10.07)	0.93	0.14
Weighted average number of shares used in computation:
Basic		45,248	54,071	57,562	57.562
Diluted		45,248	54,071	183,632	183,632
Pro forma earnings per share(3) — unaudited:
Basic				0.24	0.03
Diluted				0.23	0.03
Pro forma earnings per ADS — unaudited:
Basic				0.95	0.14
Diluted				0.93	0.14

	Year Ended December 31,
	2006	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands, except per share and per ADS data)

Weighted average number of shares used in computation — unaudited:
Basic				179,621	179,621
Diluted				183,632	183,632

Note: (1)	Include share-based compensation expenses as follows:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Share-based compensation expenses	14,785	4,815	7,955	1,165

(2)	Each ADS represents four ordinary shares.

(3)	Pro forma basic and diluted earnings (loss) per ordinary share is computed by dividing income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible preferred shares upon the closing of the planned initial public offering.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2006, 2007, 2008 and 2009:

•	on an actual basis;

•	on a pro forma basis as of December 31, 2009 to give effect to (i) the automatic conversion of all of our outstanding Series A preferred shares into 44,000,000 ordinary shares, at a conversion ratio of one Series A preferred share to one ordinary share; and (ii) the automatic conversion of all of our outstanding Series B preferred shares into 78,058,919 ordinary shares, at a conversion ratio of one Series B preferred share to one ordinary share; and

•	on a pro forma as adjusted basis as of December 31, 2009 to further reflect (i) the issuance of 1,700,000 ordinary shares upon exercise of warrants at US$1.54 per share in February 2010; (ii) the issuance of 7,708,665 ordinary shares upon exercise of options for total consideration of US$6,021,365 in March 2010; (iii) the issuance of 7,202,482 ordinary shares to Ctrip at the midpoint of the estimated initial public offering price range; and (iv) the issuance and sale of 36,000,000 ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.25 per ADS, the midpoint of the estimated range of the initial public offering price, would increase (decrease) the amounts representing cash and cash equivalents, total assets and total equity (deficit) by US$10.2 million.

	As at December 31,
	2006	2007	2008	2009		2009		2009
								Pro Forma
	Actual	Actual	Actual	Actual		Pro Forma		As Adjusted
						(unaudited)		(unaudited)
	(RMB)	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands)

Cash and cash equivalents	33,272	173,636	183,246	270,587	39,641	270,587	39,641	1,094,225	160,304
Restricted cash	27,330	23,650	5,597	500	73	500	73	500	73
Property and equipment, net	159,216	465,186	957,407	1,028,267	150,642	1,028,267	150,642	1,028,767	150,642
Total assets	280,593	836,045	1,432,940	1,581,131	231,637	1,581,131	231,637	2,404,769	352,300
Long-term debt	-	-	27,500	80,000	11,720	80,000	11,720	80,000	11,720
Deferred rent	6,028	46,084	138,207	174,775	25,605	174,775	25,605	174,775	25,605
Total liabilities	175,382	293,062	665,378	678,875	99,456	678,875	99,456	678,875	99,456
Mezzanine equity	-	437,829	796,803	796,803	116,732	-	-	-	-
Total equity (deficit)	105,211	105,154	(29,241)	105,453	15,449	902,257	132,181	1,725,895	252,844

The following table presents a summary of our consolidated statements of cash flow for the years ended December 31, 2007, 2008 and 2009:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Summary Consolidated Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	(68,254)	(13,738)	296,340	43,414
Net cash used in investing activities	(284,014)	(451,589)	(256,027)	(37,508)
Net cash provided by financing activities	499,307	482,479	47,064	6,895

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We operate a leading economy hotel chain in China. According to the October 2009 Inntie Report, we achieved the highest revenues generated per available room, or RevPAR, and the highest occupancy rate in 2008 and for the first half of 2009, and the highest growth rate in terms of the number of hotel rooms during the period from January 1, 2007 to June 30, 2009, in each case among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms.

We mainly utilize a lease-and-operate model, under which we directly operate hotels that are typically located in prime locations of selected cities. We also employ a franchise-and-manage model, under which we manage franchised hotels, to expand our network coverage. We apply a consistent standard and platform across all of our hotels. As of December 31, 2009, we had 173 leased-and-operated hotels and 63 franchised-and-managed hotels. In addition, as of the same date, we had 21 leased-and-operated hotels and 123 franchised-and-managed hotels under development.

We offer three hotel products that are designed to target distinct groups of customers. Our flagship product, HanTing Express Hotel, targets knowledge workers and value-conscious travelers. Our premium product, HanTing Seasons Hotel, targets mid-level corporate managers and owners of small and medium enterprises, and our budget product, HanTing Hi Inn, serves budget-constrained travelers. As a result of our customer-oriented approach, we have developed strong brand recognition and a loyal customer base. We have received multiple awards, including “Most Favored Economy Hotel in 2008” by Traveler Magazine and “Most Suitable Economy Hotel for Business Travelers” by Qunar.com, one of the leading online travel search engines in China, in 2008. In 2009, approximately 68% of our room nights were sold to members of HanTing Club, our loyalty program.

Our operation commenced with mid-scale limited service hotels and commercial property development and management in 2005. We began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. Our total revenues grew from RMB249.4 million in 2007 to RMB1,333.9 million in 2009. We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively. We had net income attributable to our company of RMB42.5 million in 2009.

Factors Affecting Our Results of Operations

General factors affecting our results of operations

Our results of operations are subject to general economic conditions and conditions affecting the lodging industry in general, which include, among others:

•	Changes in the national, regional or local economic conditions in China. Our financial performance depends upon the demand for our products, which is closely linked to the general economy and sensitive to business and individual discretionary spending levels in China. While the lodging industry in China has benefited from the significant growth experienced by the PRC economy in recent years, the recent global financial crisis and economic slowdown in 2008 and 2009 have negatively affected business and consumer confidence and contributed to slowdowns in most industries, including the lodging industry. Despite signs of recoveries, there remain uncertainties regarding the general economic conditions and demand for our products. Our costs and expenses may also be affected by China’s inflation level. We may not be able to pass on the increased costs to our customers. Other macro-economic factors beyond our control may also affect our results of operations. For example, any prolonged recurrence of contagious diseases, social instability or significant natural disasters may have a negative impact on the demand for our products.

•	PRC government policies and regulations. Our future business and results of operations could be significantly affected by PRC government policies and regulations, particularly those that relate to zoning and licensing.

China is undergoing a rapid urbanization process, and zoning requirements and other governmental mandates with respect to urban planning of a particular area may change from time to time. When there is a change in zoning requirements or other governmental mandates with respect to the areas where our hotels are located, the affected hotels may need to be demolished or removed. While we may be reimbursed for such demolition and relocation, the reimbursement, as determined by the relevant government authorities, may not be sufficient to cover our direct and indirect losses. See “Risk Factors — Risks Related to Doing Business in China — Rapid urbanization and changes in zoning and urban planning in China may cause our leased properties to be demolished, removed or otherwise affected.”

Our business is also subject to various compliance and operational requirements under PRC laws. In particular, each of our hotels is required to obtain a special industry license issued by the local public security bureau, and to comply with license requirements and laws and regulations with respect to construction permit, fire prevention, public area hygiene, food hygiene, public safety and environmental protection. Any changes to the existing laws and regulations in the future may increase our compliance efforts at significant cost. See “Regulation — Regulations on Hotel Operation.”

•	Competition. The lodging industry in China is highly competitive. We compete primarily with other economy hotel chains as well as various local lodging facilities. Competition among economy hotels in China is primarily based on location, room rates, brand recognition, the quality of the accommodations and service levels.

•	Access to capital. The lodging industry is a capital intensive business that requires significant amounts of capital expenditures to develop, maintain and improve hotel properties. Access to the capital that we or our franchisees need to finance the development of new hotels or to maintain and improve existing hotels is critical to the continued growth of our business.

•	Seasonality and special events. The lodging industry is subject to fluctuations in revenues due to seasonality. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than other quarters of the year. In addition, certain special events, such as the China Import and Export Fair held twice a year in Guangzhou and the upcoming World Expo in Shanghai in 2010, may increase the demand for our hotels as such special events may attract travelers into and within the regions in China where we operate hotels.

Specific factors affecting our results of operations

While our business is affected by factors relating to general economic conditions and the lodging industry in China, we believe that our results of operations are also affected by company-specific factors, including, among others:

•	The total number of hotels and hotel rooms in our hotel network. Our revenues largely depend on the size of our hotel network. Furthermore, we believe the expanded geographic coverage of our hotel network will enhance our brand recognition. Whether we can successfully increase the number of hotels and hotel rooms in our hotel chain is largely affected by our ability to effectively identify and lease or franchise additional hotel properties at desirable locations on commercially favorable terms and the availability of funding to make necessary capital investments to open these new hotels.

•	The fixed-cost nature of our business. A significant portion of our operating costs and expenses, including rent and base salary, is relatively fixed. As a result, an increase in our revenues achieved through higher RevPAR generally will result in higher profitability. Vice versa, a decrease in our revenues could result in a disproportionately larger decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately.

•	The mix of leased-and-operated hotels and franchised-and-managed hotels in our hotel portfolio. The mix of leased-and-operated hotels and franchised-and-managed hotels in our hotel portfolio affects our results of operations in a given period. Our leased-and-operated hotels have been and will continue to be the main contributor to our revenues. Under the lease-and-operate model, while each hotel incurs certain upfront development costs and pre-opening expenses, we generally expect more revenues and profit contribution once a hotel’s operations mature. Under the franchise-and-manage model, we generate revenues from fees we charge to each franchised-and-managed hotel while a franchisee bears substantially all the capital expenditures, pre-opening and operational expenses. As such, our franchise-and-manage model enables us to quickly expand our network through franchisees without incurring significant capital expenditures or expenses. We intend to increase the percentage of franchised-and-managed hotels in our hotel portfolio to expand our geographic presence and diversify our revenue mix.

•	The proportion of mature hotels in our leased-and-operated hotel portfolio. Generally, the operation of each leased-and-operated hotel goes through three stages: development, ramp-up and mature operations. During the development stage, leased-and-operated hotels generally incur pre-opening expenses ranging from approximately RMB1.0 to RMB2.0 million per hotel. During the ramp-up stage, when the occupancy rate is relatively low, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. The pre-opening expenses incurred during the development stage and the lower profitability during the ramp-up stage for leased-and-operated hotels may have a significant negative impact on our financial performance. It typically takes our hotels three to six months to ramp up, which may be affected by factors such as seasonality and location. We define mature leased-and-operated hotels as those that have been in operation for more than six months.

As a result of our rapid expansion, a significant number of our leased-and-operated hotels were in the development and ramp-up stages in 2007 and 2008. The table below illustrates the openings of our leased-and-operated hotels in 2007, 2008 and 2009.

	2007	2008	2009

Leased-and-operated Hotels
Number of hotels as of January 1,	24	62	145
Number of newly-opened hotels within the year	38	83	28
Newly-opened hotels within the year as a percentage of hotels as of January 1,	158%	134%	19%

We track the performance of our leased-and-operated hotels by comparing hotel income (loss), which is the difference between net revenues and hotel operating costs, of our new hotels and mature hotels. Calculated on a monthly rolling basis, taking into account the total number of new and mature hotels in any particular month, hotel loss directly attributable to new leased-and-operated hotels was RMB16 million, RMB27 million and RMB21 million in 2007, 2008 and 2009, respectively, while hotel income directly attributable to mature leased-and-operated hotels was RMB22 million, RMB94 million and RMB238 million in 2007, 2008 and 2009, respectively, as illustrated in the table below.

	Year Ended
	December 31,
	2007	2008	2009
	(RMB in millions, except RevPAR and percentages)

Mature Leased-and-operated Hotels
RevPAR (in RMB)	147	171	169
Net Revenues	174	491	1,080
Hotel Operating Costs	151	398	841
Hotel Income Directly Attributable to Mature Leased-and-operated Hotels	22	94	238
Hotel Income as a Percentage of Net Revenues	13%	19%	22%
New Leased-and-operated Hotels
RevPAR (in RMB)	112	116	124
Net Revenues	61	262	138
Hotel Operating Costs	77	288	159
Hotel Loss Directly Attributable to New Leased-and-operated Hotels	(16)	(27)	(21)
Hotel Loss as a Percentage of Net Revenues	(26)%	(10)%	(15)%

We plan to continue to expand our leased-and-operated hotel portfolio. However, we expect the proportion of mature leased-and-operated hotels in our hotel network to increase due to the enlarged base of mature leased-and-operated hotels, which we believe will have a positive effect on our results of operations.

Key Performance Indicators

We utilize a set of non-financial and financial key performance indicators which our senior management reviews frequently. The review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to react promptly to changing customer demands and market conditions.

Our non-financial key performance indicators consist of the increase in the total number of hotels and hotel rooms in our hotel chain as well as RevPAR achieved by our leased-and-operated hotels. RevPAR is a commonly used operating measure in the lodging industry and is defined as the product of average occupancy rates and average daily rates achieved. Occupancy rates of our hotels mainly depend on the locations of our hotels, product and service offering, the effectiveness of our sales and brand promotion efforts, our ability to effectively manage hotel reservations, the performance of managerial and other employees of our hotels, as well as our ability to respond to competitive pressure. We set the room rates of our hotels primarily based on the location of a hotel, room rates charged by our competitors within the same locality, and our relative brand and product strength in the city or city cluster.

Our financial key performance indicators consist of our revenues, costs and expenses, which are discussed in greater details in the following paragraphs. In addition, we use earnings before interest expense, tax expense (benefit) and depreciation and amortization, or EBITDA, a non-GAAP financial measure, as a key financial performance indicator to assess our results of operations before the impact of investing and financing transactions and income taxes. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expense comprises a significant portion of our cost structure. We believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. We also use EBITDA from Operating Hotels, another non-GAAP measure, which is defined as EBITDA before pre-opening expenses, to assess operating results of the hotels in operation. We believe that the exclusion of pre-opening expenses, a portion of which is non-cash rental expenses, helps facilitate period-on-period comparison of our results of operations as the number of hotels in the development stage may vary significantly from year to year. See “ — Results of Operations” for a reconciliation of EBITDA and EBITDA from Operating Hotels to net income (loss).

Revenues.  We primarily derive our revenues from operations of our leased-and-operated hotels and franchise and service fees from our franchised-and-managed hotels. Our revenues are subject to a business tax of 5% and other related taxes. The following table sets forth the revenues generated by our leased-and-operated hotels and franchised-and-managed hotels, both in absolute amount and as a percentage of total revenues for the periods indicated.

	Year Ended December 31,
	2007		2008		2009
	(RMB)%		(RMB)%		(RMB)	(US$)%
	(in thousands except percentages)

Revenues:
Leased-and-operated hotels	248,199	99.5	797,815	98.5	1,288,898	188,825	96.6
Franchised-and-managed hotels	1,210	0.5	12,039	1.5	44,965	6,587	3.4

Total revenues	249,409	100.0	809,854	100.0	1,333,863	195,412	100.0
Less: Business tax and related taxes	(14,103)	(5.7)	(45,605)	(5.6)	(73,672)	(10,793)	(5.5)

Net revenues	235,306	94.3	764,249	94.4	1,260,191	184,619	94.5

•	Leased-and-operated Hotels. In 2008, we generated revenues of RMB797.8 million from our leased-and-operated hotels, which accounted for 98.5% of our total revenues for the year. In 2009, we generated revenues of RMB1,288.9 million from our leased-and-operated hotels, which accounted for 96.6% of our total revenues for the year. We expect that revenues from our leased-and-operated hotels will continue to constitute a substantial majority of our total revenues in the foreseeable future. As of December 31, 2009, we had 21 leased-and-operated hotels under development.

For our leased-and-operated hotels, we lease properties from real estate owners or lessors and we are responsible for hotel development and customization to conform to our standards, as well as for repairs and maintenance and operating costs and expenses of properties over the term of the lease. We are also responsible for all aspects of hotel operations and management, including hiring, training and supervising the hotel managers and employees required to operate our hotels and purchasing supplies. Our typical lease term ranges from ten to 20 years. We typically enjoy an initial three- to six-month rent-free period. We generally pay fixed rent on a monthly or quarterly basis for the first three or five years of the lease term, after which we are generally subject to a 3% to 5% increase every three to five years.

Our revenues generated from leased-and-operated hotels are significantly affected by the following operating measures:

•	the total number of leased-and-operated hotels in our hotel chain;

•	the total number of leased-and-operated hotel rooms in our hotel chain; and

•	RevPAR achieved by our leased-and-operated hotels, which represents the product of average daily rates and occupancy rates.

The future growth of revenues generated from our leased-and-operated hotels will depend significantly upon our ability to expand our hotel chain into new locations in China and maintain and further increase occupancy rates and average daily rates at existing hotels. As of December 31, 2009, we had entered into binding contracts with lessors of 21 properties for our leased-and-operated hotels which are currently under development. We intend to fund this planned expansion with our operating cash flow and our cash balance.

•	Franchised-and-managed Hotels. In 2008, we generated revenues of RMB12.0 million from our franchised-and-managed hotels, which accounted for 1.5% of our total revenues for the year. In 2009, we generated revenues of RMB45.0 million from our franchised-and-managed hotels, which accounted for 3.4% of our total revenues for the year. We expect that revenues from our franchised-and-managed hotels will increase in the foreseeable future as we add more franchised-and-managed hotels in our hotel chain. We also expect the number of our franchised-and-managed hotels as a percentage of the total number of hotels in our network to increase. As of December 31, 2009, we had 123 franchised-and-managed hotels under development.

We select franchisees who are property owners, existing hotel operators or hotel investors. We directly manage our franchised-and-managed hotels and impose the same standards for all franchised-and-managed hotels to ensure product quality and consistency across our hotel network. Management services we provide to our franchisees generally include hiring, appointing and training hotel managers, managing reservations, providing sales and marketing support, conducting quality assurance inspections and providing other operational support and information. Our franchisees are typically responsible for the costs of developing and operating the hotels, including renovating the hotels according to our standards, and all of the operating expenses. We believe our franchise-and-manage model has enabled us to quickly and effectively expand our geographical coverage and market share in a less capital-intensive manner through leveraging the local knowledge and relationships of our franchisees and the properties that they may own which are suitable for hotel business.

Our franchise-and-management agreements typically run for an initial term of eight years. We collect fees from our franchisees and do not bear loss, if any, incurred by our franchisees. Our franchisees are generally required to pay us a one-time franchise-and-management fee ranging between RMB100,000 and RMB300,000. They are also responsible for all costs and expenses related to hotel construction and refurbishing. In general, we charge a monthly franchise-and-management fee of approximately 5% of the total revenues generated by each franchised-and-managed hotel. Beginning in 2009, we launched an alternative performance-based fee scheme to provide franchisees with an additional choice. We also collect from franchisees a reservation fee on a per-room-night basis for using our central reservation system and a membership registration fee to service customers who join our HanTing Club loyalty program at the franchised-and-managed hotels. Furthermore, we employ and appoint hotel managers for the franchised-and-managed hotels and charge the franchisees a monthly fee for the service. Therefore, our revenues from franchised-and-managed hotels are primarily affected by the number and the revenues of franchised-and-managed hotels.

Operating Costs and Expenses.  Our operating costs and expenses consist of costs for hotel operation, selling and marketing expenses, general and administrative expenses and pre-opening expenses. The following table sets forth the components of our operating costs and expenses, both in absolute amount and as a percentage of total revenues for the periods indicated.

	Year Ended December 31,
	2007		2008		2009
	(RMB)%		(RMB)%		(RMB)	(US$)%
	(in thousands except percentages)

Total revenues	249,409	100.0	809,854	100.0	1,333,863	195,412	100.0
Less: Business tax and related taxes	(14,103)	(5.7)	(45,605)	(5.6)	(73,672)	(10,793)	(5.5)

Net revenues	235,306	94.3	764,249	94.4	1,260,191	184,619	94.5

Operating costs and expenses
Hotel operating costs:
Rents and utilities	(112,787)	(45.2)	(322,809)	(39.9)	(508,579)	(74,507)	(38.1)
Personnel costs	(34,411)	(13.8)	(137,231)	(16.9)	(169,248)	(24,795)	(12.7)
Depreciation and amortization	(33,234)	(13.3)	(92,838)	(11.5)	(141,600)	(20,744)	(10.6)
Consumables, food and beverage	(35,597)	(14.3)	(82,662)	(10.2)	(119,056)	(17,442)	(8.9)
Others	(12,333)	(5.0)	(51,824)	(6.4)	(65,989)	(9,668)	(5.0)

Total hotel operating costs	(228,362)	(91.6)	(687,364)	(84.9)	(1,004,472)	(147,156)	(75.3)
Selling and marketing expenses	(17,581)	(7.0)	(40,810)	(5.0)	(57,818)	(8,470)	(4.3)
General and administrative expenses	(65,653)	(26.3)	(81,665)	(10.1)	(83,666)	(12,257)	(6.3)
Pre-opening expenses	(61,020)	(24.5)	(108,062)	(13.3)	(37,821)	(5,541)	(2.8)

Total operating costs and expenses	(372,616)	(149.4)	(917,901)	(113.3)	(1,183,777)	(173,424)	(88.7)

•	Hotel operating costs. Our hotel operating costs consist of costs and expenses directly attributable to the operation of our leased-and-operated and franchised-and-managed hotels. Leased-and-operated hotel operating costs primarily include rental payments and utility costs for hotel properties, compensation and benefits for our hotel-based employees, costs of hotel room consumable products and depreciation and amortization of leasehold improvements. Franchised-and-managed hotel operating costs primarily include compensation and benefits for franchised-and-managed hotel managers and other limited number of employees directly hired by us, which are recouped by us in the form of monthly service fees. We anticipate that our hotel operating costs will increase as we continue to open new hotels. However, we anticipate that our hotel operating costs as a percentage of our total revenues will decrease in general primarily due to (i) the enlarged base of relatively mature hotels in our leased-and-operated hotel portfolio and (ii) the relatively fixed nature of a significant portion of our operating costs and expenses.

•	Selling and marketing expenses. Our selling and marketing expenses consist primarily of commissions to travel intermediaries, expenses for marketing programs and materials, bank fees for processing bank card payments, and compensation and benefits for our sales and marketing personnel, including personnel at our centralized reservation center. We expect that our selling and marketing expenses will increase as our sales increase and as we further expand into new geographic locations and promote our brand.

•	General and administrative expenses. Our general and administrative expenses consist primarily of compensation and benefits for our corporate and regional office employees and other employees who are not sales and marketing or hotel-based employees, travel and communication expenses of our general and administrative staff, costs of third-party professional services, and office expenses for corporate and regional office. We expect that our general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a public company, including costs of enhancing our internal controls.

•	Pre-opening expenses. Our pre-opening expenses consist primarily of rents, personnel cost, and other miscellaneous expenses incurred prior to the opening of a new leased-and-operated hotel.

Our pre-opening expenses are largely determined by the number of pre-opening hotels in the pipeline and the rental fees incurred during the development stage. Landlords typically offer a three- to six-months rent-free period at the beginning of the lease. Nevertheless, rental is booked during this period on a straight-line basis. Therefore, a portion of pre-opening expenses is non-cash rental expenses. The following table sets forth the components of our pre-opening expenses for the periods indicated.

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Rents	41,515	77,764	29,907	4,381
Personnel cost	11,585	16,402	3,584	526
Others	7,920	13,896	4,330	634

Total pre-opening expenses	61,020	108,062	37,821	5,541

Our hotel operating costs, selling and marketing expenses and general and administrative expenses include share-based compensation expenses. The following table sets forth the allocation of our share-based compensation expenses, both in absolute amount and as a percentage of total share-based compensation expenses, among the cost and expense items set forth below.

	Year Ended December 31,
	2007		2008		2009
	(RMB)	(%)	(RMB)	(%)	(RMB)	(US$)	(%)
	(in thousands except percentages)

Hotel operating costs	24	0.2	116	2.4	523	77	6.6
Selling and marketing expenses	107	0.7	178	3.7	465	67	5.8
General and administrative expenses	14,654	99.1	4,521	93.9	6,967	1,021	87.6

Total share-based compensation expenses	14,785	100.0	4,815	100.0	7,955	1,165	100.0

We adopted our 2007 Global Share Plan and 2008 Global Share Plan in February and June 2007, respectively, expanded the 2008 Global Share Plan in October 2008, and adopted the 2009 Share Incentive Plan in September 2009. We have granted options to purchase 11,909,540, 1,948,370, 6,305,975 and 172,595 of our ordinary shares in 2007, 2008, 2009 and for the first two months of 2010, respectively. We recognized share-based compensation as compensation expenses in the statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expenses recognized over the period in which the recipient is required to provide service to us in exchange for the equity award. The share-based compensation expenses have been categorized as either hotel operating costs, general and administrative expenses, or selling and marketing expenses, depending on the job functions of the grantees.

On June 20, 2007, we issued 7,840,001 ordinary shares and a detachable warrant for the purchase of up to 4,704,001 Series B preferred shares at US$1.27551 per share, or the founder warrant, to Winner Crown Holdings Limited, or Winner Crown, for a promissory note of RMB76,185,973. The promissory note was interest free, had a term of four months and was collateralized solely by the ordinary shares. We recorded the fair value of the founder warrant of RMB6,593,655 as a liability in the consolidated balance sheets on the grant date, as such warrant was convertible into mezzanine equity securities, and a corresponding compensation charge given that the founder warrant was not subject to forfeiture upon failure to pay the promissory note.

On August 14, 2007, pursuant to arrangements between us and certain external third-party consultants, we issued 387,634 ordinary shares for certain services received on that date and recorded share-based compensation of RMB1,934,527 which represented the fair value of the ordinary shares on August 14, 2007 at RMB4.99 per share.

Taxation

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

China Lodging Holdings (HK) Limited is subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations. To date, China Lodging Holdings (HK) Limited has not been required to pay profit tax as it had no assessable profit.

Prior to January 1, 2008, our PRC operating entities were governed by the Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises and the Provisional Regulations of the PRC on Enterprises Income Tax, or the old EIT Laws. Pursuant to the old EIT Laws, PRC enterprises were generally subject to the enterprise income tax at a statutory rate of 33% (30% state income tax plus 3% local income tax). On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the Enterprise Income Tax Law, and on December 6, 2007, the PRC State Council issued the Implementation Regulations of the Enterprise Income Tax Law, both of which became effective on January 1, 2008. The Enterprise Income Tax Law and its Implementation Regulations, or the new EIT Law, applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises.

The new EIT Law imposes a withholding tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a “non-resident enterprise” without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a “non-resident enterprise” under the new EIT Law. See “Risk Factors — Risks Related to Doing Business in China — It is unclear whether we will be considered as a PRC ‘resident enterprise’ under the new EIT Law, and depending on the determination of our PRC ‘resident enterprise’ status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs or ordinary shares may be subject to PRC withholding tax on dividends paid by us and gains realized on their transfer of our ADSs or ordinary shares.”

Critical Accounting Policies

We prepare financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continue to evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Our revenues are primarily derived from operations of leased-and-operated hotels administrated under the “HanTing” brand name, including the rental of rooms and food and beverage sales. Revenues are recognized when rooms are occupied and food and beverages are sold.

Our revenues from franchised-and-managed hotels are derived from franchise-and-management agreements where the franchisees are required to pay (i) an initial one-time franchise-and-management fee and (ii) an ongoing franchise-and-management fee based on a percentage of revenues, which amounts to approximately 5.0% of the room revenues of the franchised hotels, or variable percentage of the room revenues in accordance with the performance level of the individual franchisee on a monthly and/or calendar-quarterly basis. The one-time franchise-and-management fee, which is non-refundable, is recognized when the franchised hotel opens for business, and we have fulfilled all our commitments and obligations, including assistance to the franchisees in property design, leasehold improvement construction project management, systems installation, personnel recruiting and training. Ongoing franchise-and-management fees are recognized when the underlying service revenues are recognized by the franchisees’ operations. Other revenues generated from franchise-and-management agreements include a central reservation system usage fee and a monthly system maintenance and support fee which are recognized when services are provided.

We account for certain reimbursements (primarily salaries and related charges) mainly related to the hotels under the franchise program as revenues. Reimbursement revenues are recognized when the underlying reimbursable costs are incurred.

Membership revenues are earned on a straight-line basis over the estimated membership term which is estimated to be approximately three to five years dependent upon membership level. Membership life is estimated at the time the membership card is sold based on management’s industry experience and data accumulated by our company, including usage frequency and actual attrition. These estimates are updated regularly to reflect actual membership retention.

Long-Lived Assets

We evaluate the carrying value of our long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets if certain trigger events occur, such as receiving government zoning notification. Inherent in reviewing the carrying amounts of the long-lived assets is the use of various estimates. First, our management must determine the usage of the asset. Impairment of an asset is more likely to be recognized where and to the extent our management decides that such asset may be disposed of or sold. Assets must be tested at the lowest level, generally the individual hotel, for which identifiable cash flows exist. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flow are based on the current regulatory, social and economic climates where we conduct our operations as well as recent operating information and budgets for our business. These estimates could be negatively impacted by changes in laws and regulations, economic downturns, or other events affecting various forms of travel and access to our hotels.

Goodwill Impairment

Goodwill is required to be tested for impairment at least annually or more frequently if events or changes in circumstances indicate that these assets might be impaired. If we determine that the carrying value of our goodwill has been impaired, the carrying value will be written down.

To assess potential impairment of goodwill, we perform an assessment of the carrying value of each individual hotel at least on an annual basis or when events and changes in circumstances occur that would more likely than not reduce the fair value of each individual hotel below its carrying value. If the carrying value of an individual hotel exceeds its fair value, we would perform the second step in our assessment process and record an impairment loss to earnings to the extent the carrying amount of the individual hotel’s goodwill exceeds its implied fair value. We estimate the fair value of each individual hotel through internal analysis and external valuations, which utilize income and market valuation approaches through the application of capitalized earnings and discounted cash flow. These valuation techniques are based on a number of estimates and assumptions, including the projected future operating results of the individual hotel, appropriate discount rates and long-term growth rates. The significant assumptions regarding our future operating performance are revenue growth rates, discount rates and terminal values. If any of these assumptions changes, the estimated fair value of our individual hotel will change, which could affect the amount of goodwill impairment charges, if any. We have not recognized any impairment charge on goodwill for the periods presented. We are currently not aware of any impairment charge of the goodwill.

Customer Loyalty Program

HanTing Club is our customer loyalty program. Our members can earn points based on spending at our leased-and-operated and franchised-and-managed hotels and participating in certain marketing programs. Points can be redeemed for membership upgrades, room night awards and gifts within two years after the points are earned. Management determines the fair value of the future redemption obligation based on certain formulas which project the future point redemption behavior based on historical experience, including an estimate of points that will never be redeemed, and an estimate of the points that will eventually be redeemed as well as the cost to be incurred in conjunction with the point redemption. The actual expenditure may differ from the estimated liability recorded. Prior to February 28, 2009, we recorded estimated liabilities for all points earned by our customers as we did not have sufficient historical information to determine point forfeitures or breakage. Based on our accumulated knowledge on reward points redemption and expiration, we began to apply historical redemption rates in estimating the costs of points earned from March 1, 2009 onwards.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities. A valuation allowance is required to reduce the carrying amounts of deferred tax assets if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss in the China economy hotel industry, tax planning strategy implemented and other tax planning alternatives. Prior to 2009, we had significant operating losses attributable to rapid expansion and related pre-opening costs incurred. As of December 31, 2007, 2008 and 2009, we had deferred tax assets generated from net loss carryforward before valuation allowance of RMB8.8 million, RMB61.1 million and RMB45.0 million, respectively. We expect many of our hotels that were put in operation in 2007, 2008 and 2009 will become mature and generate sufficient taxable profit to utilize the substantial portion of the net loss carryforward. If our operating results are less than currently projected and there is no objectively verifiable evidence to support the realization of our deferred tax asset, additional valuation allowance may be required to further reduce our deferred tax asset. The reduction of the deferred tax asset could increase our income tax expenses and have an adverse effect on our results of operations and tangible net worth in the period in which the allowance is recorded.

The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Our tax rate is based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. For interim financial reporting, we estimate the annual tax rate based on projected taxable income for the full year and record a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to our expected effective tax rate for the year. When this occurs, we adjust the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment is required in determining our effective tax rate and in evaluating its tax positions.

We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. Our liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. Our effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Share-Based Compensation

We recognize share-based compensation in the statement of operations based on the fair value of equity awards on the date of the grant, with compensation expense recognized over the period in which the recipient is required to provide service to us in exchange for the equity award. The share-based compensation expenses have been categorized as either leased-and-operated hotel operating costs, general and administrative expenses or selling and marketing expenses, depending on the job functions of the grantees.

In determining the fair value of our ordinary shares in each of the grant date, we relied in part on valuation reports prepared by two independent valuers based on data we provided. These valuation reports provided us with guidelines in determining the fair value, but the determination was made by our management.

Determining the fair values of the ordinary shares requires making complex and subjective judgments regarding projected financial and operating results, our unique business risks, the liquidity of the ordinary shares and our operating history and prospects at the time of grant. Therefore, these fair values are inherently uncertain and highly subjective.

The assumptions used to derive the fair values of the ordinary shares include:

•	no material changes in the existing political, legal, fiscal and economic conditions in China;

•	no major changes in tax law in China or the tax rates applicable to our subsidiaries and consolidated affiliated entities in China;

•	no material changes in the exchange rates and interest rates from the presently prevailing rates;

•	availability of finance not a constraint on our future growth;

•	our ability to retain competent management, key personnel and technical staff to support our ongoing operations; and

•	no material deviation in market conditions from economic forecasts.

These assumptions are inherently uncertain. Different assumptions and judgments would affect our calculation of the fair value of the underlying ordinary shares for the options granted, and the valuation results and the amount of share-based compensation would also vary accordingly.

The following table sets forth the options and ordinary shares issued to certain directors, officers and employees in 2009 and for the first two months of 2010:

						Midpoint of
			Purchase	Fair Value of		Estimated
	Ordinary		Price/Exercise	Ordinary		Initial Public		Intrinsic	Type of
Grant Date	Shares	Options	Price	Shares		Offering Price		Value*	Valuation

January 1, 2009	-	227,000	US$1.53	US$	0.64	US$	2.81	US$290,560	Retrospective
July 1, 2009	-	110,000	US$1.53	US$	1.36	US$	2.81	US$140,800	Retrospective
August 3, 2009	-	3,756,100	US$1.53	US$	1.51	US$	2.81	US$4,807,680	Retrospective
August 6, 2009	1,982,509	-	US$1.80	US$	1.51	US$	2.81	US$2,002,334	Retrospective
October 1, 2009	-	1,596,000	US$1.53	US$	1.63	US$	2.81	US$2,042,880	Retrospective
October 14, 2009	-	16,875	US$1.53	US$	1.63	US$	2.81	US$21,600	Retrospective
November 20, 2009	-	600,000	US$1.53	US$	1.76	US$	2.81	US$768,000	Retrospective
January 1, 2010	-	118,000	US$1.53	US$	2.23	US$	2.81	US$151,040	Contemporaneous
February 5, 2010	-	54,595	US$1.53	US$	2.81	US$	2.81	0	-**

*	Intrinsic value equals the difference between the midpoint of the estimated initial public offering price and the purchase price/exercise price of the ordinary shares/options, multiplied by the number of ordinary shares/options.

**	We used the midpoint of the estimated price range of this initial public offering as the fair value of our ordinary shares underlying the options granted on February 5, 2010 without separately performing a valuation in connection with these options as we believe the number of these options is insignificant.

Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value

The procedures performed to determine the fair value of our ordinary shares were based on the income approach to estimate the aggregate equity value of our company at the relevant stock option grant dates. The market multiple approach was performed as well to substantiate the income approach result. We have used the option-pricing method to allocate the aggregate equity value to preferred and ordinary shares. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans made by our board and management.

The income approach involves applying appropriate discount rates to estimate debt-free cash flows that are derived from forecasts of revenues and costs. The projections used for each valuation date were made based upon the expected outlook on our operating performance through the forecast periods. The assumptions underlying the estimates were consistent with our business plan.

Specifically, the future debt-free cash flows were determined by subtracting taxes, future capital spending and future changes in working capital from, and adding future depreciation and amortization to, EBIT. EBIT represents income (loss) plus interest expense and income tax provision, less interest income. The terminal or residual value at the end of the projection period was based on Gordon Growth Model with terminal growth rate assuming to be 3% for all the valuation dates. The resulting terminal value and interim debt-free cash flows were then discounted at a rate ranging from 13% to 15% for the respective valuation dates which was based on the weighted average cost of capital of comparable companies, as adjusted for the specific risk profile of our company. There is inherent uncertainty in these estimates. If different discount rates had been used, the valuations would have been different.

The market multiple approach was based on appropriate multiples, such as EV/EBITDA, at the valuation dates, and multiplying the relevant financial indicators to be representative of the performance of our company. The market multiples were obtained through the market comparison method, where several companies with their stock traded in the public market were selected for comparison purposes and used as a basis for choosing reasonable market multiples for our company.

On May 22, 2009 and August 6, 2009, we issued 3,375,635 and 783,734 ordinary shares, respectively, at a price of US$1.80 per share to certain third-party investors. We also issued 1,982,509 ordinary shares to

Winner Crown at a price of US$1.80 per share on August 6, 2009. Winner Crown is a company wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members, are the beneficiaries. In late 2008, in response to the global financial crisis, we decided to raise financing to help strengthen our cash position and execute our strategic plans in 2009. On January 10, 2009, our board decided that the new issuance price should be US$1.80, a premium to US$1.53, the price of the preferred shares we issued in 2008. After the price was fixed, we closed the transaction in two separate tranches in May and August 2009. The price of US$1.80 per share was not set based on an income or market multiple approach. Instead, the price was set to alleviate the potential dilutive impact on our existing investors. In addition, the shares were not offered to a wide group of potential investors. Approximately 32% of the shares were purchased directly by a company controlled by Mr. Qi Ji with the rest purchased by his friends who, with a strong commitment to our company’s performance, believed that the long term growth prospect of our company warranted a premium to the price of our preferred shares. In addition, the number of the ordinary shares issued represented less than 3% of our total shares outstanding on a fully diluted basis at the time of their respective issuances. Lastly, we evaluated our implied equity value and our financial performance as of January 10, 2009, and the actual issuance dates in May and August 2009 against those of our most closely comparable competitor, which is a public company listed in the U.S., and concluded that the implied equity value for our company, based on US$1.80 per ordinary share, would be significantly higher than what an open market would accept at the respective time. Therefore, we concluded that the transaction price of US$1.80 per share did not reflect the fair value of our ordinary shares on the relevant issuance dates.

For the purpose of determining the estimated fair value of our share options, we believe expected volatility and estimated share price of our ordinary shares are the most sensitive assumptions since we were a privately held company at the date we granted our options. Changes in the volatility assumption and the estimated share price of our ordinary shares could significantly impact the estimated fair values of the options calculated by the binomial option pricing model. Expected volatility is estimated based upon the average stock price volatility of the comparable companies listed above over a period commensurate with the expected term of the options. When estimating expected volatility of the share price of a nonpublic entity, historical volatility of an “appropriate industry sector index” should be considered. As there is no sector index for the hotel business in the stock exchanges in the United States, the market where the company is applying for a listing, the pool of selected companies, with significant amount of their revenues obtained from the hotel business, is considered as a proxy for the industry sector and average volatility of the pool was used in the valuations. We believe that the average share price volatility of the guideline companies is a reasonable benchmark in estimating the expected volatility of our ordinary shares.

Determining the value of our share-based compensation expense in future periods requires the input of highly subjective assumptions, including estimated forfeitures and the price volatility of the underlying shares. We estimate our forfeitures of our shares based on past employee retention rates and our expectations of future retention rates, and we will prospectively revise our forfeiture rates based on actual history. Our share compensation charges may change based on changes to our actual forfeitures. Our actual share-based compensation expenses may be materially different from our current expectations.

Significant Factors Contributing to the Difference between Fair Value as of the Date of Each Grant

The increase in the fair value of our ordinary shares from US$0.64 per share as of January 1, 2009 to US$1.36 per share as of July 1, 2009 was attributable to the following significant factors and events:

•	The prospect for the global economy became more optimistic and China’s economy showed robust growth since the second quarter of 2009. This was evidenced by a number of indicators, including a 14.9% annualized quarter-over-quarter gross domestic product, or GDP growth from the first quarter of 2009, according to a report issued by the People’s Bank of China on July 28, 2009, the expansion of the Purchasing Managers’ Index (PMI) and a significant increase in banking loans and investments.

•	We increased the number of our hotels in operation from 167 hotels as of January 1, 2009 to 200 hotels as of June 30, 2009. For the first time in our history, we were able to generate a quarterly profit. We generated a net income attributable to our company of RMB27.9 million in the three months ended June 30, 2009. We generated an operating cash in flow of RMB101.4 million for the six months ended June 30, 2009 compared to an operating cash outflow of RMB30.1 million for the six months ended June 30, 2008. The improved operating performance in the second quarter as well as the first half of 2009 contributed to the increase in our projections used in the July 2009 valuation.

•	The improved profitability, among others, led us to increase the probability of an initial public offering in calculating the fair value of the ordinary shares from January 1, 2009 to June 30, 2009. In addition, we decreased the discount for lack of marketability from 25% as of January 1, 2009 to 19% as of June 30, 2009 given the increased likelihood of and proximity to an initial public offering.

•	As a result of the above, inclusive of our ability to achieve or exceed our business plan, we decreased the overall discount rate by 1% from 14% as of January 1, 2009 to 13% as of June 30, 2009.

The fair value of our ordinary shares increased from US$1.36 per share as of July 1, 2009 to US$1.51 per share as of August 3, 2009, to US$1.63 per share as of October 1, 2009 and to US$1.76 as of November 20, 2009. Starting from July 2009, we started the preparation work for our initial public offering. As a result, we gradually increased the probability of our initial public offering in calculating the fair value of our ordinary shares. In addition, we further decreased the discount for lack of marketability given the increased likelihood of the proximity to our initial public offering.

The increase in the fair value of our ordinary shares from US$1.76 per share as of November 20, 2009 to US$2.23 per share as of January 1, 2010 was primarily attributable to the following significant factors and events:

•	China’s economy continued to show robust growth during this period, which was evidenced by a number of indicators, including accelerating annualized quarter-over-quarter GDP growth in the last quarter of 2009 and the improving export figures.

•	We have been able to successfully carry out our expansion plan by operating 20 more hotels in the three months ended December 31, 2009 as compared to the three months ended September 30, 2009.

•	The cash flow generated from our operating activities during the six months ended December 31, 2009 has enabled us to accelerate our hotel expansion plan for 2010.

•	We generated net income attributable to our company of RMB42.1 million for the six months ended December 31, 2009, exceeding the forecast we used to determine the fair value of our ordinary shares as of November 20, 2009. The improvement in profitability, among other things, led us to increase the projected total number of our new hotels.

•	We increased the probability of our initial public offering and decreased the discount for lack of marketability in calculating the fair value of our ordinary shares given the progress we have achieved in the public offering preparation process.

The estimated offering price is US$11.25 per ADS (equivalent to US$2.81 per ordinary share), based on the mid-point of the estimated offering range. Factors contributing to an increase in the fair value of our ordinary shares from the appraised value of US$2.23 per share on January 1, 2010 to the estimated offering price of our ADSs include the following:

•	the liquidity of our ordinary shares will increase following the consummation of this offering and the listing of our ADSs on the NASDAQ Global Market; and

•	Ctrip.com International, Ltd., or Ctrip, one of the largest online travel services providers in China, has entered into an agreement with us to purchase certain of our shares at the initial public offering price, subject to the completion of this offering.

Selected Operating Data

The following table presents certain selected operating data of our company as of and for the dates and periods indicated. Our revenues have been and will continue to be significantly affected by these operating measures which are widely used in the lodging industry.

	As of December 31,
	2007	2008	2009

Selected Operating Data:
Total hotels in operation	67	167	236
Leased-and-operated hotels	62	145	173
Franchised-and-managed hotels	5	22	63
Total hotel rooms in operation	8,089	21,033	28,360
Leased-and-operated hotels	7,583	18,414	21,658
Franchised-and-managed hotels	506	2,619	6,702
Number of cities	23	35	39

	Year Ended December 31,
	2007	2008	2009

Occupancy rate (as a percentage)
Leased-and-operated hotels	85	89	94
Franchised-and-managed hotels	82	74	91
Total hotels in operation	85	87	94
Average daily room rate (in RMB)
Leased-and-operated hotels	181	178	174
Franchised-and-managed hotels	176	180	172
Total hotels in operation	181	178	174
RevPAR (in RMB)
Leased-and-operated hotels	154	158	165
Franchised-and-managed hotels	145	132	156
Total hotels in operation	154	156	163

Results of Operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of total revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We have grown rapidly since we began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. Our limited operating history makes it difficult to predict our future operating results. We believe that the year-to-year comparison of operating results should not be relied upon as being indicative of future performance.

	For the Year Ended December 31,
	2007		2008		2009
	RMB	%	RMB	%	(RMB)	(US$)%
Consolidated Statement of Operations Data:	(in thousands except percentages)

Revenues:
Leased-and-operated hotels	248,199	99.5	797,815	98.5	1,288,898	188,825	96.6
Franchised-and-managed hotels	1,210	0.5	12,039	1.5	44,965	6,587	3.4

Total revenues	249,409	100.0	809,854	100.0	1,333,863	195,412	100.0

Less: Business tax and related taxes	(14,103)	(5.7)	(45,605)	(5.6)	(73,672)	(10,793)	(5.5)

Net revenues	235,306	94.3	764,249	94.4	1,260,191	184,619	94.5

Operating costs and expenses(1):
Hotel operating costs	(228,362)	(91.6)	(687,364)	(84.9)	(1,004,472)	(147,156)	(75.3)
Selling and marketing expenses	(17,581)	(7.0)	(40,810)	(5.0)	(57,818)	(8,470)	(4.3)
General and administrative expenses	(65,653)	(26.3)	(81,665)	(10.2)	(83,666)	(12,257)	(6.3)
Pre-opening expenses	(61,020)	(24.5)	(108,062)	(13.3)	(37,821)	(5,541)	(2.8)

Total operating costs and expenses	372,616	149.4	917,901	113.4	1,183,777	173,424	88.7

Income (loss) from operations	(137,310)	(55.1)	(153,652)	(19.0)	76,414	11,195	5.8
Interest income	1,219	0.5	3,786	0.5	1,871	274	0.1
Interest expenses	-	-	1,249	0.2	8,787	1,287	0.7
Foreign exchange gain (loss)	(145)	(0.1)	(13,884)	(1.7)	(60)	(9)	0.0
Change in fair value of warrants	5,235	2.2	8,536	1.1	-	-	-

Income (loss) before income taxes	(131,001)	(52.5)	(156,463)	(19.3)	69,438	10,173	5.2
Tax expense (benefit)	(17,262)	(6.9)	(23,880)	(2.9)	17,990	2,636	1.3

Net income (loss)	(113,739)	(45.6)	(132,583)	(16.4)	51,448	7,537	3.9
Less: net income (loss) attributable to noncontrolling interest	(2,116)	(0.8)	3,579	0.4	8,903	1,304	0.7

Net income (loss) attributable to China Lodging Group, Limited	(111,623)	(44.8)	(136,162)	(16.8)	42,545	6,233	3.2

Deemed dividend on Series B convertible redeemable preferred shares	(17,499)	(7.0)	-	-	-	-	-

Net income (loss) attributable to ordinary shareholders	(129,122)	(51.8)	(136,162)	(16.8)	42,545	6,233	3.2

Note: (1)	Include share-based compensation expenses as follows:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Share-based compensation expenses	14,785	4,815	7,955	1,165

The following tables present certain unaudited financial data and selected operating data as of and for the years ended December 31, 2007, 2008 and 2009:

	For the Year Ended
	December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Non-GAAP Financial Data
EBITDA(1)	(95,983)	(67,957)	214,893	31,482
EBITDA from Operating Hotels(1)	(34,963)	40,105	252,714	37,023

(1)	We believe that EBITDA is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions and income taxes. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expense comprises a significant portion of our cost structure. In addition, we believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. We believe that EBITDA will provide investors with a useful tool for comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures. We also use EBITDA from Operating Hotels, which is defined as EBITDA before pre-opening expenses, to assess operating results of the hotels in operation. We believe that the exclusion of pre-opening expenses, a portion of which is non-cash rental expenses, helps facilitate year-on-year comparison of our results of operations as the number of hotels in the development stage may vary significantly from year to year. Therefore, we believe EBITDA from Operating Hotels more closely reflects the performance capability of hotels currently in operation. Our calculation of EBITDA and EBITDA from Operating Hotels does not deduct interest income, which was RMB1.2 million, RMB3.8 million and RMB1.9 million in 2007, 2008, and 2009, respectively. The presentation of EBITDA and EBITDA from Operating Hotels should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The use of EBITDA and EBITDA from Operating Hotels has certain limitations. Depreciation and amortization expense for various long-term assets, income tax and interest expense have been and will be incurred and are not reflected in the presentation of EBITDA. Pre-opening expenses have been and will be incurred and are not reflected in the presentation of EBITDA from Operating Hotels. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA or EBITDA from Operating Hotels does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest expense, income tax expense, pre-opening expenses, capital expenditures and other relevant items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

The terms EBITDA and EBITDA from Operating Hotels are not defined under U.S. GAAP, and neither EBITDA nor EBITDA from Operating Hotels is a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA or EBITDA from Operating Hotels may not be comparable to EBITDA or EBITDA from Operating Hotels or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or EBITDA from Operating Hotels in the same manner as we do.

A reconciliation of EBITDA and EBITDA from Operating Hotels to net income (loss), which is the most directly comparable U.S. GAAP measure, is provided below:

	For the Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Net income (loss) attributable to our company	(111,623)	(136,162)	42,545	6,233
Interest expense	-	1,249	8,787	1,287
Tax expense (benefit)	(17,262)	(23,880)	17,990	2,636
Depreciation and amortization	32,902	90,836	145,571	21,326

EBITDA (Non-GAAP)	(95,983)	(67,957)	214,893	31,482
Pre-opening expenses	61,020	108,062	37,821	5,541

EBITDA from Operating Hotels (Non-GAAP)	(34,963)	40,105	252,714	37,023

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues.  Our total revenues increased by 64.7% from RMB809.9 million in 2008 to RMB1,333.9 million in 2009.

•	Leased-and-operated hotels. Revenues from our leased-and-operated hotels increased by 61.6% from RMB797.8 million in 2008 to RMB1,288.9 million in 2009. This increase was primarily due to our continued expansion of leased-and-operated hotels from 145 hotels and 18,414 hotel rooms as of December 31, 2008 to 173 hotels and 21,658 hotel rooms as of December 31, 2009, and an increase in RevPAR. RevPAR for our leased-and-operated hotels increased from RMB158 in 2008 to RMB165 in 2009 due to an increase in occupancy rate of our leased-and-operated hotels from 89% in 2008 to 94% in 2009. The increase in this occupancy rate resulted primarily from the increased proportion of room nights in our mature leased-and-operated hotels, which have been in operation for more than six months, from 57% in 2008 to 85% in 2009. The average daily rate for our leased-and-operated hotels decreased from RMB178 in 2008 to RMB174 in 2009, primarily reflecting room rate decreases during the economic slowdown.

•	Franchised-and-managed hotels. Revenues from our franchised-and-managed hotels increased significantly from RMB12.0 million in 2008 to RMB45.0 million in 2009. This growth was primarily due to an increase in the number of franchised-and-managed hotels from 22 as of December 31, 2008 to 63 as of December 31, 2009, and an increase in RevPAR. RevPAR for our franchised-and-managed hotels increased from RMB132 in 2008 to RMB156 in 2009 driven by the increase in occupancy rate of our franchised-and-managed hotels from 74% in 2008 to 91% in 2009. The increase in this occupancy rate resulted primarily from the increased proportion of our franchised-and-managed hotels that are located in China’s economically more developed cities. The average daily rate for our franchised-and-managed hotels decreased from RMB180 in 2008 to RMB172 in 2009, primarily reflecting room rate decreases during the economic slowdown.

Operating Costs and Expenses.  Our total operating costs and expenses increased by 29% from RMB917.9 million in 2008 to RMB1,183.8 million in 2009. This increase resulted from increases in our hotel operating costs, selling and marketing expenses and general and administrative expenses, partially offset by a decrease in our pre-opening expenses.

•	Hotel operating costs. Our hotel operating costs increased by 46% from RMB687.4 million in 2008 to RMB1,004.5 million in 2009. This increase was primarily because of our substantial expansion of hotels from 167 hotels as of December 31, 2008 to 236 hotels as of December 31, 2009. Our hotel operating costs as a percentage of total revenues decreased from 84.9% in 2008 to 75.3% in 2009, primarily due to cost control of personnel costs, consumables, food and beverage and other hotel operating costs.

•	Selling and marketing expenses. Our selling and marketing expenses increased by 42% from RMB40.8 million in 2008 to RMB57.8 million in 2009. This increase was primarily due to RMB9.5 million of additional expenses for marketing and promotional activities, RMB6.3 million of additional commissions to travel intermediaries, RMB5.7 million of additional compensation and benefits for our sales and marketing personnel, and RMB4.1 million of additional bank fees for processing bank card payments as we expanded our business. We recorded less expenses relating to our customer loyalty program in 2009 due to (i) an amendment to franchise-and-management agreements to discontinue reimbursing franchisees for free room nights provided in connection with point redemption; and (ii) the application of a point expiration rate in estimating the costs of our customer loyalty program. Our selling and marketing expenses as a percentage of total revenues decreased from 5.0% in 2008 to 4.3% in 2009.

•	General and administrative expenses. Our general and administrative expenses increased slightly from RMB81.7 million in 2008 to RMB83.7 million in 2009, primarily as a result of an increase in personnel costs, an increase in provision for contingent liabilities, and an increase in share-based compensation expenses, partially offset by a decrease of RMB9.2 million in professional service fees. Our general and administrative expenses as a percentage of total revenues decreased from 10.2% in 2008 to 6.3% in 2009.

•	Pre-opening expenses. Our pre-opening expenses decreased from RMB108.1 million in 2008 to RMB37.8 million in 2009, primarily due to a decrease in the number of newly opened leased-and-operated hotels from 83 in 2008 to 28 in 2009 in an effort to balance growth and profitability during the global economic downturn. Our pre-opening expenses as a percentage of total revenues decreased from 13.3% in 2008 to 2.8% in 2009.

Income (Loss) from Operations.  As a result of the foregoing, we had income from operations of RMB76.4 million in 2009 compared to a loss from operations of RMB153.7 million in 2008.

Interest Income (Expense), Net.  Our net interest expense was RMB6.9 million in 2009. Our interest income was RMB1.9 million in 2009, and our interest expense on our bank loans outstanding was RMB10.4 million, RMB1.6 million of which was capitalized in connection with leasehold improvements. We had net interest income of RMB2.5 million in 2008. Our interest income was RMB3.8 million in 2008, primarily on the proceeds from our Series B preferred shares, and our interest expense on our bank loans outstanding was RMB7.6 million, RMB6.3 million of which was capitalized in connection with leasehold improvements.

Foreign Exchange Gain (Loss).  Our foreign exchange loss decreased to RMB59,677 in 2009 from RMB13.9 million in 2008. The foreign exchange losses in 2009 and 2008 were primarily due to the devaluation against RMB of certain foreign currencies in which a portion of our cash was denominated.

Change of Fair Value of Warrants.  In relation to the outstanding warrants issued to purchase Series B preferred shares, we recorded mark-to-market fair value changes of RMB8.5 million and nil in 2008 and 2009, respectively. There was no outstanding warrant in 2008 and 2009.

Tax Expense (Benefit).  We had tax expenses of RMB18.0 million in 2009 compared to tax benefits of RMB23.9 million in 2008, which was primarily due to the fact that we generated operating income in 2009 compared to an operating loss in 2008. Our effective tax rate increased from 15.3% in 2008 to 25.9% in 2009, primarily due to an increase of RMB10.8 million in the valuation allowance for deferred tax assets in 2008 compared to a decrease of RMB1.6 million in such allowance in 2009.

Net Income Attributable to Noncontrolling Interest.  Net income attributable to noncontrolling interest represents joint venture partners’ share of our net income based on their equity interest in the leased-and-operated hotels owned by the joint ventures. Net income attributable to noncontrolling interest increased from RMB3.6 million in 2008 to RMB8.9 million in 2009, primarily due to increased profit from the joint ventures as the jointly owned hotels became mature.

Net Income (Loss) Attributable to China Lodging Group, Limited.  As a result of the foregoing, we had net income attributable to China Lodging Group, Limited of RMB42.5 million in 2009 compared to net loss attributable to China Lodging Group, Limited of RMB136.2 million incurred in 2008.

EBITDA and EBITDA from Operating Hotels.  EBITDA (non-GAAP) was RMB214.9 million in 2009, compared with negative EBITDA of RMB68.0 million in 2008. This change was primarily due to (i) a net loss of RMB136.2 million in 2008 compared with net income of RMB42.5 million in 2009, (ii) an increase in depreciation and amortization from RMB90.8 million in 2008 to RMB145.6 million in 2009 primarily because of our substantial expansion of hotels from 167 hotels as of December 31, 2008 to 236 hotels as of December 31, 2009, and (iii) a decrease in pre-opening expenses from RMB108.1 million in 2008 to RMB37.8 million in 2009 as a result of a decrease in the number of newly-opened leased-and-operated hotels from 83 in 2008 to 28 in 2009 in an effort to balance growth and profitability during the global economic downturn. Excluding pre-opening expenses, EBITDA from Operating Hotels (non-GAAP) increased significantly from RMB40.1 million in 2008 to RMB252.7 million in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues.  Our total revenues substantially increased from RMB249.4 million in 2007 to RMB809.9 million in 2008.

•	Leased-and-operated hotels. Revenues from our leased-and-operated hotels more than tripled from RMB248.2 million in 2007 to RMB797.8 million in 2008. This increase was primarily due to our substantial expansion of leased-and-operated hotels from 62 hotels and 7,583 hotel rooms, as of December 31, 2007 to 145 hotels and 18,414 hotel rooms as of December 31, 2008, and the increased proportion of mature leased-and-operated hotels, which have been in operation for more than six months, in our portfolio and an increase in RevPAR. RevPAR for our leased-and-operated hotels increased from RMB154 in 2007 to RMB158 in 2008 due to an increase in occupancy rate of our leased-and-operated hotels from 85% in 2007 to 89% in 2008. The average daily rate for our leased-and-operated hotels decreased from RMB181 in 2007 to RMB178 in 2008, primarily as a result of the decreased proportion of our leased-and-operated hotels that are located in China’s economically more developed cities.

•	Franchised-and-managed hotels. Revenues from our franchised-and-managed hotels substantially increased from RMB1.2 million in 2007 to RMB12.0 million in 2008. This growth was primarily due to our substantial expansion of franchised-and-managed hotels from five hotels as of December 31, 2007 to 22 hotels as of December 31, 2008, partially offset by a decrease in RevPAR for our franchised-and-managed hotels from RMB145 in 2007 to RMB132 in 2008.

Operating Costs and Expenses.  Our total operating costs and expenses increased from RMB372.6 million in 2007 to RMB917.9 million in 2008. This increase primarily resulted from the overall growth in our business.

•	Hotel operating costs. Our hotel operating costs increased from RMB228.4 million in 2007 to RMB687.4 million in 2008. This increase was primarily because of our substantial expansion from 67 hotels as of December 31, 2007 to 167 hotels as of December 31, 2008. Our hotel operating costs as a percentage of total revenues decreased from 91.6% in 2007 to 84.9% in 2008.

•	Selling and marketing expenses. Our selling and marketing expenses increased from RMB17.6 million in 2007 to RMB40.8 million in 2008, primarily due to RMB6.6 million of additional expenses for marketing and promotional activities, RMB5.0 million of additional bank fees for processing bank card payments, RMB4.2 million of additional personnel costs as we expanded our business and RMB2.3 million of additional commissions to travel intermediaries. Our selling and marketing expenses as a percentage of total revenues decreased from 7.0% in 2007 to 5.0% in 2008.

•	General and administrative expenses. Our general and administrative expenses increased from RMB65.7 million in 2007 to RMB81.7 million in 2008. This increase was primarily due to an increase of RMB5.3 million in professional service fees and an increase of RMB5.2 million in travelling and other expenses as a result of wider geographic coverage and an increased number of hotels in our portfolio, partially offset by a decrease of RMB10.1 million in related share-based compensation expenses. Our general and administrative expenses as a percentage of total revenues decreased from 26.3% in 2007 to 10.2% in 2008.

•	Pre-opening expenses. Our pre-opening expenses increased from RMB61.0 million in 2007 to RMB108.1 million in 2008, primarily due to an increase in our rental costs as a result of an increase in the number of our newly opened leased-and-operated hotels from 38 in 2007 to 83 in 2008. Our pre-opening expenses as a percentage of total revenues decreased from 24.5% in 2007 to 13.3% in 2008.

Loss from Operations.  We had a loss from operations of RMB153.7 million in 2008 and a loss from operations of RMB137.3 million in 2007 as a cumulative result of the above factors, particularly the significant pre-opening expenses associated with our hotel chain expansion efforts.

Interest Income (Expenses), Net.  Our net interest income increased from RMB1.2 million in 2007 to RMB2.5 million in 2008, primarily due to increased interest income resulting from additional proceeds from the issuance of Series B preference shares to our founder and co-founders, partially offset by the increased interest expenses resulting from a higher amount of bank loans outstanding.

Foreign Exchange Loss.  We had a foreign exchange loss of RMB13.9 million in 2008 compared to a foreign exchange loss of RMB145,096 in 2007. The foreign exchange loss in 2008 was primarily due to the devaluation against RMB of certain foreign currencies in which a portion of our cash was denominated.

Change of Fair Value of Warrants.  In relation to the outstanding warrants to purchase Series B preferred shares, we recorded mark-to-market fair value changes of RMB8.5 million and RMB5.2 million in 2007 and 2008, respectively.

Tax Benefits.  We had tax benefits because of operating losses in 2007 and 2008. Tax benefits are computed on an individual legal entity basis. Our tax benefits increased from RMB17.3 million in 2007 to RMB23.9 million in 2008, primarily as a result of an increase in operating loss.

Net Income (Loss) Attributable to Noncontrolling Interest.  Net income (loss) attributable to noncontrolling interest represents joint venture partners’ share of our net income or loss based on their equity interest in the leased-and-operated hotels owned by the joint ventures. We recorded an allocation of net income attributable to noncontrolling interest of RMB3.6 million in 2008 because hotels owned by the joint ventures generated profit in aggregate in that year and an allocation of net loss attributable to noncontrolling interest of RMB2.1 million in 2007 because hotels owned by the joint ventures generated loss in aggregate in that year. The change of non-controlling interest from a loss in 2007 to a profit in 2008 resulted from the jointly owned hotels turning profitable when entering mature operations.

Net Loss Attributable to China Lodging Group, Limited.  As a result of the foregoing, we had net loss attributable to China Lodging Group, Limited of RMB136.2 million and RMB111.6 million in 2008 and 2007, respectively.

EBITDA and EBITDA from Operating Hotels.  We had negative EBITDA (non-GAAP) of RMB68.0 million in 2008, compared with negative EBITDA of RMB96.0 million in 2007. This change was primarily due to (i) a net loss of RMB136.2 million in 2008 compared with a net loss of RMB111.6 million in 2007, and (ii) an increase in depreciation and amortization from RMB32.9 million in 2007 to RMB90.8 million in 2008 primarily because of our substantial expansion of leased-and-operated hotels from 62 hotels as of December 31, 2007 to 145 hotels as of December 31, 2008. Excluding pre-opening expenses, EBITDA from Operating Hotels (non-GAAP) was RMB40.1 million in 2008 compared with negative EBITDA from Operating Hotels of RMB35.0 million in 2007, due to an increase in pre-opening expenses from RMB61.0 million in 2007 to RMB108.1 million in 2008 primarily because of an increase in our rental costs as a result of an increased number of our new leased-and-operated hotels in the pipeline from 38 in 2007 to 83 in 2008.

Our Selected Quarterly Results of Operations

The following table presents our selected unaudited quarterly results of operations for the eight quarters in the period ended December 31, 2009. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We have grown rapidly since we began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. Our limited operating history makes it difficult to predict future operating results. We believe that the quarter-to-quarter comparison of operating results should not be relied upon as being indicative of future performance.

	For the Three Months Ended
	March 31,	June 30,	September 31,	December 31,	March 31,	June 30,	September 31,	December 31,
	2008	2008	2008	2008	2009	2009	2009	2009
	(in RMB thousands)

Consolidated Statement of Operations Data:
Revenues:
Leased-and-operated hotels	127,856	179,467	223,943	266,549	262,482	321,528	349,788	355,100
Franchised-and-managed hotels	531	2,236	2,617	6,655	6,024	12,282	11,325	15,334
Total Revenues	128,387	181,703	226,560	273,204	268,506	333,810	361,113	370,434
Less: Business tax and related taxes	(7,282)	(10,071)	(12,379)	(15,873)	(14,970)	(18,514)	(20,004)	(20,184)
Net Revenues	121,105	171,632	214,181	257,331	253,536	315,296	341,109	350,250
Operating costs and expenses(1)
Hotel operating costs	(117,272)	(142,466)	(187,443)	(240,183)	(241,650)	(239,090)	(256,268)	(267,464)
Selling and marketing expenses	(6,360)	(8,772)	(10,287)	(15,391)	(8,847)	(16,305)	(18,546)	(14,120)
General and administrative expenses	(19,151)	(19,216)	(22,277)	(21,021)	(19,814)	(14,225)	(21,724)	(27,902)
Pre-operating expenses	(37,952)	(25,412)	(30,219)	(14,479)	(14,963)	(7,718)	(7,518)	(7,622)
Total operating costs and expenses	(180,735)	(195,866)	(250,226)	(291,074)	(285,274)	(277,338)	(304,056)	(317,108)
Income (loss) from operations	(59,630)	(24,234)	(36,045)	(33,743)	(31,738)	37,958	37,053	33,142
Interest income	215	959	1,687	925	271	206	630	763
Interest expenses	—	—	—	(1,249)	(1,338)	(2,422)	(2,493)	(2,534)
Foreign exchange gain (loss)	(1,557)	(1,533)	(10,879)	85	(3)	8	12	(77)
Change in fair value of warrants	4,016	4,520	—	—	—	—	—	—
Income (loss) before income taxes	(56,956)	(20,288)	(45,237)	(33,982)	(32,808)	35,750	35,202	31,294
Tax expense (benefit)	(8,544)	(3,043)	(6,786)	(5,507)	(5,577)	6,078	9,112	8,377
Net income (loss)	(48,412)	(17,245)	(38,451)	(28,475)	(27,231)	29,672	26,090	22,917
Less: net income (loss) attributable to noncontrolling interest	(265)	(1,467)	(655)	(1,192)	(276)	(1,725)	(3,826)	(3,076)
Net income (loss) attributable to China Lodging Group, Limited	(48,677)	(18,712)	(39,106)	(29,667)	(27,507)	27,947	22,264	19,841

Note: (1)	Includes share-based compensation expenses as follows:

	For the Three Months Ended
	March 31,	June 30,	September 31,	December 31,	March 31,	June 30,	September 31,	December 31,
	2008	2008	2008	2008	2009	2009	2009	2009
	(in RMB thousands)

Share-based compensation expenses	1,173	1,273	1,185	1,184	1,251	1,264	2,158	3,282

The following table presents certain selected operating data of our company as of and for the eight quarters in the period ended December 31, 2009.

	As of and for the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008	2009	2009	2009	2009

Operating Data:
Total hotels in operation	86	102	145	167	181	200	216	236
Leased-and-operated hotels	81	96	127	145	151	160	166	173
Franchised-and-managed hotels	5	6	18	22	30	40	50	63
Total hotel rooms in operation	10,562	12,863	18,076	21,033	22,744	24,707	26,475	28,360
Leased-and-operated hotels	9,993	12,224	16,123	18,414	19,223	20,235	20,906	21,658
Franchised-and-managed hotels	569	639	1,953	2,619	3,521	4,472	5,569	6,702
Number of cities	27	29	35	35	36	38	38	39
Occupancy rate (as a percentage)
Leased-and-operated hotels	84	91	87	90	86	96	98	96
Franchised-and-managed hotels	78	83	61	78	80	91	95	91
Total hotels in operation	84	90	85	89	85	96	98	95
Average daily room rate (in RMB)
Leased-and-operated hotels	176	181	180	177	169	175	175	178
Franchised-and-managed hotels	183	179	184	177	170	173	171	173
Total hotels in operation	176	181	180	177	169	174	174	177
RevPAR (in RMB)
Leased-and-operated hotels	148	164	157	159	145	168	172	171
Franchised-and-managed hotels	143	149	113	138	136	157	163	158
Total hotels in operation	148	163	153	157	144	167	171	168

Our Liquidity and Capital Resources

Our principal sources of liquidity have been our sale of preferred shares, ordinary shares and convertible notes through private placements and borrowings from PRC commercial banks and cash generated from operating activities. Our cash and cash equivalents consist of cash on hand and liquid investments which have maturities of three months or less when acquired and are unrestricted as to withdrawal or use. As of December 31, 2009, we had entered into binding contracts with lessors of 21 properties for our leased-and-operated hotels under development. As of December 31, 2009, we expected to incur approximately RMB247.7 million of capital expenditures in connection with certain recently completed leasehold improvements and to fund the leasehold improvements of these 21 leased-and-operated hotels. We intend to fund this planned expansion with our operating cash flow and our cash balance.

Our working capital as of December 31, 2009 was RMB51.1 million. We have been able to meet our working capital needs, and we believe that we will be able to meet our working capital needs in the foreseeable future with our operating cash flow and existing cash balance.

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(RMB)	(RMB)	(RMB)	(US$)
	(in thousands)

Net cash provided by (used in) operating activities	(68,254)	(13,738)	296,340	43,414
Net cash used in investing activities	(284,014)	(451,589)	(256,027)	(37,508)
Net cash provided by financing activities	499,307	482,479	47,064	6,895
Effect of exchange rate changes on cash and cash equivalents	(6,676)	(7,541)	(36)	(6)
Net increase in cash and cash equivalents	140,363	9,611	87,341	12,795
Cash and cash equivalents at the beginning of the year	33,272	173,636	183,246	26,846

Cash and cash equivalents at the end of the year	173,635	183,247	270,587	39,641

Operating Activities

Prior to January 1, 2009, we have financed our operating activities primarily through cash generated from financing activities and operations. In 2009, we financed our operating activities primarily through cash generated from operations. We currently anticipate that we will be able to meet our needs to fund operations in the next twelve months with operating cash flow and existing cash balances.

Net cash provided by operating activities amounted to RMB296.3 million in 2009, primarily attributable to (i) our net income of RMB51.4 million in 2009, (ii) an add-back of RMB145.6 million in depreciation and amortization in 2009, (iii) an increase of RMB42.6 million in deferred revenues primarily attributable to one-time membership fees in connection with our HanTing Club loyalty program as well as initial franchise-and-management fees paid by our franchisees, and (iv) an add-back of RMB36.6 million in deferred rent because rental accrued on a straight-line basis exceeded rental paid out of our contractual liability.

Net cash used in operating activities amounted to RMB13.7 million in 2008. This was primarily attributable to (i) our net loss of RMB132.6 million and, as a result of the loss, an increase in deferred tax of RMB34.1 million, (ii) an increase in prepaid rent of RMB35.8 million due to our increased number of leased-and-operated hotels, and (iii) an increase of RMB12.8 million in our inventory due to an increase in the number of leased-and-operated hotels in operation and concentrated new hotel openings in late 2008, partially offset by (i) an add-back of RMB90.8 million in depreciation and amortization in 2008, (ii) an add-back of RMB92.1 million in deferred rent, primarily because rental accrued on a straight-line basis exceeded rental paid out of our contractual liability, and (iii) an increase of RMB25.0 million in deferred revenues attributable to the one-time membership fee in connection with our HanTing Club loyalty program.

Net cash used in operating activities amounted to RMB68.3 million in 2007. This was primarily attributable to (i) our net loss of RMB113.7 million and, as a result of the loss, an increase in deferred tax of RMB19.7 million, (ii) an increase in prepaid rent of RMB27.5 million due to our increased number of leased-and-operated hotels, and (iii) a decrease in accrued expenses and other current liabilities of RMB3.4 million, partially offset by (i) an add-back of RMB31.0 million in deferred rent primarily because rental accrued on a straight-line basis exceeded rental paid out of our contractual liability, and (ii) an add-back of RMB32.9 million in depreciation and amortization in 2007.

Investing Activities

Our cash used in investing activities is primarily related to our leasehold improvements and purchase of equipment and fixtures used in leased-and-operated hotels. In 2007, 2008 and 2009, we experienced net cash outflows from investing activities.

Net cash used in investing activities decreased from RMB451.6 million in 2008 to RMB256.0 million in 2009, primarily due to a decrease in our leasehold improvements and purchases of equipment as a result of fewer new openings of leased-and-operated hotels in 2009.

Net cash used in investing activities increased from RMB284.0 million in 2007 to RMB451.6 million in 2008, primarily due to an increase of RMB469.5 million in our leasehold improvements and purchases of equipment as a result of accelerated addition of new leased-and-operated hotels in 2008.

Financing Activities

Our financing activities consist of the issuance and sale of our shares and convertible notes to investors and related parties and borrowings from PRC commercial banks.

Net cash provided by financing activities decreased from RMB482.5 million in 2008 to RMB47.1 million in 2009. Net cash provided by financing activities in 2009 primarily consisted of (i) short-term and long-term debt in an aggregate amount of RMB292.0 million which we incurred in 2009 and (ii) proceeds of RMB54.9 million from issuance of our ordinary shares, partially offset by the repayment of RMB230.0 million of our short-term debt in 2009. Net cash provided by financing activities in 2008 primarily consisted of proceeds of RMB270.8 million from the issuance of our Series B preferred shares and short-term debt of RMB262.2 million, partially offset by the repayment of RMB220.0 million of our short-term debt in 2008.

Net cash provided by financing activities decreased from RMB499.3 million in 2007 to RMB482.5 million in 2008. Net cash provided by financing activities in 2007 primarily consisted of (i) proceeds of RMB310.3 million from issuance of our Series B preferred shares, (ii) short-term debt of RMB158.2 million, (iii) proceeds of RMB76.2 million from issuance of our ordinary shares to our founder, Mr. Qi Ji, partially offset by the repayment of RMB157.9 million of our short-term debt in the year, and (iv) proceeds of RMB30.5 million from issuance of our convertible promissory notes.

Restrictions on Cash Transfers to Us

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for the specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends. In addition, due to restrictions on the distribution of share capital from our PRC subsidiaries, the share capital of our PRC subsidiaries is considered restricted. As a result of the PRC laws and regulations, as of December 31, 2009, approximately RMB1,146.8 million was not available for distribution to us by our PRC subsidiaries in the form of dividends, loans, or advances.

Furthermore, under regulations of the SAFE, the Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

The new EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” See “Taxation — PRC Taxation.”

The new EIT Law imposes a withholding tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a “non-resident enterprise” without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a “non-resident enterprise” under the new EIT Law.

The new EIT Law provides that PRC “resident enterprises” are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC “resident enterprise,” we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us would be exempt from the PRC dividend withholding tax, since such income is exempted under the new EIT Law to a PRC resident recipient. However, if we are required under the new EIT Law to pay income tax on any dividends we receive from our subsidiaries, our income tax expenses will increase.

We do not expect any of such restrictions or taxes to have a material impact on our ability to meet our cash obligations.

Capital Expenditures

Our capital expenditures were incurred primarily in connection with leasehold improvements, investments in furniture, fixtures and equipment and technology, information and operational software. Our capital expenditures totaled RMB304.1 million, RMB567.6 million and RMB220.8 million in 2007, 2008 and 2009, respectively. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our operating activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2009:

	Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in RMB millions)

Long-term debt and related interest payment obligations	147	64	83	-	-
Operating lease obligations	5,205	460	931	929	2,885
Purchase obligations	22	22	-	-	-

Total	5,374	546	1,014	929	2,885

As of December 31, 2009, our long-term debt obligations consisted of outstanding borrowings under our credit facility with the Industrial and Commercial Bank of China. Our operating lease obligations related to our obligations under lease agreements with lessors of our leased-and-operated hotels. Our purchase obligations primarily consisted of contractual commitments in connection with leasehold improvements and installation of machinery and equipment for our leased-and-operated hotels.

Outstanding Indebtedness

The following table sets forth a summary of our outstanding borrowings as of December 31, 2009:

					Outstanding
					Balance
			Maximum	Drawdown as	as of
	Date of	Credit Line	Credit Line	of December 31,	December 31,		Interest
Lender	Credit Line	Maturity Date	Amount	2009	2009		Rate
				(in RMB)

China Merchants Bank	June 2009	June 2010	150,000,000	-	-		4.98%
Industrial and Commercial Bank of China	September 2008	September 2011	172,000,000	172,000,000	137,000,000	(1)	5.72%

Note: (1)	We repaid the total outstanding balance on February 1, 2010.

In January 2008, we entered into a one-year revolving credit line with China Merchants Bank under which we can borrow up to RMB150.0 million during the term of the facility. Such credit facility was renewed in June 2009. As of December 31, 2009, we did not draw any amount available to us under this facility. The weighted average interest rate was 4.98% for the year ended December 31, 2009. This credit facility is guaranteed by Mr. Qi Ji, our founder and executive chairman, and collateralized by certain of our office properties with a net book value of RMB9,066,880 as of December 31, 2009.

In September 2008, we entered into a three-year credit facility with the Industrial and Commercial Bank of China under which we can borrow up to RMB172.0 million during the term of the facility. As of December 31, 2009, we had fully drawn down the facility. The weighted average interest rate was 5.72% in 2009. Certain commercial properties owned by Lishan Property (Suzhou) Co., Ltd., an entity controlled by Mr. Qi Ji, our founder and executive chairman, are pledged to secure such credit facility.

In January 2010, we entered into a three-year credit facility with the Industrial and Commercial Bank of China under which we can borrow up to RMB150.0 million during the term of the facility. As of March 5, 2010, we had drawn down RMB70.0 million with an interest rate of 4.86%. This credit facility is not collateralized.

Off-Balance Sheet Commitments and Arrangements

Other than operating lease obligations set forth in the table under the caption “Contractual Obligations” above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, consumer price index in China increased by 4.8% and 5.9% in 2007 and 2008, respectively, and decreased by 0.7% from 2008 to 2009.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends. Our total restricted net assets were RMB1,146.8 million as of December 31, 2009.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. As of December 31, 2009, our total outstanding loans amounted to RMB137.0 million with interest rate of 5.72%. Assuming the principal amount of the outstanding loans remains the same as of December 31, 2009, a 1% increase in each applicable interest rate would add RMB1.2 million to our interest expense in 2009. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk.

We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars as a result of our past issuances of preferred shares through a private placement and proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 19% against the U.S. dollar between July 21, 2005 and December 31, 2009. Since reaching a high against the U.S. dollar in September 2008, however, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its September 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since September 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how it may change again. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB denominated cash amounts into U.S. dollars amounts for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. By way of example, assuming we had converted a

U.S. dollar denominated cash balance of US$1.0 million as of December 31, 2009 into Renminbi at the exchange rate of US$1.00 for RMB6.8259, such cash balance would have been approximately RMB6.8 million. Assuming a further 1.0% appreciation of the Renminbi against the U.S. dollar, such cash balance would have decreased to RMB6.7 million as of December 31, 2009. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 810-10, “Consolidation — Overall” (previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement to consolidating qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for our fiscal year beginning January 1, 2010. We are currently assessing the potential impacts, if any, on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update, or ASU, 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value.” ASU 2009-05 amends ASC 820-10, “Fair Value Measurements and Disclosures — Overall,” for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and that both a quoted price in an active market for the identical liability at measurement date and that the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of ASU 2009-05 are effective for the first reporting period (including interim periods) beginning after issuance. Early application is permitted. We are evaluating the impact of applying this ASU on our consolidated financial statements starting from January 1, 2010.

In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements” (previously EITF 08-1, Revenue Arrangements with Multiple Deliverables). This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact of adoption on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-05, “Compensation — Stock Compensation (Topic 718) — Escrowed Share Arrangements and the Presumption of Compensation” (previously EITF Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation”). This ASU provides the SEC Staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. The SEC Staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation, consistent with the principle articulated in ASC 805, “Business Combinations.” We are currently evaluating the impact of adoption on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” The ASU amends ASC 820 (formerly SFAS 157) to add new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The guidance in the ASU is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. We are currently evaluating the impact of adoption on our consolidated financial statements.

Change in Accountants

In connection with our Series B financing in June 2007, our board of directors approved the appointment of Ernst & Young Hua Ming as our independent auditors.

In August 2009, in connection with this offering, our board of directors approved our engagement of Deloitte Touche Tohmatsu CPA Ltd. to audit our consolidated financial statements for the three years ended December 31, 2009. In August 2009, Ernst & Young Hua Ming was dismissed.

In connection with the audits for the two years ended December 31, 2007, there were no disagreements with Ernst & Young Hua Ming on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young Hua Ming, would have caused them to make reference thereto in their report on the financial statements for such years. The reports of Ernst & Young Hua Ming on the consolidated financial statements of China Lodging Group, Limited for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Subsequent to Ernst & Young Hua Ming’s dismissal and prior to the issuance of our consolidated financial statements for the year ended December 31, 2008, we restated our previously issued consolidated financial statements for the years ended December 31, 2007 and 2006. We provided a copy of the restatement footnote to Ernst & Young Hua Ming. We did not seek or obtain Ernst & Young Hua Ming’s concurrence with the restatement. As a result, Ernst & Young Hua Ming withdrew its previously issued reports.

During the 2007, 2008 and 2009 fiscal years, and the subsequent interim period prior to engaging Deloitte Touche Tohmatsu CPA Ltd., neither we nor any person on our behalf consulted with Deloitte Touche Tohmatsu CPA Ltd. regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by Deloitte Touche Tohmatsu CPA Ltd. that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement or reportable event pursuant to Item 16F(a)(2) of Form 20-F. Deloitte Touche Tohmatsu CPA Ltd. has reported on the consolidated financial statements for each of the three years ended December 31, 2009.

We provided a copy of this disclosure to Ernst & Young Hua Ming.

On March 5, 2010, Ernst & Young Hua Ming issued a letter to the Securities and Exchange Commission stating that it agrees with the relevant disclosure contained in this section, and we have filed that letter as an exhibit to the registration statement of which this prospectus forms a part.

INDUSTRY OVERVIEW

Expansion of the Branded Economy Hotels in China

The lodging industry in China consists of upscale luxury hotels such as four and five star hotels and other accommodations such as one, two and three star hotels and guest houses. The industry grew from 237.8 thousand hotels in 2003 to 315.9 thousand hotels in 2008, and 20.1 million rooms in 2003 to 27.3 million rooms in 2008, according to Euromonitor International.

The table below shows the composition of the lodging industry in terms of type of lodging facilities as of December 31, 2008:

		% of	Number of	% of
	Number of Hotels	Total	Hotel Rooms	Total

Total lodging facilities(1)	315,893	100.0%	27,346,500	100.0%
Four and five star hotels(2)	2,253	0.7%	526,482	1.9%
Other accommodations*	313,640	99.3%	26,820,018	98.1%

Source:	(1)	Euromonitor International, 2009
	(2)	National Tourism Administration of China, 2008

*	Represents the difference between the number for total lodging facilities and the number for four and five star hotels

While many of the four and five star hotels in China are operated by international hotel operators, the rest of lodging facilities are predominantly run by domestic operators. Economy hotel is a relatively new concept in China. Economy hotels refer to small to medium sized hotels that provide quality rooms and professional services to satisfy customers’ basic accommodation needs at reasonable prices, mostly priced under RMB400 per room night. The main focus of the economy hotel is on cleanliness, safety, convenience, with air conditioning, in-suite bathroom and free broadband.

The demand for quality economy hotels has been driven by both domestic and in-bound international travel volumes growth as well as increase in living standard. While branded economy hotel chains have begun to emerge in China, stand-alone and individually run economy hotels in China with varying levels of service and quality still account for a significant majority of the market in terms of rooms and revenues.

Branded economy hotel chains first appeared in China in the late 1990’s and started to gain wider market awareness since the early 2000’s. Between 2003 and 2008, the number of branded economy hotels and hotel rooms grew at a compound annual growth rate, or CAGR, of 100% and 98%, respectively, according to the October 2009 Inntie Report. According to the same source, as of June 30, 2009, there are seven branded economy hotel chains each with over 100 hotels or at least 10,000 hotel rooms.

							2003-2008
	2003	2004	2005	2006	2007	2008	CAGR

Number of Hotels for Branded Economy Hotel Chains	87	166	522	906	1,698	2,805	100.3%
Number of Hotel Rooms for Branded Economy Hotel Chains	10,292	19,199	56,854	98,817	188,788	312,930	98.0%

Source:    According to the October 2009 Inntie Report, “Branded Economy Hotel Chain” is defined as a hotel operator with at least two economy hotels in operation.

Growth Drivers and Trends of the Branded Economy Hotels in China

The economy hotel industry in China, in particular the branded economy hotel chains, is at an early stage of development and presents tremendous growth opportunities.

Growth Drivers

China’s robust economic growth drives overall travel and tourism industry

According to the International Monetary Fund, China is one of the world’s fastest growing economies with its gross domestic product, or GDP, growing at a CAGR of 10.8% between 2003 and 2008, and is forecast to grow at a CAGR of 10.3% from 2010 to 2014. Domestic travel, the key target segment for economy hotels, is expected to continue to grow significantly as domestic business activities expand and leisure traveling becomes more frequent due to rising disposable income levels and economic growth. As a result of increasing domestic travel, China’s total travel accommodations in terms of sales grew at a CAGR of 9.5% between 2003 and 2008, according to Euromonitor International. In addition, in-bound international travel grew at a CAGR of 11.7% between 2001 and 2008 according to the National Bureau of Statistics of China.

Increasing domestic business travel, particularly with the growing importance of small and medium enterprises

The significant increase in the number of small and medium enterprises has been one of the main drivers behind the expansion of domestic travel in China, contributing to the increase in demand for economy lodging. According to iResearch, the number of small and medium enterprises in China increased from 23.6 million in 2003 to 34.5 million in 2007, representing a CAGR of 10.0%, and is forecast to grow at a CAGR of 7.3% from 2010 to 2012. Because small and medium enterprises travelers are generally more cost-conscious due to their limited travel budget, they are more likely to stay at economy hotels tailored to their business needs. According to the 2009 China Economy Hotel Survey, in 2008, 42% of economy hotel guests were individual business travelers, many of them we believe were small and medium enterprises travelers.

Rapidly growing domestic leisure travel as a result of higher disposable income and changing lifestyle

Increase in Disposable Income.  According to Euromonitor International, the number of households with annual disposable incomes over US$5,000 in China increased from 33.8 million in 2003 to 134.1 million in 2008, representing a CAGR of 31.7%, and is expected to reach 341.4 million by 2020, representing a CAGR of 8.1% from 2008. Domestic tourism in China is expected to continue the significant growth as a result of growing disposable income. China’s domestic tourism spending grew from RMB344.2 billion in 2003 to RMB777.1 billion in 2007 according to the National Bureau of Statistics of China, representing a CAGR of 22.6%.

Change in Lifestyle.  With increased personal wealth, consumers are also changing their lifestyles; some of these changes have important implications for the economy hotel industry. Our observation is that the younger generation has demonstrated a higher interest in leisure travel as compared to older generations. As more companies in China adopt paid leave policy, we believe many consumers will utilize such paid leaves for leisure travel. In addition, increased car ownership will not only increase the ease of domestic leisure travel, but also change people’s travel habits — we note that people traveling in their own cars often prefer to choose and book accommodation themselves rather than participate in organized tours. According to the National Bureau of Statistics of China, car ownership per 100 households has increased from 0.5 in 2000 to 6.1 in 2007, representing an eleven-fold increase. We believe most leisure travelers are value-conscious and consider economy hotel chains their preferred choice of accommodation.

Growth Trends

Increasing attractiveness of branded economy hotel chains

China’s lodging industry is still highly fragmented with branded economy hotel chains accounting for a small percentage of the industry. As of December 31, 2008, there were 2,805 economy chain hotels and 312,930 economy hotel chain rooms in China, according to the October 2009 Inntie Report. Based on the estimated size of 313,640 hotels and 26,820,118 hotel rooms in China’s lodging industry excluding four and five star hotels, branded economy hotel chains collectively only account for 0.9% and 1.2% of these hotels and hotel rooms, respectively.

The penetration rate of branded economy hotels in China is still low. As of the end of 2008, there were an estimated 0.52 branded economy hotel rooms per 1,000 urban residents in China. Moreover, China’s urban resident base will continue to expand as its urbanization continues. China’s urban population is expected to reach more than 728 million by 2020, representing more than 53% of the estimated population of China in 2020 compared to 46% in 2008, according to the Euromonitor International.

Economy Hotel Penetration Comparison

	China

Number of Branded Economy Hotel Chain Rooms in 2008	312,930	(1)
Urban Population (in thousands) in 2008(3)	602,317
Urban Population as % of Total Population in 2008(3)	45.6%
Number of Branded Economy Hotel Rooms per 1,000 Urban Residents*	0.52

Source:	(1)	October 2009 Inntie Report
	(2)	Euromonitor International, 2009

*	Represents the ratio of the number of branded economy hotel chain rooms in 2008 to urban population (in thousands) in 2008

According to a 2007 report by the National Tourism Administration of China, branded economy hotel chains offer similar price range and have often outperformed lower-star-rated hotels in attracting customers. From 2001 to 2008, the number of one star hotels in China actually declined at a CAGR of 5.2%, according to the National Tourism Administration of China. Stand-alone lodging facilities may find it increasingly difficult to compete with branded economy hotel chains due to their geographic distribution, economy of scale, operating efficiency and superior branding. Leading branded economy hotel chains expect to continue to gain market share over time, as customers will be increasingly drawn to their consistent product and service offerings, competitive pricing, efficient customer support and reservation systems, broad geographic networks, and other benefits such as loyalty programs which stand-alone lodging facilities cannot offer.

Emerging segmentation within the economy hotel industry

Most of China’s branded economy hotel chains offer relatively homogeneous products. They operate in a relatively narrow price band, with 51% of the hotel rooms priced in the RMB150 to RMB200 per room night range and 26% of the hotel rooms priced in the RMB200 to RMB300 per room night range, according to the March 2009 Inntie Report. In addition, the price range primarily reflects the impact of geographical differences in hotel locations rather than the product offerings.

As China’s lodging market continues to evolve, the demand for further segmentation within the economy hotel industry is expected to increase, driven by consumers looking for products and services that are more sophisticated and tailored. For example, we believe large domestic and multinational corporations are increasingly looking for branded mid-scale hotels with higher quality products and services than economy hotels to accommodate the travel needs of their management staff. On the other hand, budget hotels with a price range of RMB100 to RMB150 may cater to the growing domestic leisure segment, particularly among by students and other young travelers with limited budgets. Therefore, hotel operators that can develop products at different price ranges to cater for different customer bases will likely enjoy higher growth potential.

BUSINESS

Overview

We operate a leading economy hotel chain in China. We achieved the highest revenues generated per available room, or RevPAR, and the highest occupancy rate in 2008 and for the first half of 2009, and the highest growth rate in terms of the number of hotel rooms during the period from January 1, 2007 to June 30, 2009, in each case among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report.

We mainly utilize a lease-and-operate model, under which we directly operate hotels that are typically located in prime locations of selected cities. We also employ a franchise-and-manage model, under which we manage franchised hotels, to expand our network coverage. We apply a consistent standard and platform across all of our hotels. As of December 31, 2009, we had 173 leased-and-operated hotels and 63 franchised-and-managed hotels. In addition, as of the same date, we had 21 leased-and-operated hotels and 123 franchised-and-managed hotels under development.

We offer three hotel products that are designed to target distinct groups of customers. Our flagship product, HanTing Express Hotel, targets knowledge workers and value-conscious travelers. Our premium product, HanTing Seasons Hotel, targets mid-level corporate managers and owners of small and medium enterprises, and our budget product, HanTing Hi Inn, serves budget-constrained travelers. As a result of our customer-oriented approach, we have developed strong brand recognition and a loyal customer base. We have received multiple awards, including “Most Favored Economy Hotel in 2008” by Traveler Magazine and “Most Suitable Economy Hotel for Business Travelers” by Qunar.com, one of the leading online travel search engines in China, in 2008. In 2009, approximately 68% of our room nights were sold to members of HanTing Club, our loyalty program.

Our operation commenced with mid-scale limited service hotels and commercial property development and management in 2005. We began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. Our total revenues grew from RMB249.4 million in 2007 to RMB1,333.9 million in 2009. We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively. We had net income attributable to our company of RMB42.5 million in 2009.

Our Strengths

We believe that the following strengths differentiate us from our competitors and have enabled us to capture a leading position in the rapidly growing economy hotel industry in China.

We have established a premium brand and achieved the highest RevPAR and occupancy rate

We believe the prime locations of our hotels and our high-quality products and consistent services have enabled us to develop a loyal customer base and establish a premium brand. We achieved the highest RevPAR and occupancy rate in 2008 and for the first half of 2009 among economy hotel chains in China with over 100 hotels or at least 10,000 hotel rooms, according to the October 2009 Inntie Report.

According to the March 2009 Inntie Report, the top hotel selection criterion for business travelers is location. We consider our ability to effectively address this consideration to be a key to our success and profitability. The majority of our hotels are located in China’s economically more developed cities. In addition, we typically select central or highly accessible locations for our hotels which we believe give our customers easy access to business, shopping and entertainment facilities. For instance, as of December 31, 2009, approximately 50% of our hotels in Shanghai and 60% of our hotels in Beijing were located within Shanghai’s Inner Circle Highway and Beijing’s Third Ring Road, respectively, which are both generally considered central locations.

We offer high-quality products and consistent services and design our hotels with features tailored to our customers’ specific needs. For instance, our key focuses include providing comfortable bedding, temperature-controlled shower facilities, functional work stations, a secured environment only accessible by our membership cards, and free broadband Internet access to meet the needs of knowledge workers and value-conscious travelers.

Our reputation for providing diversified high-quality hotel products in prime locations has attracted a large number of loyal customers with desirable demographics. According to our own survey conducted in late 2009, approximately 75% of our customers held manager, director and above positions with corporate or governmental organizations, over 85% of our customers had college or above education, and approximately 35% of our customers had annual household incomes of RMB100,000 or more. Additionally, a large number of our customers have joined our paid customer loyalty program. As of December 31, 2009, our HanTing Club loyalty program had approximately 1.5 million individual members and approximately 84,300 corporate members. In 2009, approximately 68% of our room nights were sold to our HanTing Club members.

We have built a premium brand based on our products, services and customers. We have been recognized as one of the most favored brands for leisure and business travelers in China, receiving awards including “Most Favored Economy Hotel in 2008” by Traveler Magazine and “Most Suitable Economy Hotel for Business Travelers” in 2008 by Qunar.com, a leading online travel search engine in China. As a result, we enjoy high customer loyalty and generally are able to charge a premium price over our peers at similar locations in markets where we have established a strong presence.

We have successfully established a portfolio of diversified products

While most of China’s branded economy hotel chains offer relatively homogeneous products, as China’s lodging market continues to evolve, the demand for further segmentation within the economy hotel industry is expected to increase, driven by consumers looking for products and services that are more sophisticated and tailored to their needs.

We have successfully established a portfolio of diversified products, which we believe enables us to capture a wide spectrum of market opportunities. We have focused on providing high-quality services in areas close to major business and commercial districts to meet the needs of junior to middle-level business travelers and value-conscious travelers, who are the target customers of our flagship product, HanTing Express Hotel. In addition, we have developed HanTing Seasons Hotel, originally marketed under the name HanTing Hotel, which targets mid-level corporate managers and owners of small and medium enterprises. Our HanTing Seasons Hotels, are typically located in city centers or central business districts and offer rooms and services with a quality comparable to three and four star hotels, but are priced at much more competitive rates. In addition, in order to tap the market of budget-constrained young travelers, students and new college graduates, we have launched HanTing Hi Inn hotels which offers compact rooms with comfortable facilities and common areas at affordable prices.

We believe our diversified product offerings, designed to meet the needs and expectations of distinct groups of customers, have enabled us to increase our revenue mix and long-term development flexibility through the coverage of key segments with growth potential within the economy hotel industry. In addition, our product offerings have achieved synergy in operations and enabled us to establish a strong and differentiated brand.

We have adopted a disciplined return-driven development model with a proven track record

We have adopted a disciplined return-driven development model to optimize our growth and profitability. Under our return-driven development model, we subject all new hotel openings to extensive market research and a rigorous evaluation process and operate them cost effectively to maximize profitability. We only proceed with new hotels that meet our stringent strategic and financial return criteria, such as internal rate of return, payback period and total net cash flow.

We typically select central or highly accessible locations for our leased-and-operated hotels in economically more developed cities. The prime locations of our hotels have enabled us to achieve high RevPAR through high occupancy rate and average daily rate. Once our hotels reach the mature stage, their RevPARs are generally high enough to offset the higher rental expenses at prime locations. As a result, an increase in our revenues achieved through higher RevPAR will generally result in higher profitability and net operating cash flow.

Our disciplined return-driven development model extends throughout the full spectrum of our business. We believe our emphasis on return criteria and prime locations in strategically important cities lays a critical foundation for us to grow in a profitable and sustainable manner.

We have been able to achieve operational efficiency while improving productivity

We believe that our ability to systematically streamline and optimize our personnel, resources and workflow has enabled us to achieve operating efficiency and to improve productivity while maintaining product and service quality.

Our procurement system, which centralizes the purchasing functions of our leased-and-operated hotels, allows us to effectively lower the costs of construction materials and other consumable items through bulk purchases on an ongoing basis. We have built an effective workforce at both the headquarters and hotel levels by streamlining operating procedures and effective training of our personnel. We also leverage information technology to enhance our workforce’s productivity, and enable us to reduce overhead at each hotel, and more importantly, to enhance financial control over all of our hotels. For example, most of our peers require a financial controller and a cashier to be deployed at each hotel. As we have centralized the accounting and finance functions at the corporate level by leveraging information technology and effective cash management, we do not require a financial controller and a cashier to be deployed at each of our hotels.

We have an efficient and scalable operating system supported by advanced technology platform

We believe that our technological capabilities play a crucial role in the growth and success of our business. We believe that we are at the forefront of the industry with our proprietary web-based and centralized real-time information technology platform. We invested in information technology at an early stage of our development, and we believe that our robust technology platform is capable of supporting our continued growth without requiring significant additional investment. Our information systems are highly scalable. Servers are not required to be installed at individual hotels, which significantly reduces the time and costs associated with installation, maintenance and upgrading. In addition, our integrated systems allow us to enhance profitability by effectively managing our occupancy rates and average daily rates at each hotel and implementing and adjusting our marketing strategy based on real-time data.

Our advanced technology platform supports our scalability and profitability primarily through the following means:

•	Real-time inventory management maximizing occupancy and booking efficiency: Our real-time inventory management system allows us to lower our booking costs relative to our competitors, efficiently manage room inventory across our hotels to maximize occupancy and enhance our customer satisfaction by improving reservation efficiency and accuracy.

•	RevPAR management maximizing revenues: Our system allows our management to centrally control pricing across our hotel network. We track industry-wide room pricing information to determine our pricing structure across products, locations and seasons to enhance RevPAR by optimizing daily room rate and occupancy.

•	Membership management enhancing loyalty: Our system is capable of tracking and monitoring the data, preferences, activities and needs of our individual and corporate members. As a result, we are able to implement more focused marketing initiatives and provide more tailored services that can enhance our customers’ experience and loyalty.

•	Franchisee management: We manage our franchised-and-managed hotels through our centralized and standardized information platform. Key functions such as bookings are monitored by our central reservation system.

•	Performance management: Our real-time system provides valuable data for management to monitor, evaluate and make important business decisions on a real-time basis. It also enhances our ability to manage our entire operations and therefore allows us to maintain product and service quality and consistency while growing rapidly.

We have an experienced management team supported by a well-trained workforce

Our senior management team has extensive industry and leadership experience. Mr. Qi Ji, our founder and executive chairman, was a co-founder of Ctrip.com International, Ltd., or Ctrip, one of the largest online travel services providers in China, and Home Inns & Hotels Management Inc., or Home Inns, one of the largest Chinese economy hotel chains, both of which are listed on the Nasdaq Global Market. Our senior management team has proven operational and management track records in the lodging industry and in other multinational corporations. Our core management team has been in place since 2007, when our business began experiencing its fastest rate of expansion. The stability of our core management team has provided the execution leadership and consistency necessary to our profitability and growth.

We also have a well-trained and motivated workforce, and an effective training program to develop management staff to manage our rapidly expanding network. Our HanTing College, together with our regional management teams, offers structured training programs for our hotel managers, other hotel-based staff and corporate staff. Our hotel managers are required to attend a three-week intensive training program, covering topics such as HanTing corporate culture, team management, sales and marketing, customer service, hotel operation standards and financial and human resource management. Approximately 90% of our hotel managers have received training completion certificates. Our HanTing College also rolled out a new-hire training package in October 2009 to standardize the training for hotel-based staff across our hotel chain. In addition, we provide our corporate staff with various training programs, such as managerial skills, office software skills and corporate culture. Furthermore, we have developed both hotel-based training programs and online training and examination centers. In 2009, our hotel-based staff and corporate staff on average have received approximately 70 and 40 hours of training, respectively.

We have implemented a comprehensive review and incentive system that aligns performance and compensation as well as internal promotions, which also enable us to motivate and retain our workforce. We have designed a balanced scorecard system to assist us in evaluating the performance of our employees. For example, our hotel managers are evaluated quarterly based on financial performance of their respective hotels, customer feedback, process implementation and leadership initiatives. Approximately 30% of a typical hotel manager’s annual income is determined by the evaluation results. In addition, we grant bonuses to our hotel-based staff based on the sales performance of their respective hotels. We have developed a comprehensive review and incentive system. We have also established a bonus system for our corporate staff that is tied to the performance of our company and individual employees. We evaluate our corporate staff’s performance twice a year. We believe that our comprehensive review and incentive system helps align individual efforts with our strategy and motivate our workforce to maintain our consistent high-quality service standards.

Our Strategies

Our vision is to become one of the leading hotel groups in China. We intend to achieve this goal through the following strategies:

Enhance our market leadership through prudent return-driven network expansion

We intend to remain focused on expanding our hotel network in a return-driven manner through the following initiatives:

•	Grow our leased-and-operated hotels in pursuit of long-term profitability: We believe that the leased-and-operated hotels will continue to be the main contributor to our revenues and long-

term profitability. As of December 31, 2009, we had 21 leased-and-operated hotels under development. We plan to gain greater market share and strengthen our leadership position through opening more leased-and-operated hotels that meet our stringent strategic and financial return criteria in selective locations. While screening new opportunities, our key criterion remains the expected return on investment.

•	Further expand our network growth through franchised-and-managed hotels: We believe the franchise-and-manage model enables us to quickly and effectively expand our coverage and market share in a less capital-intensive manner with substantially lower execution risks. We intend to supplement the expansion of our network coverage with franchised-and-managed hotels. As of December 31, 2009, we had 123 franchised-and-managed hotels under development. We plan to continue to enhance our marketing activities to attract new franchisees while encouraging our existing franchisees to expand their hotel businesses under our brand and management.

•	Pursue selective acquisitions: We have in the past made selective acquisitions. For instance, we acquired three hotels at prime locations in Hangzhou, China which were originally franchised hotels of an international hotel operator but are now under our leased-and-operated hotel operation. When opportunities arise, we may continue to selectively acquire economy hotel operators who operate either leased or franchised hotels. In identifying potential acquisition targets, we will adhere to our return-driven development model.

Meet evolving market demand through product diversification and customer segmentation

We expect that as customers become increasingly sophisticated, they are more attracted to hotel product offerings that can meet their distinct needs and preferences. While continuing to focus on the expansion of HanTing Express Hotels, we plan to further grow our networks of HanTing Seasons Hotel and HanTing Hi Inn, which have different target customer groups, product features and price points than HanTing Express Hotels. Through these three hotel products, we aim to target distinct groups of customers and capture a wider spectrum of the economy hotel market.

Further enhance our brand recognition and expand our customer base by leveraging our loyalty program

We intend to enhance our brand recognition and expand our customer base by further leveraging our loyalty program. As our loyalty program provides an important source of repeat customers, we will continue to improve and utilize our integrated customer relationship management system, which contains our members’ detailed individual profiles, to encourage repeat purchases from our existing loyalty program members in a low-cost and efficient fashion.

In addition, we intend to continue to recruit new members through various marketing initiatives, including strategic marketing alliances, member referral programs, regular electronic newsletters, and certain member-only incentive programs. For example, we have entered into strategic alliances with Air China and China Eastern Airlines to promote our brand to a broader customer base. Pursuant to these arrangements, new members of their frequent flyer programs may enroll in our HanTing Club free of charge through our website, and, once enrolled, these members can earn mileage by staying at our hotels and enjoy other benefits. Furthermore, in December 2009, we launched a member incentive program which offers our members a 5% discount if they preload cash into their membership cards for consumption in our hotels.

Continue to invest in human capital to support future growth

We believe that it is critical to continue to invest in and accumulate human capital. We intend to further leverage our training system to facilitate the sharing of best practices across our hotel network and to develop a management talent pool to meet the demands presented by our anticipated rapid growth. In particular, we plan to step up our efforts in building our talent pool of hotel managers by actively identifying, recruiting, training and retaining qualified candidates with managerial potential.

In addition, we will continue to refine our performance evaluation system, compensation schemes and career development initiatives for our employees. By closely and systematically monitoring employee performance and aligning their interests with those of management and shareholders, we believe we can incentivize our workforce to maintain our consistent high-quality service standards and support our future growth.

Continue to implement cost control measures to enhance our profitability

We believe cost control and efficiency improvement are critical to maximizing our profitability and maintaining our competitiveness. We intend to continue to actively manage our costs to improve our profitability through the following measures:

•	Information technology systems. We intend to continue to upgrade our information technology systems, including our web property management, central reservation, customer relationship management and enterprise resource planning systems, to further improve our financial, operational and managerial efficiency and reduce personnel costs.

•	Procurement system. We will continue to enhance our centralized procurement of construction materials and other consumable items, which we believe will help lower our procurement costs, ensure consistent quality of materials and increase our rate of return.

Our Hotel Network

As of December 31, 2009, we operated 236 hotels in 39 cities in China, including 16 of the top 20 cities as measured by 2007 gross regional product, or GRP, where 78% of our hotels are located. We have adopted a disciplined return-driven development model aimed at achieving high growth and profitability. With an additional 144 hotels under development, our hotel network covers 63 cities in 20 provinces and municipalities across China. The following map sets forth the geographic coverage of our hotels as of December 31, 2009.

The following table sets forth a summary of all of our hotels as of December 31, 2009.

	Leased-and-	Franchised-and-	Leased-and-Operated	Franchised-and-Managed
	Operated	Managed	Hotels Under	Hotels Under
	Hotels	Hotels	Development(1)	Development(1)

Shanghai and Beijing	55	24	6	32
Top 20 cities (excluding Shanghai and Beijing)(2)	80	25	8	42
Other cities(3)	38	14	7	49

Total	173	63	21	123

(1)	Include hotels for which we have entered into binding leases or franchise-and-management agreements but that have not yet commenced operations.

(2)	According to the National Bureau of Statistics of China, in addition to Shanghai and Beijing, the top 20 cities, as measured by 2007 GRP, include Guangzhou, Shenzhen, Suzhou, Tianjin, Chongqing, Hangzhou, Wuxi, Qingdao, Foshan, Ningbo, Chengdu, Nanjing, Dongguan, Wuhan, Dalian, Shenyang, Yantai and Tangshan. We currently have no operation in Foshan, Dongguan, Tangshan and Yantai.

(3)	Include Changchun, Changsha, Changzhou, Fuzhou, Guilin, Harbin, Hefei, Jinan, Kunshan, Nanning, Nantong, Shijiazhuang, Taiyuan, Wuhu, Xi’an, Xiamen, Yangzhou, Yiwu, Zhenjiang, Zhengzhou, Zibo, Taizhou, Putian, Tai’an, Huai’an, Yixing, Zhangjiagang, Xining, Tongxiang, Yancheng and Jinzhou.

The following table sets forth the status of our hotels under development as of December 31, 2009.

	Pre-conversion	Conversion
	Period(1)	Period(2)	Total

Leased-and-operated hotels	8	13	21
Franchised-and-managed hotels	31	92	123

Total	39	105	144

(1)	Include hotels for which we have entered into binding leases or franchise-and-management agreements but of which the property has not been delivered by the respective lessors or managed hotel owners, as the case may be. The majority of these hotels are expected to commence operations by December 31, 2010.
(2)	Include hotels for which we have commenced conversion activities but that have not yet commenced operations. The majority of these hotels are expected to commence operations by June 30, 2010.

Leased-and-operated hotels

As of December 31, 2009, we had 173 leased-and-operated hotels, accounting for approximately 73% of the hotels in operation. We manage and operate each aspect of these hotels and bear all of the accompanying expenses. We are responsible for recruiting, training and supervising the hotel managers and employees, paying for leases and costs associated with construction and renovation of these hotels, and purchasing all supplies and other required equipment.

Our leased-and-operated hotels are situated on leased properties. The terms of these leases typically range from ten to 20 years. Rent is generally paid on a monthly or quarterly basis and is fixed for the first three to five years of the lease term. We are thereafter typically subject to a 3% to 5% increase every three to five years. We generally enjoy an initial three- to six-month rent-free period. Our leases usually allow for extensions by mutual agreement. In addition, our lessors are typically required to notify us in advance if they intend to sell or dispose of their properties, in which case we have the priority to purchase the properties on equivalent conditions and terms.

As of December 31, 2009, 20 of the 173 leased-and-operated hotels were operated through our majority-owned joint ventures. In January 2010, in order to fully capture the profit from and streamline the management of our joint ventures, we acquired the noncontrolling interest in three existing subsidiaries. We entered into an agreement with Xi’an Fukai Hotel Co., Ltd., a joint venture partner, to acquire the noncontrolling interest in HanTing Fukai Hotel Management Co., Ltd., one of our majority-owned joint ventures. Xi’an Fukai Hotel Co., Ltd. is a PRC company wholly owned by Mr. Xushe Wu and his spouse, both PRC citizens. In connection with this acquisition, we paid a cash consideration of RMB4.0 million and issued a warrant to Everlasting Investment Management Co., Ltd., a British Virgin Islands company wholly owned by Mr. Xushe Wu, to purchase 1,500,000 of our ordinary shares at an exercise price of US$1.54 per share. Everlasting Investment Management Co., Ltd. exercised its warrant and received 1,500,000 of our ordinary shares in February 2010. With cash consideration of RMB1.7 million and RMB0.4 million, respectively, we also acquired the noncontrolling interest in two majority-owned joint ventures, Beijing Dongfang Ruijing Hotel Management Co., Ltd. and Shanghai Guancheng Hotel Management Co., Ltd. from Beijing Dongfang Ruijing Hotel Management Co., Ltd. and Shanghai Guancheng Hotel Management Co., Ltd., respectively. These two acquisitions were funded with our existing cash.

Franchised-and-managed hotels

As of December 31, 2009, we had 63 franchised-and-managed hotels, accounting for approximately 27% of the hotels in operation. We select franchisees who are property owners, existing hotel operators or hotel investors. We manage our franchised-and-managed hotels and impose the same standards on all franchised-and-managed hotels to ensure product quality and consistency across our hotel network. We appoint and train hotel managers who are responsible for hiring hotel staff. We also provide our franchisees with such services as managing reservations, sales and marketing support, quality assurance inspections and other operational support and information. Our franchisees are responsible for the costs of developing and operating the hotels, including renovating the hotels to our standards, and all of the operating expenses. We believe the franchise-and-manage model has enabled us to quickly and effectively expand our geographical coverage and market share in a less capital-intensive manner through leveraging the local knowledge and relationships of our franchisees and the properties that they may own which are suitable for hotel business.

Our franchise-and-management agreements typically run for an initial term of eight years. We collect fees from our franchisees and do not bear loss, if any, incurred by the franchisees. Our franchisees are generally required to pay us a one-time franchise-and-management fee ranging between RMB100,000 and RMB300,000. They are also responsible for all costs and expenses related to hotel construction and refurbishing. In general, we charge a monthly franchise-and-management fee of approximately 5% of the gross revenues generated by each franchised-and-managed hotel. Beginning in 2009, we launched an alternative performance-based fee scheme to provide franchisees with more choices. We also collect from franchisees a reservation fee on a per-room-night basis for using our central reservation system and a membership registration fee to service customers who join our HanTing Club loyalty program at the franchised-and-managed hotels. Furthermore, we employ and appoint hotel managers for the franchised-and-managed hotels and charge the franchisees a monthly fee for the service. Therefore, our revenues from franchised-and-managed hotels are primarily affected by the number and the revenues of franchised-and-managed hotels.

Our hotel chain has grown rapidly since we began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. The following table sets forth the number of hotels we operated as of the dates indicated.

	As of December 31,
	2005	2006	2007	2008	2009

Leased-and-operated hotels	5	24	62	145	173
Franchised-and-managed hotels	-	2	5	22	63

Total	5	26	67	167	236

Our Products

We began migrating to our current business of operating and managing a multiple-product economy hotel chain in 2007. We offer three hotel products that are designed to target distinct groups of customers. Our flagship product, HanTing Express Hotel, targets knowledge workers and value-conscious travelers. Our premium product, HanTing Seasons Hotel, targets mid-level corporate managers and owners of small and medium enterprises, and our budget product, HanTing Hi Inn, serves budget-constrained travelers.

HanTing Express Hotel

Launched in 2007, HanTing Express Hotel is our flagship product with the value proposition of “Quality, Convenience and Value.” These hotels are typically located in areas close to major business and commercial districts, and are priced between RMB150 and RMB300 per room night. The HanTing Express Hotel targets knowledge workers and value-conscious travelers between the age of 25 and 35 with annual incomes ranging from RMB40,000 to RMB100,000. These hotels have lobbies with complimentary wireless Internet access and laser printers, and a cafe serving breakfast and simple meals. Rooms are equipped with a comfortable mattress, plush buckwheat and cotton pillows, shower facilities, two outlets for free broadband

Internet access, a working desk and chair, and universal and uninterruptable power sockets. As of December 31, 2009, we had 224 HanTing Express Hotels in operation and an additional 131 HanTing Express Hotels under development.

HanTing Seasons Hotel

HanTing Seasons Hotels, which were originally marketed under the name of HanTing Hotel, are typically located in city centers or central business districts. Priced between RMB250 and RMB400 per room night, these hotels target mid-level corporate managers and owners of small and medium enterprises between the age of 30 and 40 with annual incomes ranging from RMB80,000 to RMB150,000. The HanTing Seasons Hotel offers rooms and services with a quality comparable to three and four star hotels, but are priced at much more competitive rates. In addition, these hotels offer spacious lobbies with complimentary wireless Internet access and laser printers, meeting areas, and a cafe serving breakfast and simple meals. As of December 31, 2009, we had ten HanTing Seasons Hotels in operation and an additional six HanTing Seasons Hotels under development.

HanTing Hi Inn

Launched in 2008, HanTing Hi Inn hotels are priced between RMB70 and RMB150 per room night and target budget-constrained travelers between the age of 20 and 30, such as new college graduates and backpackers, with annual incomes ranging from RMB20,000 to RMB50,000. These hotels offer compact rooms with comfortable beds and shower facilities, and expanded common areas and facilities designed for young travelers to relax and socialize, including an Internet cafe, gaming consoles and pool and foosball tables. These hotels provide basic and clean accommodations with towels and consumables being offered at affordable prices from vending machines in the common areas. As of December 31, 2009, we had two HanTing Hi Inn hotels in operation and an additional seven HanTing Hi Inn hotels under development.

Hotel Development

We have adopted a systematic process with respect to the planning and execution of new development projects. Our development department analyzes economic data by city, field visit reports and market intelligence information to identify target locations in each city and develop a three-year development plan for new hotels on a regular basis. The plan is subsequently reviewed and approved by our investment committee, which consists of Mr. Qi Ji, our executive chairman, Mr. Tuo (Matthew) Zhang, our chief executive officer, Ms. Min (Jenny) Zhang, our chief financial officer, and Mr. Haijun Wang, our executive vice president. Once a property is identified in the targeted location, staff in our development department analyzes the business terms and formulates a proposal for the project. The investment committee then evaluates each proposed project based on several factors, including the length of the investment payback period, the rate of return on the investment, the amount of net cash flow projected during the operating period and the impact on our existing hotels in the vicinity. In addition, when evaluating potential franchising opportunities, the investment committee considers additional factors such as quality of the prospective franchisee and product consistency with HanTing standards.

We prefer to lease the properties of the hotels we operate rather than acquire properties ourselves, as owning properties is typically much more capital intensive. We also use the franchise-and-manage model to expand our network in a less capital-intensive manner. Our investment committee weighs each investment proposal carefully to ensure that we can achieve a balanced mix of leased-and-operated and franchised-and-managed hotels nationwide that can effectively expand our coverage while concurrently improving our profitability.

The following is a description of our hotel development process.

Leased-and-operated hotels

We seek properties that are in central or highly accessible locations in economically more developed cities in order to maximize the room rates that we can charge. In addition, we typically seek properties that will accommodate hotels of 80 to 160 rooms.

After identifying a proposed site, we conduct thorough due diligence and typically negotiate leases concurrently with the lessors. All leases and development plans are subject to the final approval of our investment committee. Once a lease agreement has been executed, we then engage independent design firms and construction companies to begin work on leasehold improvement. Our construction management team works closely with these firms on planning and architectural design. Our contracts with construction companies typically contain warranties for quality and requirements for timely completion of construction. Contractors or suppliers are typically required to compensate us in the event of delays or poor work quality. A majority of the construction materials and supplies used in the construction of our new hotels are purchased by us through a centralized procurement system.

Franchised-and-managed hotels

We open franchised-and-managed hotels to supplement our geographical coverage or to deepen penetration of existing markets. Franchised-and-managed hotels provide us valuable operating information in assessing the attractiveness of new markets, and supplement our coverage in areas where the potential franchisees can have access to attractive locations by leveraging their own assets and local network. As is the case with leased-and-operated hotels, we generally look to establish franchised-and-managed hotels near popular commercial and office districts that tend to generate stronger demand for hotel accommodations. Franchised-and-managed hotels must also meet certain specified criteria in connection with the infrastructure of the building, such as adequate water, electricity and sewage systems.

We typically source potential franchisees through word-of-mouth referrals, applications submitted via our website and industry conferences. Some of our franchisees operate several of our franchised-and-managed hotels. In general, we seek franchisees who share our values and management philosophies.

We typically supervise the franchisees in designing and renovating their properties pursuant to the same standards required for our leased-and-operated hotels, and provide assistance as required. We also provide technical expertise and require the franchisee to follow a pre-selected list of qualified suppliers. In addition, we appoint hotel managers and help train other hotel staff to ensure that high quality and consistent service is provided throughout all our hotels.

Hotel Management

Over the years, our management team has accumulated significant experience with respect to the operation of economy hotels. Building on this experience, our management team has developed a robust operational platform for our nationwide operations, implemented a rigorous budgeting process, and utilized our information systems to monitor our hotel performance. We believe the system is critical in maximizing our revenues and profitability. The following are some of the key components of our hotel management system:

Budgeting.  Our budget and analysis team prepares a detailed annual cost and revenue budget for each of our leased-and-operated hotels, and an annual revenue budget for each of our franchised-and-managed hotels. The hotel budget is prepared based on, among other things, the historical operating performance of each hotel, the performance of comparable hotels and local market conditions. We may adjust the budget upon the occurrence of unexpected events that significantly affect a specific hotel’s operating performance. In addition, our compensation scheme for managers in each hotel is directly linked to its performance against the annual budget.

Pricing.  Our room rates are determined using a centralized system and are based on the historical operating performance of each of our hotels, including both leased-and-operated and franchised-and-managed hotels, our competitors’ room rates and local market conditions. We adjust room rates regularly based on seasonality and market demand. We also adjust room rates for certain events, such as the China Import and Export Fair held twice a year in Guangzhou and the upcoming World Expo in Shanghai in 2010. We believe our centralized pricing system enhances our ability to adjust room rates in a timely fashion with a goal of optimizing average daily rates and occupancy levels across our network.

Monitoring.  Through the use of our web-based property management system, we are able to monitor each hotel’s occupancy status, average daily rates, RevPAR and other operating data on a real-time basis. Real-time hotel operating information allows us to adjust our sales efforts and other resources to rapidly capitalize on changes in the market and to maximize operating efficiency.

Centralized cash management.  Our leased-and-operated hotels generally deposit cash into our central account three times a week. We also generally centralize all payments for expenditures. Our franchised-and-managed hotels manage their cash separately.

Centralized procurement system.  Our centralized procurement system has enabled us to efficiently manage our operating costs, especially with respect to supplies used in large quantities. Given the scale of our hotel network and our centralized procurement system, we have the purchasing power to secure favorable terms from suppliers for all of our hotels.

Quality assurance.  We have developed an operating manual to which our staff closely adhere to ensure the consistency and quality of our customer experience. We conduct periodic internal quality checks of our hotels to ensure that our operating policies and procedures are followed. We also engage “mystery guests” from time to time to ensure that we are providing consistent quality services. Furthermore, we actively solicit customer feedbacks by conducting outbound call surveys and monitor customer messages left in hotel guestbooks as well as comments posted our website and third-party websites.

Training.  We view the quality and skill sets of our employees as essential to our business and thus have made employee training one of our top priorities. Our HanTing College, together with our regional management teams, offers structured training programs for our hotel managers, other hotel-based staff and corporate staff. Our hotel managers are required to attend a three-week intensive training program, covering topics such as HanTing corporate culture, team management, sales and marketing, customer service, hotel operation standards and financial and human resource management. Approximately 90% of our hotel managers have received training completion certificates. Our HanTing College also rolled out a new-hire training package in October 2009 to standardize the training for hotel-based staff across our hotel chain. In addition, we provide our corporate staff with various training programs, such as managerial skills, office software skills and corporate culture. In 2009, our hotel-based staff and corporate staff on average have received approximately 70 and 40 hours of training, respectively.

Hotel Information Platform and Operational Systems

We have successfully developed and implemented an advanced operating platform capable of supporting our nationwide operations. This operating platform enables us to increase the efficiency of our operations and make timely decisions. The following is a description of our key information and management systems.

Web property management system (Web-PMS).  Our Web-PMS is a web-based, centralized application that integrates all the critical operational information in our hotel network. This system enables us to manage our room inventory, reservations and pricing for all of our hotels on a real-time basis. The system is designed to enable us to enhance our profitability and compete more effectively by integrating with our central reservation system and customer relationship management system. We believe our Web-PMS enables our management to more effectively assess the performance of our hotels on a timely basis and to efficiently allocate resources and effectively identify specific market and sales targets.

Central reservation system.  We have a real-time central reservation system available 24 hours a day, seven days a week. Our central reservation system allows reservations through multiple channels including our website, call center, third-party travel agents and online reservation partners. The real-time inventory management capability of the system improves the efficiency of reservations, enhances customer satisfaction and maximizes our profitability.

Customer relationship management (CRM) system.  Our integrated CRM system maintains information of our HanTing Club members, including reservation and consumption history and pattern, points accumulated and redeemed, and prepayment and balance. By closely tracking and monitoring member information and behavior, we are able to better serve the members of our loyalty program and offer targeted promotions to enhance customer loyalty. The CRM system also allows us to monitor the performance of our corporate client sales representatives.

Sales and Marketing

Our marketing strategy is designed to maintain and build brand recognition while meeting the specific business needs of hotel operations. Building and differentiating the brand image of each of our product offerings is critical to increasing our brand recognition. We focus on targeting the distinct guest segments that each of our hotel product serves and adopting effective marketing measures based on thorough analysis and application of data and analytics.

A key component of our marketing efforts is the HanTing Club, our loyalty program. We believe the HanTing Club loyalty program allows us to build customer loyalty and conduct lower-cost, targeted marketing campaigns. A majority of individual members of the HanTing Club pay to enroll in the program. As of December 31, 2009, our HanTing Club had approximately 1.5 million individual members and approximately 84,300 corporate members. In 2009, approximately 68% of our room nights were sold to our HanTing Club members. As of December 31, 2009, approximately 60% of individual members who joined our loyalty program prior to June 30, 2009 had stayed in our hotels more than once. Members of the HanTing Club are provided with discounts on room rates, free breakfasts (for certain members only), more convenient check-out procedures and other benefits. HanTing Club members can also accumulate points through stays in our hotels or by purchasing products and services provided at our hotels. These points can be redeemed for gifts or free nights in our hotels. We also have joint promotional programs with leading financial institutions and airlines to recruit new members of our loyalty program. The HanTing Club includes three levels of membership: basic, gold and platinum. The one-time membership fees we charge for the basic and gold memberships are currently RMB28 (US$4.1) and RMB198 (US$29.0), respectively. Gold memberships can be upgraded to platinum memberships upon the satisfaction of certain conditions. The HanTing Club membership card is a smart card that enables elevator access, easy check-in and express check-out. This smart card can also be used as pre-paid cards for in-hotel purchases.

Our marketing activities also include Internet advertising, press and sponsored activities held jointly with our corporate partners and advertisements on travel and business magazines.

In 2009, we established a nationwide sales team consisting of approximately 100 full-time employees solely targeting corporate customers. This sales team also contacts our corporate customers directly to obtain feedback on how to better design and implement our promotional activities.

Employees

We had 2,605, 5,550 and 6,181 employees as of December 31, 2007, 2008 and 2009, respectively. As of December 31, 2009, 3,210 of our employees were contracted through a third-party human resources company. We recruit and directly train and manage all of our employees. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements.

Competition

The economy hotel industry in China is highly competitive. We face significant competition from other domestic and international economy hotel operators in China. Our main competitors include Home Inns, Jinjiang Inn, Motel 168, 7 Days Inn, various regional and local economy hotels, and certain international brands. We also compete with other accommodations such as two and three star hotels. In addition, we may face competition from new players in the economy hotel industry in China. We believe that competition is generally based on location, room rates, brand recognition, the quality of accommodations, service levels and the convenience of the central reservation system.

Intellectual Property

We regard our trademarks, copyrights, domain names, trade secrets and other intellectual property rights as critical to our business. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with our employees, lecturers, business partners and others, to protect our intellectual property rights.

As of December 31, 2009, we have registered 14 trademarks and logos with the China Trademark Office. The trademarks and logos used in our current hotels are under protection of the registered trademarks and logos. An additional 31 trademark applications are under review by the authority. We have also applied for four trademarks in Singapore, Macau, Hong Kong and Taiwan, all of which are currently pending. In addition, we have registered 33 national and international top-level domain names, including www.htinns.com and www.hantinghotels.com.

Our intellectual property is subject to risks of theft and other unauthorized use, and our ability to protect our intellectual property from unauthorized use is limited. In addition, we may be subject to claims that we have infringed the intellectual property rights of others. See “Risk Factors — Risks Related to Our Business — Failure to protect our trademarks and other intellectual property rights could have a negative impact on our brand and adversely affect our business.”

Insurance

We believe that our hotels are covered by adequate property and liability insurance policies with coverage features and insured limits that we believe are customary for similar companies in China. We also require our franchisees to carry adequate property and liability insurance policies. We carry property insurance that covers the assets that we own at our hotels. Although we require our franchisees to purchase customary insurance policies, we cannot guarantee that they will adhere to such requirements. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business — Our limited insurance coverage may expose us to losses, which may have a material adverse effect on our reputation, business, financial condition and results of operations.”

Facilities

Our headquarters is located in Shanghai, China, where we own 2,344 square meters of office space. As of December 31, 2009, we leased 173 out of our 236 hotel facilities with an aggregate size of approximately 798,493 square meters, including approximately 24,159 square meters subleased to third parties. For detailed information about the locations of our hotels, see “ — Our Hotel Network.”

Legal and Administrative Proceedings

In the ordinary course of our business, we, our directors, management and employees are subject to periodic legal or administrative proceedings. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, our directors, management and employees, we do not believe that any currently pending legal or administrative proceeding to which we, our directors, management and employees are a party will have a material adverse effect on our business or reputation. See “Risk Factors — Risks Related to Our Business — We, our directors, management and employees may be subject to certain risks related to legal proceedings filed by or against us, and adverse results may harm our business.”

REGULATION

The hotel industry in China is subject to a number of laws and regulations, including laws and regulations relating specifically to hotel operation and management and commercial franchising, as well as those relating to environmental and consumer protection. The principal regulation governing foreign ownership of hotel businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue issued by the National Development and Reform Commission and the PRC Ministry of Commerce, or the MOC, which became effective as of December 1, 2007. Pursuant to this regulation, there are no restrictions on foreign investment in hotel businesses in China aside from business licenses and other permits that every hotel must obtain. Relative to other industries in China, regulations governing the hotel industry in China are still developing and evolving. As a result, most legislative actions have consisted of general measures such as industry standards, rules or circulars issued by different ministries rather than detailed legislations. This section summarizes the principal PRC regulations currently relevant to our business and operations.

Regulations on Hotel Operation

In November 1987, the Ministry of Public Security issued the Measures for the Control of Security in the Hotel Industry, and in June 2004, the State Council promulgated the Decision of the State Council on Establishing Administrative License for the Administrative Examination and Approval Items Really Necessary To Be Retained. Under these two regulations, anyone who applies to operate a hotel is subject to examination and approval by the local public security authority and must obtain a special industry license. The Measures for the Control of Security in the Hotel Industry impose certain security control obligations on the operators. For example, the hotel must examine the identification card of any guest to whom accommodation is provided and make an accurate registration. The hotel must also report to the local public security authority if it discovers anyone violating the law or behaving suspiciously or an offender wanted by the public security authority. Pursuant to the Measures for the Control of Security in the Hotel Industry, hotels failing to obtain the special industry license may be subject to warnings or fines of up to RMB200. In addition, pursuant to various local regulations, hotels failing to obtain the special industry license may be subject to warnings, orders to suspend or cease continuing business operations, confiscations of illegal gains or fines.

In April 1987, the State Council promulgated the Public Area Hygiene Administration Regulation, according to which, a hotel must obtain a public area hygiene license before opening for business. Pursuant to this regulation, hotels failing to obtain a public area hygiene license may be subject to the following administrative penalties depending on the seriousness of their respective activities: (i) warnings; (ii) fines between RMB200 and RMB800; or (iii) orders to suspend or cease continuing business operations. In February 2009, the Standing Committee of the National People’s Congress, or the SCNPC, enacted the PRC Law on Food Safety, according to which any hotel that provides food must obtain a food service license; any food hygiene license which had been obtained prior to June 1, 2009 will be replaced by the food service license once the food hygiene license expires. To simplify licensing procedures, some cities such as Nanjing, Chengdu and Xi’an have combined the public area hygiene license and the food service license (or formerly food hygiene license) into one unified hygiene license. Pursuant to this law, hotels failing to obtain a food service license (or formerly food hygiene license) may be subject to: (i) confiscation of illegal gains, food illegally produced for sale and tools, facilities and raw materials used for illegal production; or (ii) fines between RMB2,000 and RMB50,000 if the value of food illegally produced is less than RMB10,000 or fines equal to 500% to 1000% of the value of food if such value is equal to or more than RMB10,000.

The Fire Prevention Law, as amended by the SCNPC in October 2008, and the Provisions on Supervision and Inspection on Fire Prevention and Control, promulgated by the Ministry of Public Security and effective as of May 1, 2009, require that public gathering places such as hotels submit a fire prevention design plan to apply for the completion acceptance of fire prevention facilities for their construction projects and to pass a fire prevention safety inspection by the local public security fire department, which is a prerequisite for opening business. Pursuant to these regulations, hotels failing to obtain approval of fire prevention design plans or failing fire prevention safety inspections may be subject to: (i) orders to suspend the construction of projects, use or operation of business; and (ii) fines between RMB30,000 and RMB300,000.

In January 2006, the State Council promulgated the Regulations for Administration of Entertainment Places. In March 2006, the Ministry of Culture issued the Circular on Carrying Out the Regulations for Administration of Entertainment Places. Under these regulations, hotels that provide entertainment facilities, such as discos or ballrooms, are required to obtain a license for entertainment business operations.

In 1988, the National Tourism Administration of China promulgated the Regulations on the Assessment of the Star Rating of Tourist Hotels, or the Star Rating Regulations. Under the Star Rating Regulations, all hotels with operations of over one year are eligible to apply for a star rating assessment. There are five ratings from one star to five stars for tourist hotels, assessed based on the level of facilities, management standards and quality of service. According to the Classification and Assessment of the Star Rating of Tourist Hotels (GB/T14308-2003) issued by the National Tourism Administration of China, a star rating, once granted, is valid for five years.

Regulations on Leasing

Under the Law on Urban Real Estate Administration promulgated by the SCNPC, which took effect as of January 1995 and was amended in August 2007, when leasing premises, the lessor and lessee are required to enter into a written lease contract, prescribing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to go through registration procedures to record the lease with the real estate administration department. Pursuant to the Law on Urban Real Estate Administration and various local regulations, if the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines, and the leasing interest will be subordinated to an interested third party acting in good faith.

In March 1999, the National People’s Congress, the China legislature, passed the PRC Contract Law, of which Chapter 13 governs lease agreements. According to the PRC Contract Law, subject to consent of the lessor, the lessee may sublease the leased item to a third party. Where the lessee subleases the lease item, the leasing contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the contract if the lessee subleases the lease item without the consent of the lessor.

In March 16, 2007, the National People’s Congress passed the PRC Property Law, pursuant to which where a mortgagor leases the mortgaged property before the mortgage contract is concluded, the previously established leasing relation shall not be affected; and where a mortgagor leases the mortgaged property after the creation of the mortgage interest, the leasing interest will be subordinated to the registered mortgage interest.

Regulations on Consumer Protection

In October 1993, the SCNPC promulgated the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law. Under the Consumer Protection Law, a business operator providing a commodity or service to a consumer is subject to a number of requirements, including the following:

•	to ensure that commodities and services meet with certain safety requirements;

•	to disclose serious defects of a commodity or a service and to adopt preventive measures against damage occurrence;

•	to provide consumers with accurate information and to refrain from conducting false advertising;

•	not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means; and

•	not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

Business operators may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

In December 2003, the Supreme People’s Court in China enacted the Interpretation of Some Issues Concerning the Application of Law for the Trial of Cases on Compensation for Personal Injury, which further increases the liabilities of business operators engaged in the operation of hotels, restaurants, or entertainment facilities and subjects such operators to compensatory liabilities for failing to fulfill their statutory obligations to a reasonable extent or to guarantee the personal safety of others.

Regulations on Environmental Protection

In June 2002, the SCNPC issued the Law on Promoting Clean Production, which regulates service enterprises such as restaurants, entertainment establishments and hotels and requires them to use technologies and equipment that conserve energy and water, serve other environmental protection purposes, and reduce or stop the use of consumer goods that waste resources or pollute the environment.

According to the Environmental Protection Law of the People’s Republic of China and the Environmental Impact Assessment Law of the People’s Republic of China promulgated by the SCNPC on December 26, 1989 and October 28, 2002, respectively, the Regulations Governing Environmental Protection in Construction Projects promulgated by the State Council on November 29, 1998, and the Regulations Governing Completion Acceptance of Environmental Protection in Construction Projects promulgated by the Ministry of Environmental Protection on December 27, 2001, hotels shall submit a Report on Environmental Impact Assessment and an Application Letter for Acceptance of Environmental Protection Facilities in Construction Projects to competent environmental protection authorities for approvals before commencing the operation. Pursuant to the Environmental Impact Assessment Law of the People’s Republic of China, any hotel failing to obtain the approval of an Environmental Impact Assessment may be ordered to cease construction and apply for the approval within a specified time limit. If the hotel still fails to obtain approval within the specified time limit, it may be subject to fines between RMB50,000 and RMB200,000, and the person directly responsible for the project may be subject to certain administrative penalties. Pursuant to the Regulations Governing Completion Acceptance of Environmental Protection in Construction Projects, any hotel failing to obtain an Acceptance of Environmental Protection Facilities in Construction Projects may be subject to fines and an order to obtain approval within a specified time limit.

Regulations on Commercial Franchising

Franchise operations are subject to the supervision and administration of the MOC, and its regional counterparts. Such activities are currently regulated by the Regulations for Administration of Commercial Franchising promulgated by the State Council on February 6, 2007, effective as of May 1, 2007. The Regulations for Administration of Commercial Franchising were subsequently supplemented by the Administrative Measures for Archival Filing of Commercial Franchises and the Administrative Measures for Information Disclosure of Commercial Franchises, both of which were issued by the MOC on April 30, 2007 and took effect on May 1, 2007.

Under the above applicable regulations, a franchisor must have certain prerequisites including a mature business model, the capability to provide long-term business guidance and training services to franchisees and ownership of at least two self-operated storefronts that have been in operation for at least one year within China. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to penalties such as forfeit of illegal income and imposition of fines between RMB100,000 and RMB500,000 and may be bulletined by the MOC or its local counterparts. Franchise contracts shall include certain required provisions, such as terms, termination rights and payments.

Franchisors are generally required to file franchise contracts with the MOC or its local counterparts. Failure to report franchising activities may result in penalties such as fines up to RMB100,000. Such noncompliance may also be bulletined. In the first quarter of every year, franchisors are required to report to the MOC or its local counterparts any franchise contracts they executed, canceled, renewed or amended in the previous year.

The term of a franchise contract shall be no less than three years unless otherwise agreed by franchisees. The franchisee is entitled to terminate the franchise contract in his sole discretion within a set period of time upon signing of the franchise contract.

Pursuant to the Administrative Measures for Information Disclosure of Commercial Franchises, 30 days prior to the execution of franchise contracts, franchisors are required to provide franchisees with copies of the franchise contracts, as well as written true and accurate basic information on matters including:

•	the name, domiciles, legal representative, registered capital, scope of business and basic information relating to its commercial franchising;

•	basic information relating to the registered trademark, logo, patent, know-how and business model;

•	the type, amount and method of payment of franchise fees (including payment of deposit and the conditions and method of refund of deposit);

•	the price and conditions for the franchisor to provide goods, service and equipment to the franchisee;

•	the detailed plan, provision and implementation plan of consistent services including operational guidance, technical support and business training provided to the franchisee;

•	detailed measures for guiding and supervising the operation of the franchisor;

•	investment budget for all franchised hotels of the franchisee;

•	the current numbers, territory and operation evaluation of the franchisors within China;

•	a summary of accounting statements audited by an accounting firm and a summary of audit reports for the previous two years;

•	information on any lawsuit in which the franchisor has been involved in the previous five years;

•	basic information regarding whether the franchisor and its legal representative have any record of material violation; and

•	other information required to be disclosed by the MOC.

In the event of failure to disclose or misrepresentation, the franchisee may terminate the franchise contract and the franchisor may be fined up to RMB100,000. In addition, such noncompliance may be bulletined.

According to the 2008 Handbook of Market Access of Foreign Investment promulgated by the MOC in December 2008, if an existing foreign-invested company wishes to operate a franchise in China, it must apply to its original examination and approval authority to expand its business scope to include “engaging in commercial activities by way of franchise.”

Regulations on Trademarks

Both the PRC Trademark Law adopted by the SCNPC in 1982 and revised in 2001 and the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 give protection to the holders of registered trademarks and trade names. The Trademark Office under the State Administration for Industry and Commerce, or the SAIC, handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office or its regional counterpart.

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008, or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the State Administration of Foreign Exchange, or the SAFE, is obtained and prior registration with the SAFE is made.

On August 29, 2008, the SAFE promulgated the Notice on Perfecting Practices Concerning Foreign Exchange Settlement Regarding the Capital Contribution by Foreign-invested Enterprises, or Circular 142, regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the registered capital of foreign-invested enterprises settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without the SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control and its Implementation Rules were issued by the SAFE on January 5, 2007, both of which became effective on February 1, 2007. Under these regulations, all foreign exchange matters involved in the employee stock ownership plan, stock option plan and other similar plans, participated by onshore individuals shall be transacted upon approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE promulgated the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Option Plan or Stock Option Plan of An Overseas Listed Company, or Circular 78. Under Circular 78, PRC citizens who participate in stock incentive plans or equity compensation plans by an overseas publicly listed company are required, through a PRC agent or PRC subsidiaries of such overseas publicly-listed company, to complete certain foreign exchange registration procedures with respect to the plans upon the examination by, and approval of, the SAFE. We and our PRC employees who have been granted stock options are subject to the Stock Option Rule. If our PRC employees who hold such options or our PRC subsidiary fail to comply with these regulations, such employees and their PRC employer may be subject to fines and legal sanctions.

Regulations on Share Capital

In October 2005, the SCNPC issued the newly amended Company Law of the People’s Republic of China, which became effective on January 1, 2006. In April 2006, the SAIC, the MOC, the General Administration of Customs and the SAFE jointly issued the Implementation Opinions on Several Issues regarding the Laws Applicable to the Administration of Approval and Registration of Foreign-invested Companies. Pursuant to the above regulations, shareholders of a foreign-invested company are obligated to make full and timely contribution to the registered capital of the foreign-invested company. The shareholders can make their capital contributions in cash or in kind, including in the forms of contributions of intellectual property rights or land use rights that can be valued and is transferable. Contribution to a foreign-invested company’s registered capital in cash must not be less than 30% of the total registered capital of the company. The shareholders may choose to make the contributions either in a lump sum or in installments. If the shareholders choose to make the contributions in installments, the first tranche of the contribution shall be no less than 15% of the total registered capital and shall be paid within three months of the establishment of the company and the remaining contribution shall be paid within two years of the establishment of the company.

As of September 30, 2009, all the registered capital of our operating subsidiaries has been fully paid in cash, except for HanTing (Tianjin) Investment Consulting Co., Ltd., whose outstanding registered capital of US$53 million is unpaid and will be due on January 16, 2010, and HanTing Technology (Suzhou) Co., Ltd., whose outstanding registered capital of US$42.5 million is unpaid and will be due on December 3, 2010.

Regulations on Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-invested Enterprise Law promulgated by the SCNPC, as amended on October 31, 2000, and the Implementation Rules of the Foreign-invested Enterprise Law issued by the State Council, as amended on April 12, 2001.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations on Offshore Financing

On October 21, 2005, the SAFE issued Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, which became effective as of November 1, 2005. Under Circular 75, if PRC residents use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they are required to register with local SAFE branches with respect to their overseas investments in offshore companies. PRC residents are also required to file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, failure of PRC resident shareholders to comply with the registration procedures set forth in such regulation may result in liability on such shareholders under the relevant PRC laws for evasion of applicable foreign exchange restrictions. Further, such failure could result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

Moreover, Circular 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who control our company are required to register periodically with the SAFE in connection with their investments in us.

Regulations on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely the MOC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, as amended on June 22, 2009, purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking the CSRC approval of their overseas listings.

On December 14, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC and the approval process takes several months to complete.

While the application of this new regulation remains unclear, we believe, based on the advice of our PRC counsel, Jun He Law Offices, that CSRC approval is not required in the context of this offering because we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies, and we started to operate our business in the PRC through foreign invested enterprises before September 8, 2006, the effective date of the New M&A Rule. However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as on the trading price of our ADSs and ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. The New M&A Rule also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOC be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise. See “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers. The business address of all of our directors and executive officers is 5th Floor, Block 57, No. 461 Hongcao Road, Xuhui District, Shanghai 200233, People’s Republic of China.

Directors and Executive Officers	Age	Position/Title

Qi Ji	43	Founder, Executive Chairman of the Board of Directors
John Jiong Wu	42	Co-founder, Director
Tongtong Zhao	43	Co-founder, Director
Min Fan	44	Director Appointee*
Ping Ping	35	Independent Director
Yan Huang	42	Independent Director
Tuo (Matthew) Zhang	44	Chief Executive Officer
Min (Jenny) Zhang	36	Chief Financial Officer
Haijun Wang	33	Executive Vice President

*	Mr. Min Fan has accepted our appointment to be a director of our company upon the completion of this offering.

Qi Ji is our founder and has also served as the executive chairman of our board since February 2007. He also served as our chief executive officer until August 2009. He co-founded Home Inns & Hotels Management Inc., or Home Inns, and served as its chief executive officer from January 2001 to January 2005. He also co-founded Ctrip.com International, Ltd., or Ctrip, one of the largest online travel services provider in China, in 1999, acted as its chief executive officer and president until December 2001, and currently serves on Ctrip’s board as an independent director. Prior to founding Ctrip, Mr. Ji was the chief executive officer of Shanghai Sunflower High-Tech Group, which he founded in 1997. He headed the East China Division of Beijing Zhonghua Yinghua Intelligence System Co., Ltd. from 1995 to 1997. Mr. Ji received both his Master’s and Bachelor’s degrees from Shanghai Jiao Tong University.

John Jiong Wu, a co-founder of our company, has served as our director since January 2007. He has served as the Venture Partner of Northern Light Venture Capital since 2007 and was an angel investor and the Chief Technology Officer of Alibaba Group from 2000 to 2007. Prior to joining Alibaba Group, he worked as an engineer or manager in several companies in the Silicon Valley, including Oracle and Yahoo! Inc. Mr. Wu received his Bachelor of Science in Computer Science degree from the University of Michigan.

Tongtong Zhao, a co-founder of our company, has served as our director since February 2007. She was the General Manager of Shanghai Asia-Tang Health Technology Development Co., Ltd. from 2004 to 2006, the General Manager of Shanghai Hong Ying Hi-Tech Co., Ltd. from 1999 to 2001, and the Deputy General Manager of Shanghai Xie Cheng Science and Technology Co., Ltd. from 1997 to 1998. Ms. Zhao received her Master of Science degree from Shanghai Jiao Tong University and obtained her Master of Business Administration degree from McGill University.

Min Fan will serve as our director upon the completion of this offering. He is one of the co-founders of Ctrip and has served as its chief executive officer since January 2006, as its director since October 2006 and as its president since February 2009. Mr. Fan served as Ctrip’s chief operating officer from November 2004 to January 2006. Prior to that, he served as its executive vice president from 2000 to November 2004. From 1997 to 2000, Mr. Fan was the chief executive officer of Shanghai Travel Service Company, a leading domestic travel agency in China. From 1990 to 1997, he served as the deputy general manager and in a number of other senior positions at Shanghai New Asia Hotel Management Company, which was one of the leading hotel management companies in China. In addition to his positions at Ctrip, Mr. Fan currently serves on the boards and compensation committees of PerfectEnergy International, Ltd., ChinaEdu Corporation and

Joyu Tourism Operating Group. Mr. Fan received his Master’s and Bachelor’s degrees from Shanghai Jiao Tong University. He also studied at the Lausanne Hotel Management School of Switzerland in 1995.

Ping Ping has served as our independent director since June 2007. She joined Chengwei Ventures Evergreen Management, LLC in 2003 and currently serves as managing director. From 1997 to 2000, she worked at McKinsey & Company Inc. Ms. Ping obtained her Bachelor’s degree in International Economics from Peking University and obtained her Master of Business Administration degree from Yale School of Management.

Yan Huang has served as our independent director since June 2007. He has been a General Partner of CDH Ventures since 2006 and was an Associated Director of Intel Capital from 2004 to 2005. Mr. Huang received his Bachelor’s degree in Computer Science from Zhejiang University.

Tuo (Matthew) Zhang has served as our chief executive officer since August 2009. From October 2007 through July 2009, he was our chief operating officer. He has more than 15 years of working experience with multinational companies in senior management capacities and has accumulated extensive knowledge in chain management and multi-location management. Prior to joining us in 2007, he served as the co-founder and the General Manager of Shanghai IJIAS Technology Co., Ltd., an e-commerce company specializing in home improvement products, from 2005 to 2007. He served as the Vice President of Sales and Marketing of Zhejiang Kasen Industrial Co., Limited, an upholstery manufacturer, from 2004 to 2005. Mr. Zhang also served as the Vice President of OBI Management Systems (China) Co., Ltd. and the General Manager of OBI Asia Trade and Lux International (Shanghai) Co., Ltd., a German-based retail chain of home improvement materials with a national retail network in China, from 2002 to 2004. Prior to that, Mr. Zhang worked at Haworth, Inc., PepsiCo, Inc. and Xerox Corporation. Mr. Zhang received his Bachelor’s degree in Management Administration from Shanghai Jiao Tong University.

Min (Jenny) Zhang has served as our chief financial officer since March 2008. She has more than ten years of experience in finance and consulting with multinational companies. Prior to joining us in 2007, she was the Finance Director of Eli Lilly (Asia) Inc., Thailand Branch and the Chief Financial Officer of ASIMCO Casting (Beijing) Company, Ltd. She also worked previously with McKinsey & Company, Inc. as a consultant. Ms. Zhang obtained her Masters of Business Administration degree from Harvard Business School and received both Master’s and Bachelor’s degrees from the University of International Business and Economics.

Haijun Wang is our executive vice president responsible for our operation in the northern regions of China. Before joining us in 2005, he had accumulated extensive hotel management experience at Home Inns, Jinjiang Inn and other hotels in China since 1999. Mr. Wang graduated from Yanshan University and received his Executive Master of Business Administration degree from China Europe International Business School.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers.

We may terminate a named executive officer’s employment without material breach or cause by providing the officer 30 days prior written notice, provided that we pay the officer all compensation due through the last day actually worked, plus an amount equal to the base salary the officer would have earned for the balance of the above notice period. Where the officer, by reason of physical or mental incapacity, has been or will be prevented from properly performing his or her duties for more than 90 consecutive days, we may, to the extent permitted by law, terminate his or her employment upon 14 days prior written notice, provided that we pay the officer the severance package as provided in the employment agreement and all compensation pursuant to applicable laws.

We may also terminate a named executive officer’s employment for material breach or cause at any time provided that we provide a copy of a resolution duly adopted by the board of directors for the purpose of determining whether in the good faith opinion of the board of directors we have cause to terminate the executive officer’s employment. Each named executive officer is entitled to be paid the base annual salary otherwise payable according to the agreement through the end of the month in which the executive officer’s employment is terminated. In addition, we may terminate an officer upon any formal action of our management to terminate our company’s existence or otherwise wind up our affairs, to sell all or substantially all of our assets, or to merge with or into another entity.

A named executive officer may terminate his or her employment at any time by written notice to our company provided that we fail, without the executive officer’s consent and without cause, to cause him or her to be elected or re-elected to his or her current office or otherwise as a full-time employee of our company, or remove him or her from such office. Termination under the circumstances is deemed as a termination by our company other than for material breach or cause.

Each named executive officer has agreed not to disclose, use, transfer or sell, except in the course of employment with our company, any of our confidential information or proprietary data so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain. In addition, each named executive officer has agreed to be bound by non-competition restrictions. Specifically, each executive officer has agreed not to, during his or her employment with us and for a period of two years following his or her termination with our company, be engaged as employee or in another capacity to participant directly or indirectly in any business that is in competition with ours, including but not limited to limited service, deluxe, luxury, upscale, and mid-scale with food and beverage service.

Board of Directors

Our board of directors currently consists of five directors. Pursuant to the amended and restated shareholders agreement signed in connection with our Series B private placement in June 2007, prior to the completion of this offering, among all of our directors, two shall be elected by holders of a majority of our ordinary shares, one by holders of a majority of our Series A preferred shares and two by holders of a majority of our Series B preferred shares. A vacancy on our board may be filled by a vote or written resolution in lieu of a meeting of the holders of a majority of the share class that originally filled that seat or by any remaining director(s) elected by the holders of such class. The board nomination and representation rights held by the preferred shareholders will terminate upon the completion of this offering. Under our amended and restated memorandum and articles of association, which will come into effect upon the completion of this offering, our board of directors will consist of at least two directors. Our directors will be elected by the holders of ordinary shares, which will include current holders of our Series A preferred shares and Series B preferred shares, both of which are automatically convertible into our ordinary shares upon completion of this offering. There is no shareholding requirement for qualification to serve as a member of our board of directors.

Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

We believe that each of Mr. Yan Huang and Ms. Ping Ping will be an “independent director” as that term is used in NASDAQ corporate governance rules. In compliance with NASDAQ corporate governance rules, a majority of the members of our board of directors will be independent directors within one year of the listing of our ADSs on the NASDAQ Global Market.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Board Committees

We have established two committees under the board of directors — the audit committee and the compensation committee. Each committee’s members and functions are described below. We currently do not plan to establish a nominating committee. As a foreign private issuer, we are permitted to follow home country corporate governance practices under Rule 5615(a)(3) of the NASDAQ Marketplace Rules. This home country practice of ours differs from Rule 5605(e) of the NASDAQ Marketplace Rules regarding implementation of a nominating committee, because there are no specific requirements under Cayman Islands law on the establishment of a nominating committee. We have adopted a charter for each of the board committees.

Audit Committee

Our audit committee consists of three directors, namely Mr. John Jiong Wu, Ms. Ping Ping and Mr. Yan Huang. Ms. Ping Ping and Mr. Yan Huang satisfy the “independence” requirements of the NASDAQ Global Market and the Securities and Exchange Commission, or the SEC regulations. In addition, our board of directors has determined that Ms. Ping Ping is qualified as an audit committee financial expert within the meaning of the SEC regulations. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	selecting independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	reviewing with management and the independent auditors related-party transactions and off-balance sheet transactions and structures;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives and actions;

•	reviewing policies with respect to risk assessment and risk management;

•	reviewing our disclosure controls and procedures and internal control over financial reporting;

•	timely reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within GAAP that have been discussed with management and all other material written communications between the independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	meeting separately, periodically, with management, the internal auditors and the independent auditors.

Compensation Committee

Our compensation committee consists of Mr. John Jiong Wu, Ms. Ping Ping and Mr. Yan Huang. Ms. Ping Ping and Mr. Yan Huang satisfy the “independence” requirements of NASDAQ Marketplace Rules and the SEC regulations. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation for our senior executives;

•	reviewing and evaluating our executive compensation and benefits policies generally;

•	reporting to our board of directors periodically;

•	evaluating its own performance and reporting to our board of directors on such evaluation;

•	periodically reviewing and assessing the adequacy of the compensation committee charter and recommending any proposed changes to our board of directors; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2009, the aggregate cash compensation and benefits that we paid to our directors and executive officers were approximately RMB3.7 million. No pension, retirement or similar benefits have been set aside or accrued for our executive officers or directors. We have no service contracts with any of our directors providing for benefits upon termination of employment.

Share Incentive Plans

In February 2007, our board of directors and our shareholders adopted our 2007 Global Share Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected employees, directors, and consultants and to promote the success of our business. Our 2007 Global Share Plan was subsequently amended in December 2007. Ten million ordinary shares may be issued under our amended and restated 2007 Global Share Plan, or the Amended and Restated 2007 Plan.

In June 2007, our board of directors and our shareholders adopted our 2008 Global Share Plan with the same purpose as our 2007 Global Share Plan. Our 2008 Global Share Plan was subsequently amended in October 2008. Seven million ordinary shares may be issued under our amended and restated 2008 Global Share Plan, or the Amended and Restated 2008 Plan.

In September 2009, our board of directors and our shareholders adopted our 2009 Share Incentive Plan with purposes similar to our 2007 Global Share Plan and 2008 Global Share Plan. Our 2009 Share Incentive Plan was subsequently amended in October 2009. Three million ordinary shares may be issued under our amended and restated 2009 Share Incentive Plan, or the Amended and Restated 2009 Plan.

Plan Administration.  Our board of directors or one committee appointed by our board administers all of our option plans.

Types of Awards.  The following briefly describes the principal features of the various awards that may be granted under our Amended and Restated 2007 and 2008 Plans.

•	Options. Each option agreement must specify the exercise price. The exercise price of an option must not be less than 100% of the fair market value of the underlying shares on the option grant date, and a higher percentage may be required. The term of an option granted under the Amended and Restated 2007 and 2008 Plans must not exceed ten years from the date the option is granted, and a shorter term may be required.

•	Share Purchase Rights. A share purchase right is a right to purchase restricted shares. Each share purchase right under the Amended and Restated 2007 and 2008 Plans must be evidenced by a restricted share purchase agreement between the purchaser and us. The purchase price will be determined by the administrator. The share purchase rights will automatically expire if not exercised by the purchaser within 30 days after the grant date.

The following briefly describes the principal features of the various awards that may be granted under our Amended and Restated 2009 Plan:

•	Options. The purchase price per share under an option will be determined by a committee appointed by our board and set forth in the award agreement. The term of an option granted under the Amended and Restated 2009 Plan must not exceed ten years from the grant date, and a shorter term may be required.

•	Restricted Stock and Restricted Stock Units. An award of restricted stock is a grant of our ordinary shares subject to restrictions the committee appointed by our board may impose. A restricted stock unit is a contractual right that is denominated in our ordinary shares, each of which represents a right to receive the value of a share or a specified percentage of such value upon the terms and conditions set forth in the Amended and Restated 2009 Plan and the applicable award agreement.

•	Other Stock-based Awards. The committee is authorized to grant other stock-based awards that are denominated or payable in or otherwise related to our ordinary shares such as stock appreciation rights and rights to dividends and dividend equivalents. Terms and conditions of such awards will be determined by the committee appointed by our board. Unless the awards are granted in substitution for outstanding awards previously granted by an entity that we acquired or combined, the value of the consideration for the ordinary shares to be purchased upon the exercise of such awards shall not be less than the fair market value of the underlying ordinary shares on the grant date.

Vesting Schedule.  As of the date of this prospectus, we have entered into option agreements respectively under our Amended and Restated 2007, 2008 and 2009 Plans. Pursuant to each option agreement, 50% of the options granted shall vest on the second anniversary of the vesting commencement date specified in the corresponding option agreement, and 1/48 of the options shall vest each month thereafter over the next two years on the first day of each month, subject to the optionee’s continuing to provide services to us.

Termination of the Amended and Restated 2007, 2008 and 2009 Plans.  Our Amended and Restated 2007, 2008 and 2009 Plans will terminate in 2017, 2018 and 2019, respectively. Our board of directors may amend, suspend, or terminate our Amended and Restated 2007, 2008 and 2009 Plans at any time. No amendment, alteration, suspension, or termination of these plans shall materially and adversely impair the rights of any participant with respect to an outstanding award, unless mutually agreed otherwise between the participant and the administrator.

The following table summarizes options that we have granted to our directors and executive officers and to other individuals as a group under our share incentive plans.

	Ordinary Shares
	Underlying	Exercise Price
Name	Options Awarded(1)	(US$/Share)	Date of Grant	Date of Expiration

Qi Ji	400,000	1.53	October 1, 2009	October 1, 2019
Tongtong Zhao	100,000	1.53	October 1, 2009	October 1, 2019
John Jiong Wu	100,000	1.53	October 1, 2009	October 1, 2019
Ping Ping	*	1.53	October 1, 2009	October 1, 2019
Yan Huang	*	1.53	October 1, 2009	October 1, 2019
Tuo (Matthew) Zhang	2,270,000	1.40/ 1.53/ 1.53	October 20, 2007/ August 3, 2009/November 20, 2009	October 20, 2017/ August 3, 2019/November 20, 2019
Min (Jenny) Zhang	*	1.40/ 1.53	October 20, 2007/November 20, 2009	October 20, 2017/November 20, 2019
Haijun Wang	*	0.50	February 4, 2007	February 4, 2017
Other individuals as a group	11,829,068	0.50-1.53	February 4, 2007-	February 4, 2017-
			February 5, 2010	February 5, 2020

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding ordinary shares.

(1)	Includes options to purchase an aggregate of 3,276,875 ordinary shares that have been exercised by certain officers and options to purchase an aggregate of 4,431,790 ordinary shares that have been exercised by certain employees.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, assuming the conversion of all of our preferred shares into ordinary shares on an one-to-one basis and as adjusted to reflect the sale of the ADSs offered in this offering, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares and each person who owns our Series A preferred shares or Series B preferred shares.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the ordinary shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

			Ordinary
			Shares
	Ordinary Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to This		This
	Offering(1)		Offering(1)(2)
	Number	%	Number	%

Directors and Executive Officers:
Qi Ji	115,759,849(3)	60.16	115,759,849	49.13
Tongtong Zhao	38,920,000(4)	20.23	38,920,000	16.52
John Jiong Wu	9,633,333(5)	5.01	9,633,333	4.09
Min Fan(6)	-	-	-	-
Ping Ping	-	-	-	-
Yan Huang	-	-	-	-
Tuo (Matthew) Zhang	*	*	*	*
Min (Jenny) Zhang	*	*	*	*
Haijun Wang	*	*	*	*
All Directors and Executive Officers as a Group	132,773,807	69.00	132,773,807	56.35

Principal Shareholders:
Winner Crown Holdings Limited	80,759,849(7)	41.97	80,759,849	34.28
East Leader International Limited	38,920,000(8)	20.23	38,920,000	16.52
Chengwei Funds	14,768,868(9)	7.68	11,608,330(14)	4.93
CDH Courtyard Limited	14,768,868(10)	7.68	11,608,330(15)	4.93
IDG Funds	8,550,949(11)	4.44	6,721,046(16)	2.85
Northern Light Funds	6,340,428(12)	3.30	4,983,577(17)	2.12
Pinpoint Capital 2006 A Limited	2,139,134(13)	1.11	-(18)	-
Ctrip.com International, Ltd.	-	-	18,849,446(19)	8.00

*	Less than 1%.

(1)	The number of ordinary shares outstanding in calculating the percentages for each listed person or group includes the ordinary shares underlying options held by such person or group exercisable within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person or group prior to this offering is based on (i) 192,415,597 ordinary shares outstanding as of the date of this prospectus, including ordinary shares convertible from our outstanding Series A preferred shares and Series B preferred shares, and (ii) the ordinary shares underlying share options exercisable by such person within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person or group after this offering is based on 235,618,079 ordinary shares outstanding immediately after the completion of this offering and additional shares issuable upon the exercise of the outstanding options within 60 days of the date of this prospectus.

(2)	Assumes that the underwriters do not exercise the over-allotment option.
(3)	Includes (i) 34,822,510 ordinary shares, 20,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares and 25,937,339 ordinary shares issuable upon conversion of the same number of Series B preferred shares held by Winner Crown Holdings Limited, or Winner Crown, a British Virgin Islands company wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji and his family members, are the beneficiaries, (ii) 15,000,000 ordinary shares held by East Leader International Limited, or East Leader, a

British Virgin Islands company, over which Mr. Ji has voting power pursuant to a power of attorney dated February 25, 2010, and (iii) 20,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares held by East Leader, over which Mr. Ji has voting power pursuant to a power of attorney dated September 29, 2009. East Leader is wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Bank Sarasin Nominees (CI) Limited, as nominee for Sarasin Trust Company Guernsey Limited, or Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tongtong Zhao and her family members, are the beneficiaries.

(4)	Includes (i) 15,000,000 ordinary shares, (ii) 20,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares and (iii) 3,920,000 ordinary shares issuable upon conversion of the same number of Series B preferred shares, all of which are held by East Leader, a British Virgin Islands company wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Bank Sarasin Nominees (CI) Limited, as nominee for Sarasin Trust Company Guernsey Limited, or Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tongtong Zhao and her family members, are the beneficiaries. Ms. Zhao is the sole director of East Leader.
(5)	Includes 4,000,000 ordinary shares, 4,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares, and 1,633,333 ordinary shares issuable upon conversion of the same number of Series B preferred shares.

(6)	Includes (i) 7,202,482 ordinary shares that Ctrip has agreed to purchase from us and (ii) an aggregate of 11,646,964 of our ordinary shares that Ctrip has agreed to purchase from the Chengwei Funds, CDH Courtyard Limited, the IDG Funds, the Northern Light Funds and Pinpoint Capital 2006 A Limited subject to the completion of this offering. In addition, if upon the exercise of the over-allotment option by the underwriters, or, if the underwriters do not exercise this option, upon the 30th day following the closing of this offering, Ctrip owns less than 8% of our total outstanding shares solely as a result of (i) the underwriters’ exercise of their over-allotment option or (ii) our issuing of ADSs in this offering in excess of 9,000,000, Ctrip has agreed to purchase an additional number of our ordinary shares such that Ctrip will hold 8% of our total outstanding ordinary shares after such purchase. Mr. Fan is a director, the chief executive officer and president of Ctrip. Mr. Fan disclaims beneficial ownership of the shares beneficially owned by Ctrip except to the extent of his pecuniary interests therein. Mr. Fan’s business address is 99 Fu Quan Road, Shanghai 200335, People’s Republic of China.

(7)	Includes 34,822,510 ordinary shares, 20,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares and 25,937,339 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Winner Crown is a British Virgin Islands company wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members, are the beneficiaries. Mr. Ji is the sole director of Winner Crown. The address of Winner Crown is Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

(8)	Includes (i) 15,000,000 ordinary shares, (ii) 20,000,000 ordinary shares issuable upon conversion of the same number of Series A preferred shares and (iii) 3,920,000 ordinary shares issuable upon conversion of the same number of Series B preferred shares. East Leader is a British Virgin Islands company wholly owned by Perfect Will Holdings Limited, a British Virgin Islands company, which is in turn wholly owned by Bank Sarasin Nominees (CI) Limited, as nominee for Sarasin Trust Company Guernsey Limited, or Sarasin Trust. Sarasin Trust acts as trustee of the Tanya Trust, of which Ms. Tongtong Zhao and her family members, are the beneficiaries. Ms. Zhao is the sole director of East Leader. The address of East Leader is P.O. Box 957, Offshore Incorporations Centre, Road Town,Tortola, British Virgin Islands.

(9)	Includes 516,910, 12,684,242 and 1,567,716 ordinary shares issuable upon conversion of the same numbers of Series B preferred shares held by Chengwei Partners, L.P., Chengwei Ventures Evergreen Fund, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC, respectively, collectively referred to as the Chengwei Funds. Chengwei Partners, L.P. is an exempted limited partnership incorporated in the Cayman Islands. Chengwei Ventures Evergreen Fund, L.P. is an exempted limited partnership incorporated in the Cayman Islands. Chengwei Ventures Evergreen Advisors Fund, LLC is an exempted limited liability corporation incorporated in the Cayman Islands. Chengwei Ventures Evergreen Management, LLC, a Cayman Islands exempted limited liability company, is the general partner of Chengwei Partners, L.P. and Chengwei Ventures Evergreen Fund, L.P., as well as the managing member of Chengwei Ventures Evergreen Advisors Fund, LLC. Mr. Eric X. Li and Mr. Pei Kang, the directors of Chengwei Ventures Evergreen Management, LLC, hold voting and dispositive power over the Chengwei Funds. The address of the Chengwei Funds is P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(10)	Includes 14,768,868 ordinary shares issuable upon conversion of the same number of Series B preferred shares. CDH Courtyard Limited is a company incorporated in the British Virgin Islands. All of the issued and outstanding shares of CDH Courtyard Limited are wholly owned by CDH Venture Partners, L.P., a Cayman Islands exempted limited partnership. CDH Venture GP I Company Limited, a Cayman Islands exempted limited liability company, is the general partner of CDH Venture Partners, L.P. and has the power to direct CDH Venture Partners, L.P. as to the voting and disposition of shares directly and indirectly held by CDH Venture Partners, L.P. Mr. Gongquan Wang is a director and a member of the investment committee of CDH Venture GP I Company Limited. Mr. Gongquan Wang disclaims beneficial ownership of any of the shares held by CDH Courtyard Limited except to the extent of his pecuniary interest therein. The address of CDH Courtyard Limited is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

(11)	Includes 6,590,216, 1,346,774 and 613,959 ordinary shares issuable upon conversion of the same numbers of Series B preferred shares held by IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., respectively, collectively referred to as the IDG Funds. Each of the IDG Funds is an exempted limited partnership incorporated in the Cayman Islands. IDG-Accel China Growth Fund GP Associates Ltd., a Cayman Islands limited company, is the general partner of IDG-Accel China Growth Fund Associates L.P., a Cayman Islands limited partnership, which in turn is the general partner of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of the two directors of IDG-Accel China Growth Fund GP Associates Ltd., Mr. Patrick J. McGovern and Mr. Quan Zhou, owns 50% of IDG-Accel China Growth Fund GP Associates Ltd.’s voting shares. IDG-Accel China Investors Associates Ltd., a Cayman Islands limited company, is the general partner of IDG-Accel China Investors L.P. Mr. James Breyer is the sole shareholder and one of the two directors of IDG-Accel China Investors Associates Ltd. Mr. Quan Zhou is the other director of IDG-Accel China Investors Associates Ltd. The address of the IDG Funds is Unit 1509, the Center, 99 Queen’s Road Central, Hong Kong.

(12)	Includes 4,769,269, 523,720, and 1,047,439 ordinary shares issuable upon conversion of the same numbers of Series B preferred shares held by Northern Light Venture Fund, L.P., Northern Light Partners Fund, L.P., and Northern Light Strategic Fund, L.P., respectively, collectively referred to as the Northern Light Funds. Each of the Northern Light Funds is an exempted limited partnership incorporated in the Cayman Islands. Northern Light Venture Capital Limited, a Cayman Islands exempted limited liability company, is the general partner of Northern Light Partners, L.P., a Cayman Islands limited partnership, which in turn is the general partner of the Northern Light Funds. Feng Deng, Yan Ke and Jeffrey Lee, directors of Northern Light Venture Capital Limited, hold voting and dispositive power over the Northern Light Funds. The address of the Northern Light Funds is 2440 Sand Hill Road Suite 201, Menlo Park, CA 94025, USA.

(13)	Includes 2,139,134 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Pinpoint Capital 2006 A Limited is a company incorporated in the British Virgin Islands. All of the issued and outstanding shares of Pinpoint Capital 2006 A Limited are wholly owned by Pinpoint China Direct Investment Fund, L.P., a Cayman Islands exempted limited partnership. Pinpoint Capital Limited, a Cayman Islands exempted limited liability company, is the general partner of Pinpoint China Direct Investment Fund, L.P. and has the power to direct Pinpoint China Direct Investment Fund, L.P. as to the voting and disposition of shares directly and indirectly held by Pinpoint China Direct Investment Fund, L.P.. Mr. Jiyi Weng and Mr. Qiang Wang are directors and members of the investment committee of Pinpoint Capital Limited. Mr. Jiyi Weng and Mr. Qiang Wang are also directors of Pinpoint Capital 2006 A Limited. The address of Pinpoint Capital 2006 A Limited is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands.

(14)	The Chengwei Funds have agreed to sell and Ctrip.com International, Ltd., or Ctrip, has agreed to purchase 3,160,538 ordinary shares held by the Chengwei Funds, of which 110,619 are held by Chengwei Partners, L.P., 2,714,428 are held by Chengwei Ventures Evergreen Fund, L.P. and 335,491 are held by Chengwei Ventures Evergreen Advisors Fund, LLC. After the sale, 406,291, 9,969,814 and 1,232,225 ordinary shares will be held by Chengwei Partners, L.P., Chengwei Ventures Evergreen Fund, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC, respectively.

(15)	CDH Courtyard Limited has agreed to sell and Ctrip has agreed to purchase 3,160,538 ordinary shares held by CDH Courtyard Limited.

(16)	The IDG Funds have agreed to sell and Ctrip has agreed to purchase 1,829,903 ordinary shares held by the IDG Funds, of which 1,410,306 are held by IDG-Accel China Growth Fund L.P., 288,210 are held by IDG-Accel China Growth Fund-A L.P. and 131,387 are held by IDG-Accel China Investors L.P.. After the sale, 5,179,910, 1,058,564 and 482,572 ordinary shares will be held by IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., respectively.

(17)	The Northern Light Funds have agreed to sell and Ctrip has agreed to purchase 1,356,851 ordinary shares held by the Northern Light Funds, of which 1,020,623 are held by Northern Light Venture Fund, L.P., 112,076 are held by Northern Light Partners Fund, L.P. and 224,152 are held by Northern Light Strategic Fund, L.P.. After the sale, 3,748,646, 411,644 and 823,287 ordinary shares will be held by Northern Light Venture Fund, L.P., Northern Light Partners Fund, L.P. and Northern Light Strategic Fund, L.P., respectively.

(18)	Pinpoint Capital 2006 A Limited has agreed to sell and Ctrip has agreed to purchase all of the shares held by Pinpoint Capital 2006 A Limited.

(19)	Includes (i) 7,202,482 ordinary shares that Ctrip has agreed to purchase from us and (ii) an aggregate of 11,646,964 of our ordinary shares that Ctrip has agreed to purchase from the Chengwei Funds, CDH Courtyard Limited, the IDG Funds, the Northern Light Funds and Pinpoint Capital 2006 A Limited subject to the completion of this offering. In addition, if upon the exercise of the over-allotment option by the underwriters, or, if the underwriters do not exercise this option, upon the 30th day following the closing of this offering, Ctrip owns less than 8% of our total outstanding shares as solely a result of (i) the underwriters’ exercise of their over-allotment option or (ii) our issuing of ADSs in this offering in excess of 9,000,000, Ctrip has agreed to purchase an additional number of our ordinary shares such that Ctrip will hold 8% of our total outstanding ordinary shares after such purchase. Ctrip is a Cayman Islands company and its address is 99 Fu Quan Road, Shanghai 200335, People’s Republic of China.

As of the date of this prospectus, 5.69% of our outstanding ordinary shares, 9.09% of our outstanding Series A preferred shares and 2.09% of our outstanding Series B preferred shares are held by one record holder in the United States.

None of our existing shareholders will have different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

See “Description of Share Capital — History of Securities Issuances” for a description of the history of our share issuances.

Ctrip has indicated to us that it may also consider placing an order to purchase ADSs in this offering at the initial public offering price. If such an order is placed, neither we nor the underwriters are under any obligation or commitments to allocate any of the ADSs offered in this offering to Ctrip. Any ADSs issued and sold to Ctrip will be on the same terms as the other ADSs being offered in this offering except that those ADSs will be subject to lock up of 180 days pursuant to the terms of a lock up agreement between Ctrip and the underwriters in conjunction with the private placement of our ordinary shares. See “Related Party Transactions — Transactions with Ctrip.”

RELATED PARTY TRANSACTIONS

Private Placements

In February 2007, we issued an aggregate of 43,999,999 ordinary shares, par value US$0.0001 per share, or the ordinary shares, at issuance price of US$0.0001 per share, to Winner Crown Holdings Limited, or Winner Crown, a British Virgin Islands company, and to two co-founders of our company, Mr. John Jiong Wu and Ms. Tongtong Zhao. Winner Crown is wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members, are the beneficiaries.

In February 2007, we acquired a 100% interest in HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., or HanTing Xingkong, and Shanghai HanTing Hotel Management Group, Ltd., or Shanghai HanTing, two of the wholly owned subsidiaries of Powerhill Holdings Limited, or Powerhill, as well as a 100% ownership interest in Yiju (Shanghai) Hotel Management Co., Ltd., a company wholly owned by John Jiong Wu through Crystal Water Investment Holdings Limited, a British Virgin Islands company. As the consideration, we issued 40,000,000 and 4,000,000 Series A preferred shares, par value US$0.0001 per share, to Powerhill and Mr. John Jiong Wu, respectively pursuant to the ordinary and Series A share purchase agreement. Each Series A preferred share will automatically convert into one ordinary share upon the closing of this offering.

In June 2007, we issued 7,840,001 ordinary shares at subscription price of US$1.27551 per share to Winner Crown in exchange of a promissory note with a due date in October 2007. Winner Crown repaid the promissory note in October 2007.

In conjunction with the issuance of ordinary shares and Series B convertible redeemable preferred shares, par value US$0.0001 per share, or the Series B preferred shares, in June 2007, we issued a warrant to Winner Crown, for the purchase of up to 4,704,001 Series B preferred shares, par value US$0.0001 per share, at subscription price of US$1.27551 per share. Winner Crown exercised its warrant in December 2007 and subscribed for the agreed 4,704,001 Series B preferred shares.

In February 2008, we issued an additional 11,760,002 Series B preferred shares, at subscription price of US$1.530612 per share, to Winner Crown, Mr. John Jiong Wu and Ms. Tongtong Zhao.

In March 2008, we issued an additional 11,760,002 Series B preferred shares, at subscription price of US$1.530612 per share, to Winner Crown.

In May 2008, we issued an additional 1,306,667 Series B preferred shares, at subscription price of US$1.530612 per share, to Winner Crown and issued another 1,306,667 Series B preferred shares to Powerhill in exchange for a US$2 million related party payable due to Powerhill.

In August 2009, we issued 2,766,243 ordinary shares in a private placement at a price of US$1.80427 per share. The purchasers include Winner Crown, which purchased 1,982,509 shares.

Transactions with Suzhou Property

We conduct transactions in the ordinary course of our business with Lishan Property (Suzhou) Co., Ltd., or Suzhou Property, a subsidiary of Powerhill, which is owned by Mr. Qi Ji and Ms. Tongtong Zhao. Prior to Powerhill’s transfer in February 2007 of all of its ownership interests in HanTing Xingkong and Shanghai HanTing to us in exchange for our preferred shares, Powerhill conducted its operations through three wholly owned subsidiaries in the PRC, namely HanTing Xingkong, Shanghai HanTing and Suzhou Property. After such exchange, each of HanTing Xingkong and Shanghai HanTing became our wholly owned subsidiary while Suzhou Property remains a wholly owned subsidiary of Powerhill. See “Prospectus Summary — Corporate Structure and History.” We enter into lease agreements with Suzhou Property to lease three hotel buildings owned by Suzhou Property. We pay rents under these leases in amounts similar to what a unrelated third party would pay for such leases. In 2007, 2008 and 2009, the aggregate amount we paid for rent to Suzhou Property was RMB3.5 million, RMB3.5 million and RMB3.6 million, respectively.

Certain commercial buildings of Suzhou Property are pledged as collateral to secure our credit facility with a maximum amount of RMB172.0 million with the Industrial and Commercial Bank of China in 2008 and 2009.

Transactions with Ctrip

We conduct transactions in the ordinary course of our business with Ctrip.com International, Ltd., or Ctrip, an entity in which Mr. Qi Ji, our founder, is a co-founder, shareholder and independent director. Ctrip.com rendered reservation services to us to facilitate our customers in making reservations at our hotels from Ctrip’s hotel booking system. In 2007, 2008 and 2009, the aggregate commission fees we paid to Ctrip.com for its reservation services amounted to RMB5.6 million, RMB7.5 million and RMB9.9 million, respectively.

Subject to the completion of this offering of our ADSs, Ctrip has agreed to purchase 7,202,482 ordinary shares from us and an aggregate of 11,646,964 of our ordinary shares from the Chengwei Funds, CDH Courtyard Limited, the IDG Funds, the Northern Light Funds and Pinpoint Capital 2006 A Limited at a price equal to the initial public offering price per share. In addition, if upon the exercise of the over-allotment option by the underwriters, or, if the underwriters do not exercise this option, upon the 30th day following the closing of this offering, Ctrip owns less than 8% of our total outstanding shares solely as a result of (i) the underwriters’ exercise of their over-allotment option or (ii) our issuing more than 9,000,000 in this offering, Ctrip has agreed to purchase an additional number of our ordinary shares such that it will hold 8% of our total outstanding ordinary shares after such purchase. The investments by Ctrip are being made pursuant to transactions exempt from registration under the Act. In connection with these transactions, Ctrip will be granted registration rights substantially similar to those granted to certain holders of our registrable securities under our amended and restated shareholders agreement. See “Description of Share Capital — Registration Rights.” In addition, we have granted Ctrip the right to nominate one person to serve on our board as long as Ctrip and its affiliates continuously maintain (i) at least 5% of our total outstanding ordinary shares in the three years following the closing of our initial public offering and (ii) at least 8% of our total outstanding ordinary shares thereafter. In connection with these transactions, Ctrip has agreed to enter into a lock-up agreement for a period of 180 days from the date of our initial public offering prospectus. See “Underwriting.” Ctrip is a significant shareholder in one of our competitors, Home Inns & Hotels Management Inc., or Home Inns, and one of Ctrip’s directors also serves as a director for Home Inns.

Transactions with Powerhill

Powerhill provided certain short-term advances to us after our restructuring in February 2007. As of December 31, 2007, the amount due to Powerhill amounted to RMB14.6 million, which was subsequently exchanged for 1,306,667 Series B preferred shares in March 2008.

Employment Agreements

See “Management — Employment Agreements” for a description of the employment agreements we have entered into with our senior executive officers.

Share Incentives

See “Management — Share Incentive Plans” for a description of share options we have granted to our directors, officers and other individuals as a group.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital consists of 300,000,000 ordinary shares, par value US$0.0001 per share, and 150,000,000 preferred shares, par value US$0.0001 per share, further divided into 44,000,000 Series A preferred shares and 106,000,000 Series B preferred shares. As of the date of this prospectus, there are 70,356,678 ordinary shares, 44,000,000 Series A preferred shares and 78,058,919 Series B preferred shares issued and outstanding.

We were incorporated as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law, on January 4, 2007. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

The following summarizes the material terms of our amended and restated memorandum and articles of association, which will come into effect upon the completion of this offering, or the amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which have been filed as exhibits to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Shares — Voting Rights.”

Meetings

Subject to the Company’s regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than five clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by (i) the chairman of our board of directors, or (ii) a majority of our board of directors and may not be called by any other person.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (ii) in the case of any other meeting, by our shareholders together holding not less than 95% of the voting rights represented by the issued voting shares giving that right.

One or more shareholders present in person or by proxy that represent not less than one third in nominal value of the total issued voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “ — Modification of Rights” below.

Our amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders meetings by way of written resolutions without a meeting.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder holding shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the Company, it is not a concept that is accepted as a common practice in the Cayman Islands, and the Company has made no provisions in its amended and restated articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which court may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Where any such petition has been presented by our shareholders, the Grand Court is permitted to make alternative orders to a winding-up order including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified, abrogated or, with the sanction of a special resolution, passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under the share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ Global Market or in an other form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	fee of such maximum sum as the NASDAQ Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NASDAQ Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ Global Market, the Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (ii) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our directors may also resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the NASDAQ Global Market has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements.  Under the laws of the Cayman Islands, two or more companies may merge or consolidate in accordance with the recently introduced Section 233 of the Companies Law. A merger means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such constituent companies as the surviving company, and a consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such constituent companies in the new consolidated company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by each constituent company by either (i) a shareholder resolution by majority in number representing seventy-five per cent (75%) in value of the shareholders voting together as one class or (ii) if the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class. In either case, a shareholder shall have the right to vote regardless of whether the shares that he holds otherwise give him voting rights. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained.

For a director who has a financial interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the NASDAQ Global Market, the SEC, or by any other recognized stock exchange on which the securities are listed, and unless disqualified by the chairman of the relevant board meeting, he may vote on the plan of merger or consolidation.

A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or money and other assets or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.

A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which (i) an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent and (ii) in certain other situations.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

Shareholders’ Suits.  In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance.  Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Global Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Board of Directors

We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time pursuant to an ordinary resolution of our shareholders but must consist of not less than two directors. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Any director on our board may be removed by way of an ordinary resolution of our shareholders or by the consent of a majority of the directors then in office. Any vacancies or additions to the existing board of directors can be filled by way of an ordinary resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director appointed by our board of directors to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and be subject to re-election at such meeting. Any director appointed by our board of directors as an addition to the existing board shall hold office until our next following annual general meeting and shall be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors. There is no requirement under Cayman Islands law or our amended and restated articles of association that a majority of our directors be independent.

Meetings of our board of directors may be convened at any time deemed necessary by the secretary on request of director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented. At any meeting of our directors, each director, be it by such director’s presence or by such director’s alternate, is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

Pursuant to our amended and restated articles of association, our board of directors has established an audit committee and a compensation committee.

Issuance of Additional Ordinary Shares or Preferred Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting rights of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances

Ordinary Shares

In February 2007, pursuant to an ordinary share and Series A preferred share purchase agreement, or the ordinary and Series A share purchase agreement, we issued 43,999,999 ordinary shares to Winner Crown Holdings Limited, or Winner Crown, a British Virgin Islands company, and to two co-founders of our company, Mr. John Jiong Wu and Ms. Tongtong Zhao. Winner Crown is wholly owned by Sherman Holdings Limited, a Bahamas company, which is in turn wholly owned by Credit Suisse Trust Limited, or CS Trustee. CS Trustee acts as trustee of the Ji Family Trust, of which Mr. Qi Ji, our founder and executive chairman, and his family members, are the beneficiaries.

In June 2007, we issued 7,840,001 ordinary shares to Winner Crown in exchange of a promissory note with a due date in October 2007 which was repaid in full in October 2007.

In the second half of 2007, we issued 2,231,134 ordinary shares to seven individuals at par value of $0.0001.

In May and August 2009, we issued an aggregate of 6,141,878 ordinary shares to 11 individuals or entities including Winner Crown at a per share purchase price of US$1.80427 per share.

In August 2009, our former Chief Financial Officer, Mr. Lee (Alexander) Wang exercised his options to purchase 735,000 ordinary shares at an exercise price of US$0.75 per share. Mr. Lee (Alexander) Wang transferred these 735,000 ordinary shares to Richtime Dev. Limited, a British Virgin Islands company wholly owned by Mr. Lee (Alexander) Wang. Accordingly, we issued the 735,000 ordinary shares to Richtime Dev. Limited on August 6, 2009.

In January 2010, in connection with our acquisition of the noncontrolling interest in an existing subsidiary, we issued a warrant to Everlasting Investment Management Co., Ltd. for the purchase of 1,500,000 of our ordinary shares at an exercise price of US$1.54 per share. Everlasting Investment Management Co., Ltd. exercised its warrant in February 2010 and received 1,500,000 of our ordinary shares.

In January 2010, in consideration for the provision to us of certain market research services, we issued a warrant to Tongren Investment Holdings Limited for the purchase of 200,000 of our ordinary shares at an exercise price of US$1.54 per share. Tongren Investment Holdings Limited exercised the warrant in February 2010 and received 200,000 of our ordinary shares.

In March 2010, certain of our officers and employees exercised their respective options to purchase 7,708,665 ordinary shares in total at exercise prices ranging from US$0.50 to US$1.53 per share. Accordingly, we issued 3,276,875 ordinary shares to the officers and 4,431,790 ordinary shares to the employees on March 8, 2010.

Series A Preferred Shares

In February 2007, we acquired a 100% interest in HanTing Xingkong (Shanghai) Hotel Management Co., Ltd. and Shanghai HanTing Hotel Management Group, Ltd., two of the wholly owned subsidiaries of Powerhill Holdings Limited, or Powerhill, as well as a 100% ownership interest in Yiju (Shanghai) Hotel Management Co., Ltd., a company wholly owned by Mr. John Jiong Wu through Crystal Water Investment Holdings Limited, a British Virgin Islands company. As the consideration, we issued 40,000,000 and 4,000,000 Series A preferred shares, par value US$0.0001 per share, to Powerhill and Mr. John Jiong Wu, respectively pursuant to the ordinary and Series A share purchase agreement. In September 2009, Powerhill transferred 20,000,000 of its Series A preferred shares to Winner Crown, and the remaining 20,000,000 Series A preferred shares to East Leader International Limited, or East Leader, a British Virgin Islands company wholly owned and controlled by Ms. Tongtong Zhao, a co-founder of our company. Series A preferred shareholders are entitled to appoint and remove one member of our board of directors.

Each of our Series A preferred shares is convertible into one ordinary share, subject to adjustments in accordance with anti-dilution provisions. The Series A preferred shares will automatically convert into our ordinary shares upon the completion of this offering.

In connection with our Series A private placement in February 2007, we and certain of our shareholders entered into a shareholders agreement. The agreement has since been replaced by an amended and restated shareholders agreement signed in connection with our Series B private placement in June 2007.

Convertible Notes

In March 2007, we issued convertible promissory notes with an aggregate principal amount of US$4,000,000 to IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., or, collectively, IDG, pursuant to a convertible note purchase agreement dated as of March 28, 2007. All of the convertible promissory notes were converted into our Series B preferred shares in June 2007 as described below.

Series B Preferred Shares

In a private placement pursuant to a Series B preferred share purchase agreement dated as of June 20, 2007, or the Series B share purchase agreement, we issued 32,144,009 Series B convertible redeemable preferred shares, par value US$0.0001 each, at an aggregate price of US$41,000,004 to Chengwei Partners, L.P., Chengwei Ventures Evergreen Fund, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC, or, collectively, Chengwei; CDH Courtyard Limited, or CDH; Pinpoint Capital 2006 A Limited, or Pinpoint; Northern Light Venture Fund, L.P., Northern Light Partners Fund, L.P. and Northern Light Strategic Fund, L.P., or, collectively, Northern Light; and IDG. In addition, IDG converted all of the outstanding principal of, and any accrued and unpaid interests on, the convertible promissory notes into 3,729,526 Series B preferred shares pursuant to the terms of the notes and the Series B share purchase agreement.

Pursuant to the Series B share purchase agreement, we also issued (i) a warrant for the purchase of up to 4,704,001 Series B preferred shares at a per share purchase price of US$1.27551 to Winner Crown, which was exercised on December 21, 2007, (ii) warrants for the purchase of up to an aggregate of 13,066,670 Series B preferred shares at a per share purchase price of US$1.530612 to Chengwei, CDH, IDG, Pinpoint and Northern Light, of which warrants to purchase of 1,142,266 Series B preferred shares were exercised on December 21, 2007, warrants to purchase of 2,215,151 Series B preferred shares were exercised on June 20, 2008, warrants to purchase of 4,854,627 Series B preferred shares issued to Chengwei were transferred to Northern Light and John Jiong Wu and were exercised on June 20, 2008, warrant to purchase of 4,854,626 Series B preferred shares issued to CDH was not exercised and expired on June 20, 2008 and (iii) warrants for the purchase of up to an aggregate of 3,136,001 Series B preferred shares at a per share purchase price of US$1.27551 to Chengwei, CDH and IDG, of which warrants to purchase 1,440,865 Series B preferred shares were exercised on December 21, 2007 and warrants to purchase 1,695,136 Series B preferred shares were exercised on December 30, 2007.

Pursuant to three Series B preferred share subscription agreements each dated as of January 18, 2008 or the Series B subscription agreements, we issued an additional 11,760,002 Series B preferred shares for an aggregate price of US$18 million to Winner Crown, Ms. Tongtong Zhao and Mr. John Jiong Wu. In addition, we further issued 13,066,669 Series B preferred shares at an aggregate exercise price of US$20 million to Winner Crown in March and May 2008 and issued 1,306,667 Series B preferred shares to Powerhill in May 2008 in exchange for an assignment of loan in the amount of US$2 million from Powerhill to us, pursuant to a call-option provided in the Series B share subscription agreement between us and Winner Crown and its amendments. In September 2009, Powerhill transferred 653,334 of its Series B preferred shares to Winner Crown, and the remaining 653,333 Series B preferred shares to East Leader.

Series B preferred shareholders are entitled to appoint and remove two members of our board of directors prior to the completion of this offering. The proceeds from issuances of our Series B preferred shares were used for business expansion, capital expenditures, marketing and general working capital for our business.

Each of our Series B preferred shares is convertible into one ordinary share, subject to adjustments in accordance with anti-dilution provisions. The Series B preferred shares will automatically convert into our ordinary shares upon the completion of this offering.

Our Series B preferred shares shall be redeemed by us at a price equal to the Series B subscription price per share, plus all declared but unpaid dividends thereon, after receipt by us at any time on or after May 1, 2012, from the holders of at least a majority of the then outstanding Series B preferred shares, of written notice requesting redemption of all Series B preferred shares and setting forth the date for such redemption.

Shareholders Agreement.  We have granted our preferred shareholders a series of rights, including rights of first offer, rights of first refusal, co-sale rights, drag-along rights and information and inspection rights. In addition, preferred shareholders are granted customary registration rights, including demand, piggyback and Form F-3 registration rights. For a detailed description of these rights, see “ — Registration Rights.” With the exception of the registration rights, the foregoing rights will terminate immediately prior to the completion of this offering. Furthermore, we, our shareholders and preferred shareholders are each entitled to certain pre-emptive rights, most-favored investor status, rights of first refusal and drag-along rights with respect to any proposed share transfers by any of our shareholders, so long as such transfers occur before the closing of this public offering.

Registration Rights

Pursuant to the amended and restated shareholders agreement dated June 20, 2007, we have granted certain registration rights to holders of our registrable securities, which include our Series A preferred shares, Series B preferred shares and ordinary shares issuable or issued upon conversion of the preferred shares and ordinary shares acquired by holders of preferred shares after June 20, 2007. Set forth below is a description of the registration rights granted under the amended and restated shareholders agreement.

Demand Registration Rights

At any time commencing the earlier of the third anniversary of the amended and restated shareholders agreement and the closing of this offering, any holders of at least 50% of the registrable securities then held by all holders of Series B preferred shares have the right to demand that we file a registration statement under the Securities Act covering the registration of at least 50% of the registrable securities then held by such demanding holders. However, we are not obligated to effect any such demand registration if we have, within the six month period preceding the demand, already effected a registration under the Securities Act pursuant to their demand or Form F-3 registration rights, or if the holders of registrable securities requesting such registration already had an opportunity to be included in a registration pursuant to their piggyback registration rights. We have the right to defer the filing of a registration statement for up to 90 days if we furnish to the holders of registrable securities requesting such registration a certificate signed by our chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders, for such registration statement to be filed, provided that we may not utilize this deferral right more than once in any 12-month period. We are not obligated to effect more than three such demand registrations initiated by the holders of registrable securities. The underwriters of any underwritten offering may limit the number of shares to be included in the underwriting and the applicable registration statement if they advise us in writing that marketing factors require a limitation of the number of shares to be underwritten, provided that:

•	At least 25% of all registrable securities requested by the holders of Series B preferred shares to be included in the underwriting are included; and

•	All shares that are not held by the holders of Series B preferred shares are first excluded from the registration, following which all shares that are not held by the holders of Series A preferred shares are subsequently excluded from the registration.

Piggyback Registration Rights

If we propose to file a registration statement for a public offering of our securities, other than pursuant to a Form F-3 registration statement or relating to any employee benefit plan or a corporate reorganization, we must offer holders of registrable securities the opportunity to include their securities in the registration statement. Registration pursuant to piggyback registration rights is not deemed to be a demand registration, and there is no limit on the number of times the holders may request registration of their registrable securities pursuant to their piggyback registration rights. The underwriters of any underwritten offering have the right to limit the number of shares to be included in the applicable registration statement so long as they determine in good faith that such a limitation would benefit the marketing efforts, provided that:

•	The number of registrable securities held by holders of Series B preferred shares included in such registration is not reduced below 25% of the aggregate number of securities included in such registration statement; and

•	The number of shares that may be included in the registration shall be allocated, first, to us, second, to each of the requesting holders of Series B preferred shares, third, to each of the requesting holders of Series A preferred shares, and fourth, to holders of our other securities.

Form F-3 Registration Rights

At anytime after the closing of this offering, any Series B shareholder has the right to request that we file a registration statement on Form F-3 covering the offer and sale of their securities, upon which any other holders of registrable securities may join such request. However, we are not obligated to effect any such registration if, among other things, the aggregate amount of securities to be sold under the registration statement is less than US$500,000 or we have, within the six month period preceding the demand, already effected a registration under the Securities Act. There is no limit on the number of times the holders may exercise their Form F-3 registration rights. We have the right to defer the filing of a registration statement on Form F-3 for up to 90 days if we furnish to the holders of the registrable securities requesting such registration a certificate signed by our chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such Form F-3 registration statement to be filed, provided that we may not utilize this deferral right more than once during any 12 month period.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except that shareholders shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of their securities. We will not be required to pay for any expenses of any registration proceeding begun pursuant to demand registration rights, if the registration request is subsequently withdrawn at the request of the holders of a majority in voting power of the registrable securities held by the holders that requested the registration.

Termination

We have no obligations pursuant to the demand, piggyback or Form F-3 registration rights to effect any registration, if in the opinion of our legal counsel, all such registrable securities proposed to be sold by a holder may be sold without registration in any 90 day period pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent rights and interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.-Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the Securities and Exchange Commission, or the SEC, under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive four ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs. In the event voting takes place at a shareholders’ meeting by show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. In the event voting takes place at a shareholders’ meeting by poll, the depositary will instruct the custodian to vote in accordance with the voting instructions received from the holders of ADSs.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service		Fees

•	Issuance of ADSs	Up to U.S. 5¢ per ADS issued
•	Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
•	Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
•	Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held
•	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
•	Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the Depositary

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary banks by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary banks and by the brokers (on behalf of their clients) delivering the ADSs to the depositary banks for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary banks to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary banks charge the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary banks send invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary banks generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses) or as may be required by law.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 9,000,000 ADSs representing approximately 15.3% of our 235,618,079 ordinary shares in issue, assuming the underwriters do not exercise their over-allotment option. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.

Rule 144

In general, under Rule 144, a person or entity that has beneficially owned our ordinary shares, in the form of ADSs or otherwise, for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, including ADSs, subject only to the availability of current public information about us, and will be entitled to sell shares held for at least one year without restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months, will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i) 1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 2,356,181 ordinary shares immediately after this offering; and

(ii) the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the NASDAQ Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. On or prior to the completion of this offering, our employees have received an aggregate of 7,708,665 ordinary shares through the exercise of their options under our Amended and Restated 2007 Global Share Plan and Amended and Restated 2008 Global Share Plan and may be entitled to rely on the resale provisions of Rule 701. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our stock plans. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

We have agreed for a period of 180 days after the date of this prospectus not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, without the prior written consent of the representatives on behalf of the underwriters, any of our shares or ADSs or securities that are substantially similar to our shares or ADSs, including but not limited to any options or warrants to purchase our shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our shares, ADSs or any such substantially similar securities (other than securities issued pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed).

Furthermore, each of our directors and executive officers, our existing shareholders, Ctrip.com International, Ltd. as well as option holders under our Amended and Restated 2007 Global Share Plan and Amended and Restated 2008 Global Share Plan has also entered into a similar lock-up agreement for a period of 180 days from the date of our initial public offering prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding two paragraphs will be automatically extended under certain circumstances. See “Underwriting.” These restrictions do not apply to (i) the ADSs and ordinary shares underlying such ADSs being offered in this offering and (ii) up to 1,350,000 additional ADSs and our ordinary shares underlying such ADSs that may be purchased by the underwriters if they exercise their over-allotment option to purchase additional ADSs.

We are not aware of any plans by our existing shareholders to dispose of significant numbers of our ADSs or ordinary shares. We cannot assure you, however, that our existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares will not dispose of significant numbers of our ADSs or ordinary shares. No prediction can be made as to the effect, if any, that future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the market price of our ADSs prevailing from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our ADSs.

Registration Rights

We have provided registration rights to our Series A, Series B and existing ordinary shareholders under our amended and restated shareholders agreement entered into in June 2007. For additional information regarding these registration rights, see “Description of Share Capital — Registration Rights” elsewhere in this prospectus.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares or ADSs. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Jun He Law Offices, our special PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law, it is the opinion of Davis Polk & Wardwell LLP, our U.S. counsel, as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the ordinary shares or ADSs.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

PRC taxation on us

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the Enterprise Income Tax Law, and on December 6, 2007, the PRC State Council issued the Implementation Regulations of the Enterprise Income Tax Law, both of which became effective on January 1, 2008. The Enterprise Income Tax Law and its Implementation Regulations, or the new EIT Law, applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises. There is a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transfer to the new tax rate within five years after the effective date of the new EIT Law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises classified as “new and high technology enterprises strongly supported by the state” are entitled to a 15% enterprise income tax rate.

PRC taxation of our overseas shareholders

The new EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body”. The State Administration of Taxation issued a notice setting forth specific standards for determination of the “de facto management body” of offshore companies directly owned by PRC enterprises, but this notice does not apply to us because we are directly owned by PRC individuals. As such, it is still unclear if the PRC tax authorities would determine that, notwithstanding our status as the Cayman Islands holding company of our operating business in China, we should be classified as a PRC “resident enterprise.”

The new EIT Law imposes a withholding tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a “non-resident enterprise” without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a “non-resident enterprise” under the new EIT Law.

The new EIT Law provides that PRC “resident enterprises” are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC “resident enterprise,” we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us would be exempt from the PRC dividend withholding tax, since such income is exempted under the new EIT Law to a PRC resident recipient. However, if we are required under the new EIT Law to pay income tax on any dividends we receive from our subsidiaries, our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be materially and adversely affected.

Under the new EIT Law, PRC withholding tax at the rate of 10% is applicable to interest and dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest and dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to 10% PRC withholding tax if such gain is regarded as income derived from sources within the PRC. Therefore, if we are considered a PRC “resident enterprise,” dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares may be considered as income derived from sources within the PRC and be subject to PRC withholding tax.

Moreover, non-resident individual investors are required to pay PRC individual income tax on interests or dividends payable to the investors or any capital gains realized from the transfer of ADSs or ordinary shares if such gains are deemed income derived from sources within the PRC. Under the PRC Individual Income Tax Law, or IITL, non-resident individual refers to an individual who has no domicile in China and does not stay in the territory of China or who has no domicile in China and has stayed in the territory of China for less than one year. Pursuant to the IITL and its implementation rules, for purposes of the PRC capital gains tax, the taxable income will be the balance of the total income obtained from the transfer of the ADSs or ordinary shares minus all the costs and expenses that are permitted under PRC tax laws to be deducted from the income. Therefore, if we are considered as a PRC “resident enterprise” and dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares are considered income derived from sources within the PRC by relevant competent PRC tax authorities, such gains earned by non-resident individuals may also be subject to PRC withholding tax.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the securities. This discussion applies only to a U.S. Holder that holds ordinary shares or ADSs as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ordinary shares or ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of our voting stock; or

•	persons holding shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ordinary shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the People’s Republic of China and the United States, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. It is also based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs who is eligible for the benefits of the Treaty and is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary, also referred to as pre-release, or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ADSs in their particular circumstances.

This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2011 may be taxable at favorable rates, up to a maximum rate of 15%. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends. The amount of a dividend will include any amounts withheld by us in respect of PRC taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the Depositary’s receipt of the dividend. The amount of any dividend income paid in RMB will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, if we are treated as a PRC “resident enterprise” under PRC tax law as discussed above under “Taxation-PRC Taxation-PRC Taxation of our overseas shareholders,” PRC income taxes withheld from dividends on ordinary shares or ADSs at a rate not exceeding the rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. PRC taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. See “ — PRC Taxation — PRC taxation of our overseas shareholders” for a discussion of how to obtain the applicable treaty rate. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sale or Other Disposition of Ordinary Shares or ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

As described in “ — PRC Taxation — PRC taxation of our overseas shareholders,” if we were deemed to be a PRC “resident enterprise” under PRC tax law, gains from dispositions of common shares or ADSs may be subject to PRC withholding tax. In that case, a U.S. Holder’s amount realized would include the gross amount of the proceeds of the sale or disposition before deduction of the PRC withholding tax. A U.S. Holder that is eligible for the benefits of the Treaty may be able to elect to treat the disposition gain or loss as foreign-source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty and the creditability of any PRC withholding tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

We do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our 2009 taxable year and we do not expect to become one in the foreseeable future. However, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains.

If we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares or ADSs exceeds 125% of the average of the annual distributions on the ordinary shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

Alternatively, if we were a PFIC, a U.S. Holder could, if certain conditions are met, make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. If a U.S. Holder were to make such an election, the holder generally would recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over its adjusted tax basis, and would recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If we were a PFIC, it is unclear whether our ordinary shares would be treated as “marketable stock” eligible for the mark-to-market election. If a U.S. Holder makes the election, the holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

A timely election to treat us as a qualified electing fund under Section 1295 of the Code would also result in alternative treatment from the general treatment for PFICs described above (which alternative treatment could, in certain circumstances, mitigate the adverse tax consequences of holding shares in a PFIC). U.S. Holders should be aware, however, that we do not intend to satisfy record-keeping and other requirements that would permit U.S. Holders to make qualified electing fund elections if we were a PFIC.

In addition, if we were a PFIC, the 15% dividend rate discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell to them, the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C. and Morgan Stanley & Co. International plc are the representatives of the underwriters. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

Underwriters	Number of ADSs

Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. International plc
Oppenheimer & Co. Inc.
Total	9,000,000

The underwriters are committed, severally and not jointly, to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 ADSs from us to cover such sales. They may exercise that option for 30 days from the date of this prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The table below shows the per-ADS and total underwriting discounts and commissions we will pay the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the representatives and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Paid by Us	No Exercise	Full Exercise

Per ADS	US$	US$
Total	US$	US$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co. Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs, as a part of the distribution of the ADSs. The underwriters also have agreed that they may sell ADSs among themselves.

ADSs sold by the underwriters to the public will initially be offered at the initial public offering price listed on the cover page of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of     % of the principal amount of the ADSs. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have agreed to pay for certain expenses in connection with this offering.

We have entered into a lock-up agreement stating that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our securities that are substantially similar to our shares or ADSs, including but not limited to any options or warrants to purchase our shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our shares, ADSs or any such substantially similar securities (other than securities issued pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed).

Furthermore, each of our directors and executive officers, our existing shareholders and Ctrip.com International, Ltd., as well as option holders under our Amended and Restated 2007 Global Share Plan and Amended and Restated 2008 Global Share Plan have also entered into a similar lock-up agreement for a period of 180 days from the date of our initial public offering prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs.

The foregoing lock-up periods are subject to adjustment under certain circumstances. If (i) during the last 17 days of the applicable lock-up period, we release earnings results or announce material news or a material event, or (ii) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 15-day period following the last day of the applicable lock-up period, then in each case the applicable lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the representatives waive, in writing, such extension.

Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol “HTHT.”

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs. The underwriters may also sell ADSs in excess of the option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the

ADSs. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

From time to time, the underwriters may have provided, and may continue to provide, investment banking and other financial advisory services to us for which they have received or will receive customary fees and expenses.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

We currently anticipate that we will undertake a directed share program pursuant to which we will direct the underwriters to reserve up to 585,000 ADSs for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of ADSs available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved ADSs. Any ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered hereby.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities, losses and expenses.

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of the ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. Certain underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

Cayman Islands.  This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter may not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation

Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than A43,000,000 and (3) an annual net turnover of more than A50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer;

•	or in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. Buyers of ADSs sold by the underwriters may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the Share Offering Price.

United Kingdom.  Each Underwriter has severally represented and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

France.  Neither this prospectus nor any offering material relating to ADSs has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”) in France, and the ADSs will not be offered or sold and copies of this prospectus or any offering material relating to the ADSs may not be distributed, directly or indirectly, in France, except to qualified investors (“investisseurs qualifiés”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

Germany.  This prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority. The ADSs may not be offered or sold and copies of this prospectus or any document relating to the ADSs may not be distributed, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act. No steps will be taken that would constitute a public offering of the ADSs in Germany.

Italy.  Each underwriter agrees that it will not make an offer of the ADSs to the public in the Republic of Italy, or Italy, other than:

(a) to professional investors (investitori qualificati), as defined pursuant to Article 100, paragraph 1(a), of Legislative Decree No 58, 24 February 1998, or the Financial Services Act, as amended and restated from time to time; or

(b) in any other circumstances provided under Article 100 paragraph 1 of the Financial Services Act and under Article 33, paragraph 1, of CONSOB Regulation No. 11971 of 14 May 1999, as amended, where exemptions from the requirement to publish a prospectus pursuant to Article 94 of the Financial Services Act are provided.

Moreover, and subject to the foregoing, each underwriter acknowledges that any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other document relating to the ADSs in Italy under (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of 1 September 1993, or the Banking Act, CONSOB Regulation No. 11522, 1 July 1998, all as amended; and

(ii) in compliance with the so-called subsequent notification to the Bank of Italy, pursuant to Article 129 of the Banking Act, as applicable;

(iii) in compliance with Article 100-bis of the Financial Services Act (if applicable); and

(iv) in compliance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB.

Switzerland.  The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Hong Kong.  The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest howsoever described in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Japan.  The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada.  The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

United Arab Emirates.  The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc.) filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	9,040
NASDAQ Listing Fee		150,000
Financial Industry Regulatory Authority, Inc. Filing Fee		13,179
Printing Expenses		100,000
Legal Fees and Expenses		1,100,000
Accounting Fees and Expenses		650,000
Miscellaneous		350,000

Total	US$	2,372,219

LEGAL MATTERS

The validity of the ADSs and certain other legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC laws will be passed upon for us by Jun He Law Offices and for the underwriters by Zhong Lun Law Firm. Davis Polk & Wardwell LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Jun He Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

Our financial statements and the related financial statement schedules included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes explanatory paragraphs referring to (i) the adoption of FASB Accounting Standards Codification 810-10-65, “Consolidation — Overall — Transition and Open Effective Date Information” (previously Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”), effective January 1, 2009 and (ii) the translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers in the United States of America). Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

CHINA LODGING GROUP, LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2008 AND 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHINA LODGING GROUP, LIMITED

We have audited the accompanying consolidated balance sheets of China Lodging Group, Limited and subsidiaries (the “Group”) as of December 31, 2007, 2008 and 2009, and the related consolidated statements of operations, changes in equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009 and the related financial statement schedules. These financial statements and financial statement schedules are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of China Lodging Group, Limited as of December 31, 2007, 2008 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Group adopted FASB Accounting Standards Codification 810-10-65, “Consolidation — Overall — Transition and Open Effective Date Information” (previously Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”).

Our audits also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of readers in the United States of America.

/s/  Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China
February 2, 2010 (March 5, 2010 as to Note 21)

CHINA LODGING GROUP, LIMITED
CONSOLIDATED BALANCE SHEETS
(In Renminbi, except share and per share data, unless otherwise stated)

	As of December 31,
	2007	2008	2009	2009	2009	2009
	RMB	RMB	RMB	US$	RMB	US$
				(Note 2)	(pro forma	(pro forma
					Note 2)	Note 2)

Assets
Current assets:
Cash and cash equivalents	173,635,533	183,245,953	270,587,296	39,641,263	270,587,296	39,641,263
Restricted cash	23,649,851	5,597,087	500,000	73,250	500,000	73,250
Accounts receivable, net of allowance of nil, RMB423,368 and RMB675,643 in 2007, 2008 and 2009, respectively	4,474,877	12,561,853	15,157,758	2,220,624	15,157,758	2,220,624
Amount due from related parties	7,710,712	5,383,680	4,632,338	678,641	4,632,338	678,641
Prepaid rent	39,933,563	76,146,217	69,618,106	10,199,110	69,618,106	10,199,110
Inventories	9,525,296	22,650,516	8,883,092	1,301,380	8,883,092	1,301,380
Other current assets	11,832,305	12,101,324	28,974,813	4,244,835	28,974,813	4,244,835
Deferred tax assets	11,129,810	12,237,797	18,272,303	2,676,908	18,272,303	2,676,908

Total current assets	281,891,947	329,924,427	416,625,706	61,036,011	416,625,706	61,036,011
Property and equipment, net	465,186,042	957,406,825	1,028,266,722	150,641,926	1,028,266,722	150,641,926
Intangible assets, net	21,451,215	21,968,917	20,394,760	2,987,849	20,394,760	2,987,849
Goodwill	15,691,670	19,550,138	18,452,163	2,703,257	18,452,163	2,703,257
Other assets	35,195,077	53,475,709	61,170,258	8,961,493	61,170,258	8,961,493
Deferred tax assets	16,629,545	50,614,278	36,221,906	5,306,539	36,221,906	5,306,539

Total assets	836,045,496	1,432,940,294	1,581,131,515	231,637,075	1,581,131,515	231,637,075

Liabilities, mezzanine equity and equity (deficit)
Current liabilities:
Short-term debt	37,800,000	80,000,000	-	-	-	-
Long-term debt, current portion	-	2,000,000	57,000,000	8,350,547	57,000,000	8,350,547
Accounts payable	83,778,041	182,802,970	141,570,710	20,740,226	141,570,710	20,740,226
Amounts due to related parties	15,852,646	1,508,860	927,584	135,892	927,584	135,892
Salary and welfare payable	13,282,933	33,754,970	29,596,685	4,335,939	29,596,685	4,335,939
Deferred revenue	3,710,888	16,007,757	43,203,003	6,329,276	43,203,003	6,329,276
Accrued expenses and other current liabilities	68,451,945	147,140,993	89,383,392	13,094,741	89,383,392	13,094,741
Income tax payable	3,008,467	5,128,662	3,869,445	566,877	3,869,445	566,877
Warrants	8,536,094	-	-	-	-	-

Total current liabilities	234,421,014	468,344,212	365,550,819	53,553,498	365,550,819	53,553,498
Long-term debt	-	27,500,000	80,000,000	11,720,066	80,000,000	11,720,066
Deferred rent	46,084,073	138,207,438	174,775,327	25,604,730	174,775,327	25,604,730
Deferred revenue	3,403,163	16,141,135	31,557,934	4,623,263	31,557,934	4,623,263
Other long-term liabilities	3,619,012	8,246,385	20,452,463	2,996,303	20,452,463	2,996,303
Deferred tax liabilities	5,534,566	6,938,951	6,538,231	957,856	6,538,231	957,856

Total liabilities	293,061,828	665,378,121	678,874,774	99,455,716	678,874,774	99,455,716

Commitments and contingencies (Note 20)

CHINA LODGING GROUP, LIMITED
CONSOLIDATED BALANCE SHEETS
(In Renminbi, except share and per share data, unless otherwise stated)

	As of December 31,
	2007	2008	2009	2009	2009	2009
	RMB	RMB	RMB	US$	RMB	US$
				(Note 2)	(pro forma	(pro forma
					Note 2)	Note 2)

Mezzanine equity:
Series B convertible redeemable preferred shares ($0.0001 par value per share; 60,000,000, 106,000,000 and 106,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 44,855,803, 78,058,919 and 78,058,919 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively) (liquidation value RMB734,555,147 (US$107,612,937))	437,829,389	796,803,452	796,803,452	116,732,365	-	-
Equity (deficit):
Ordinary shares ($0.0001 par value per share; 200,000,000, 300,000,000 and 300,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 54,071,135, 54,071,135 and 60,948,013 shares issued and outstanding as of December 31, 2007, 2008 and 2009)	41,792	41,792	46,490	6,811	124,918	18,300
Series A convertible preferred shares ($0.0001 par value; 44,000,000, 44,000,000 and 44,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 44,000,000, 44,000,000 and 44,000,000 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively) (liquidation value RMB150,169,800 (US$22,000,000))	34,136	34,136	34,136	5,001	-	-
Additional paid-in capital	260,251,508	265,066,530	351,994,132	51,567,431	1,148,753,292	168,293,308
Accumulated deficit	(151,838,975)	(288,001,442)	(245,456,912)	(35,959,641)	(245,456,912)	(35,959,641)
Accumulated other comprehensive loss	(5,667,361)	(12,493,880)	(12,529,459)	(1,835,576)	(12,529,459)	(1,835,576)

Total China Lodging Group, Limited shareholders’ equity (deficit)	102,821,100	(35,352,864)	94,088,387	13,784,026	890,891,839	130,516,392
Noncontrolling interest	2,333,179	6,111,585	11,364,902	1,664,968	11,364,902	1,664,968

Total equity (deficit)	105,154,279	(29,241,279)	105,453,289	15,448,994	902,256,741	132,181,359

TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY (DEFICIT)	836,045,496	1,432,940,294	1,581,131,515	231,637,075	1,581,131,515	231,637,075

The accompanying notes are an integral part of these consolidated financial statements.

CHINA LODGING GROUP, LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Renminbi, except share and per share data, unless otherwise stated)

	Year Ended December 31
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Revenues:
Leased-and-operated hotels	248,198,634	797,814,566	1,288,897,954	188,824,617
Franchised-and-managed hotels	1,209,782	12,039,268	44,964,749	6,587,373

Total revenues	249,408,416	809,853,834	1,333,862,703	195,411,990
Less: Business tax and related taxes	14,103,419	45,605,227	73,671,579	10,792,947

Net revenues	235,304,997	764,248,607	1,260,191,124	184,619,043

Operating costs and expenses:
Hotel operating costs	228,361,572	687,364,048	1,004,472,153	147,156,002
Selling and marketing expenses	17,581,275	40,810,261	57,818,168	8,470,409
General and administrative expenses	65,653,021	81,665,318	83,665,425	12,257,054
Pre-opening expenses	61,019,864	108,062,318	37,821,018	5,540,811

Total operating costs and expenses	372,615,732	917,901,945	1,183,776,764	173,424,276

Income (loss) from operations	(137,310,735)	(153,653,338)	76,414,360	11,194,767
Interest income	1,219,045	3,786,416	1,870,177	273,983
Interest expenses	-	1,248,509	8,787,096	1,287,317
Foreign exchange loss	(145,096)	(13,883,784)	(59,677)	(8,743)
Change in fair value of warrants	5,235,236	8,536,094	-	-

Income (loss) before income taxes	(131,001,550)	(156,463,121)	69,437,764	10,172,690
Tax expense (benefit)	(17,262,118)	(23,879,778)	17,989,675	2,635,502

Net income (loss)	(113,739,432)	(132,583,343)	51,448,089	7,537,188
Less: net income (loss) attributable to noncontrolling interest	(2,116,309)	3,579,124	8,903,559	1,304,379

Net income (loss) attributable to China Lodging Group, Limited	(111,623,123)	(136,162,467)	42,544,530	6,232,809
Deemed dividend on Series B convertible redeemable preferred shares	(17,499,012)	-	-	-

Net income (loss) attributable to ordinary shareholders	(129,122,135)	(136,162,467)	42,544,530	6,232,809

Net earnings (loss) per share:
Basic	(2.85)	(2.52)	0.24	0.03
Diluted	(2.85)	(2.52)	0.23	0.03
Weighted average number of shares used in computation:
Basic	45,248,223	54,071,135	57,562,440	57,562,440
Diluted	45,248,223	54,071,135	183,631,885	183,631,885
Pro forma net earnings per share (Note 2) — unaudited:
Basic			0.24	0.03
Diluted			0.23	0.03
Weighted average number of shares used in computation — unaudited:
Basic			179,621,359	179,621,359
Diluted			183,631,885	183,631,885

The accompanying notes are an integral part of these consolidated financial statements.

CHINA LODGING GROUP, LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(In Renminbi, except share and per share data, unless otherwise stated)

							Accumulated
	Ordinary		Series A		Additional		Other
	Shares		Preferred Shares		Paid-in	Accumulated	Comprehensive	Noncontrolling	Total	Comprehensive
	Share	Amount	Share	Amount	Capital	deficit	Income (loss)	interest	equity (deficit)	income (loss)

Balance at January 1, 2007	40,000,000	31,045	40,000,000	31,045	144,648,748	(40,740,038)	755,675	546,487	105,272,962
Deemed capital distribution in connection with restructuring	-	-	-	-	-	524,186	(755,675)	-	(231,489)
Shareholder capital contribution	-	-	-	-	1,552,260	-	-	-	1,552,260
Issuance of ordinary shares and Series A preferred shares in connection with the acquisition of Yiju	4,000,000	3,091	4,000,000	3,091	37,976,801	-	-	-	37,982,983
Issuance of ordinary shares to founder	7,840,001	5,973	-	-	76,180,000	-	-	-	76,185,973
Issuance of ordinary shares in connection with business acquisitions and acquisition of noncontrolling interest	1,843,500	1,389	-	-	9,201,288	-	-	518,001	9,720,678
Share-based compensation	387,634	294	-	-	8,191,423	-	-	-	8,191,717
Capital contribution from noncontrolling interest holders	-	-	-	-	-	-	-	3,385,000	3,385,000
Net loss	-	-	-	-	-	(111,623,123)	-	(2,116,309)	(113,739,432)	(111,623,123)
Deemed dividend on Series B convertible redeemable preferred shares	-	-	-	-	(17,499,012)	-	-	-	(17,499,012)
Foreign currency translation adjustments	-	-	-	-	-	-	(5,667,361)	-	(5,667,361)	(5,667,361)

Balance at December 31, 2007	54,071,135	41,792	44,000,000	34,136	260,251,508	(151,838,975)	(5,667,361)	2,333,179	105,154,279	(117,290,484)

Share-based compensation	-	-	-	-	4,815,022	-	-	-	4,815,022
Capital contribution from noncontrolling interests holders	-	-	-	-	-	-	-	580,000	580,000
Acquisitions of noncontrolling interest	-	-	-	-	-	-	-	627,615	627,615
Net income (loss)	-	-	-	-	-	(136,162,467)	-	3,579,124	(132,583,343)	(136,162,467)
Dividend paid to noncontrolling interest	-	-	-	-	-	-	-	(1,008,333)	(1,008,333)
Foreign currency translation adjustments	-	-	-	-	-	-	(6,826,519)	-	(6,826,519)	(6,826,519)

Balance at December 31, 2008	54,071,135	41,792	44,000,000	34,136	265,066,530	(288,001,442)	(12,493,880)	6,111,585	(29,241,279)	(142,988,986)

Issuance of ordinary shares	6,141,878	4,195	-	-	75,702,439	-	-	-	75,706,634
Issuance of ordinary shares upon exercise of option	735,000	503	-	-	3,764,755	-	-	-	3,765,258
Share-based compensation	-	-	-	-	7,955,166	-	-	-	7,955,166
Acquisitions of noncontrolling interest	-	-	-	-	(494,758)	-	-	(1,450,242)	(1,945,000)
Net income	-	-	-	-	-	42,544,530	-	8,903,559	51,448,089	42,544,530
Dividend paid to noncontrolling interest	-	-	-	-	-	-	-	(2,200,000)	(2,200,000)
Foreign currency translation adjustments	-	-	-	-	-	-	(35,579)	-	(35,579)	(35,579)

Balance as at December 31, 2009	60,948,013	46,490	44,000,000	34,136	351,994,132	(245,456,912)	(12,529,459)	11,364,902	105,453,289	42,508,951

The accompanying notes are an integral part of these consolidated financial statements.

CHINA LODGING GROUP, LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Renminbi, except share and per share date, unless otherwise stated)

	Year Ended December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Operating activities:

Net income (loss)	(113,739,432)	(132,583,343)	51,448,089	7,537,188

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Share-based compensation	14,785,372	4,815,022	7,955,166	1,165,438

Depreciation and amortization	32,901,981	90,835,965	145,571,393	21,326,330

Deferred taxes	(19,746,205)	(34,126,710)	7,957,146	1,165,728

Bad debt expenses	500,000	423,368	1,252,275	183,459

Change in the fair value of warrants	(5,235,236)	(8,536,094)	-	-

Deferred rent	30,974,828	92,123,365	36,567,889	5,357,226

Impairment loss	-	-	1,947,873	285,365

Changes in operating assets and liabilities, net of effect of acquisitions:

Accounts receivable	1,191,869	(8,891,721)	(2,848,180)	(417,261)

Prepaid rent	(27,492,705)	(35,792,771)	6,528,111	956,374

Inventories	(7,612,112)	(12,823,253)	13,767,424	2,016,939

Amount due from related parties	-	-	374,203	54,821

Other current assets	38,913,118	2,133,771	(16,873,489)	(2,471,980)

Other assets	(26,100,307)	(18,280,632)	(8,694,549)	(1,273,759)

Accounts payable	(5,303,367)	(8,938,700)	4,254,720	623,320

Amount due to related parties	567,611	668,275	(581,276)	(85,157)

Salary and welfare payables	10,313,853	20,023,538	(4,158,285)	(609,192)

Deferred revenue	6,319,058	25,032,969	42,612,045	6,242,700

Accrued expenses and other current liabilities	(3,372,300)	3,125,029	(1,994,232)	(292,157)

Income tax payable	2,409,901	2,120,195	(1,259,217)	(184,476)

Other long-term liabilities	1,470,369	4,934,203	12,512,907	1,833,152

Net cash provided by (used in) operating activities	(68,253,704)	(13,737,524)	296,340,013	43,414,058

Investing activities:

Purchases of property and equipment	(257,701,910)	(469,501,431)	(263,775,540)	(38,643,335)

Purchases of intangibles	(2,132,000)	(848,077)	(1,005,300)	(147,277)

Amount received as a result of government zoning	-	-	3,280,000	480,523

Acquisitions, net of cash received	(2,024,152)	(1,619,753)	-	-

Collection of amount due from related parties	1,493,729	2,327,032	377,139	55,251

Decrease (increase) in restricted cash	(23,649,850)	18,052,764	5,097,087	746,727

Net cash used in investing activities	(284,014,183)	(451,589,465)	(256,026,614)	(37,508,111)

(Continued)

CHINA LODGING GROUP, LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Renminbi, except share and per share date, unless otherwise stated)

	Year Ended December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Financing activities:
Deemed capital distribution in connection with restructuring	(14,923,921)	-	-	-
Net proceeds received from capital contribution	1,552,260	-	-	-
Net proceeds from issuance of ordinary shares to founder	76,185,973	-	24,432,215	3,579,340
Net proceeds from issuance of ordinary shares	-	-	30,512,946	4,470,172
Net proceeds from issuance of Series B preferred shares	310,383,483	270,804,804	-	-
Net proceeds from exercise of warrants	86,321,354	74,274,859	-	-
Net proceeds from issuance of convertible notes	30,472,000	-	-	-
Net proceeds from issuance of ordinary shares upon exercise of option	-	-	3,765,258	551,613
Proceeds from short-term debt	158,220,000	262,200,000	150,000,000	21,975,124
Repayment of short-term debt	(157,920,000)	(220,000,000)	(230,000,000)	(33,695,190)
Proceeds from long-term debt	-	30,000,000	142,000,000	20,803,118
Repayment of long-term debt	-	(500,000)	(34,500,000)	(5,054,279)
Funds advanced from noncontrolling interest holders	15,124,635	6,749,121	14,215,330	2,082,558
Repayment of funds advanced from noncontrolling interest holders	(4,823,135)	(3,483,400)	(7,930,550)	(1,161,832)
Acquisitions of noncontrolling interest, net of cash received	(716,993)	-	(1,945,000)	(284,944)
Deposit paid for acquisition of noncontrolling interest	(2,400,000)	-	-	-
Repayment of amounts due to related parties	(1,554,165)	(402,861)	-	-
Contribution from noncontrolling interest holders	3,385,000	580,000	-	-
Deposits received for share subscription	-	105,264,538	-	-
Refund of deposits of share subscription	-	(42,000,000)	(42,503,065)	(6,226,734)
Dividend paid to noncontrolling interest holders	-	(1,008,333)	(2,200,000)	(322,302)
Deposits received for exercise of options	-	-	1,216,389	178,201

Net cash provided by financing activities	499,306,491	482,478,728	47,063,523	6,894,845

Effect of exchange rate changes on cash and cash equivalents	(6,675,561)	(7,541,319)	(35,579)	(5,213)
Net increase in cash and cash equivalents	140,363,043	9,610,420	87,341,343	12,795,579
Cash and cash equivalents at the beginning of the year	33,272,490	173,635,533	183,245,953	26,845,684

Cash and cash equivalents at the end of the year	173,635,533	183,245,953	270,587,296	39,641,263

Supplemental disclosure of cash flow information:
Interest paid	3,680,512	7,840,117	10,473,755	1,534,414
Income taxes paid	423,842	6,306,496	11,315,848	1,657,781
Supplemental schedule of non-cash investing and financing activities:
Deemed capital distribution in connection with restructuring	14,692,432	-	-	-
Issuance of Series A preferred shares and ordinary shares upon restructuring	61,854	-	-	-
Issuance of Series A preferred shares and ordinary shares upon acquisition of Yiju	37,979,892	-	-	-
Issuance of Series B preferred shares in exchange for convertible notes and accrued interest	30,803,215	-	-	-
Issuance of Series B preferred shares in exchange for amounts due to related parties	-	13,894,400	-	-
Warrant liability transferred to Series B preferred shares upon warrant exercise	8,366,787	-	-	-
Ordinary shares issued upon business acquisitions and acquisition of noncontrolling interest	9,201,288	-	-	-
Amount payable by Group forgiven upon business acquisitions and acquisition of noncontrolling interest	16,030,885	-	-	-
Purchases of property and equipment included in accounts payable	73,629,452	170,897,262	125,410,282	18,372,710
Issuance of ordinary shares from subscription deposit	-	-	20,761,473	3,041,573

The accompanying notes are an integral part of these consolidated financial statements.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Powerhill Holdings Limited (“Powerhill”) was founded in the British Virgin Islands (“BVI”) in December 2003 by Qi Ji and Tongtong Zhao, and subsequently conducted its operations through three wholly-owned subsidiaries in the Peoples Republic of China (“PRC”), Shanghai HanTing Hotel Management Group, Ltd. (“Shanghai HanTing”, formerly known as Lishan Senbao (Shanghai) Investment Management Co., Ltd.), HanTing Xingkong (Shanghai) Hotel Management Co., Ltd. (“Xingkong”) and Lishan Property (Suzhou) Co., Ltd. (“Suzhou Property”). In August 2006, Suzhou Property transferred its equity interests in three leased-and-operated hotels to Shanghai HanTing in exchange for Shanghai HanTing’s equity interest in Shanghai Shuyu Co.,Ltd. (“Shuyu”). Shuyu was primarily engaged in the business of sub-leasing and managing real estate properties in technology parks, which was consistent with Suzhou Property’s primary business.

In August 2005, Crystal Water Investment Holdings Limited (“Crystal”), a BVI entity wholly-owned by John Wu, established Yiju (Shanghai) Hotel Management Co., Ltd. (“Yiju”), which began its “leased-and-operated” hotel business in the PRC.

On January 4, 2007, China Lodging Group, Limited (the “Company”) was incorporated in the Cayman Islands by John Wu, who held one share.

On February 4, 2007, an arrangement was entered into between Winner Crown Holdings Limited (“Winner Crown”, a BVI company wholly-owned by Qi Ji), Tongtong Zhao, John Wu, and Powerhill whereby (i) Powerhill transferred its ownership of Shanghai HanTing and Xingkong to the Company, (ii) Crystal transferred its ownership of Yiju to the Company, and (iii) the Company issued (a) 25,000,000, 15,000,000 and 4,000,000 ordinary shares, respectively, to Winner Crown, Tongtong Zhao and John Wu at par for an aggregate cash consideration of RMB34,136 (US$4,400) and (b) 40,000,000 and 4,000,000 Series A preferred shares to Powerhill and John Wu, respectively, and (iv) Powerhill contributed RMB1,552,260 (US$200,000) in cash to the Company.

Powerhill was considered the accounting acquirer in the transaction and, as such, the Company accounted for the arrangement as (i) an acquisition of the Company by Powerhill having no material impact on the consolidated financial statements given (a) the net assets of Powerhill and its subsidiaries were recorded at historical cost and (b) the Company’s lack of operations prior to February 4, 2007, (ii) a share dividend of 40,000,000 ordinary shares to existing shareholders of Powerhill (20,000,000 each to Qi Ji, via Winner Crown, and Tongtong Zhao) (iii) a transfer of 5,000,000 ordinary shares between shareholders from Tongtong Zhao to Qi Ji in satisfaction of a prior matrimonial settlement arrangement, (iv) a recapitalization relative to the Series A preferred shares issued to Powerhill, (v) a spin-off of Powerhill and Suzhou Property in the form of a dividend distribution to shareholders, effective February 4, 2007, and (vi) an acquisition by the Company of Yiju, effective April 12, 2007, the date the equity interest transfer of Yiju was approved by Shanghai Pudong New Area Peoples’ Government. The share and per share data relating to the ordinary shares and the Series A preferred shares issued in (ii) and (iv) have been presented as if the transactions occurred on January 1, 2007.

The results of operations of Suzhou Property were reported in income (loss) from continuing operations because the Company continued to lease hotel buildings from Suzhou Property and the cash flows of Suzhou Property have not been eliminated from the ongoing operations of the Company as a result of the spin-off.

The principal business activities of the Company and its subsidiaries (the “Group) are to develop leased-and-operated and franchised-and-managed economy hotels under the “HanTing” brand in the People’s Republic of China (“PRC”).

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The Company’s direct invested subsidiaries are as follows as of December 31, 2009:

	Percentage of	Date of	Place of
Major subsidiaries	Ownership	or acquisition	incorporation

China Lodging Holdings (HK) Limited. (“China Lodging HK”)	100%	October 22, 2008	Hong Kong Special Administrative region of PRC
Shanghai HanTing Hotel Management Group, Ltd. (“Shanghai HanTing”, formerly known as Lishan Senbao (Shanghai) Investment Management Co., Ltd.)	100%	November 17, 2004	PRC
HanTing Xingkong (Shanghai) Hotel Management Co., Ltd. (“Xingkong”)	100%	March 3, 2006	PRC
HanTing (Tianjin) Investment Consulting Co., Ltd. (“HanTing Tianjin”)	100%	January 16, 2008	PRC
Yiju (Shanghai) Hotel Management Co., Ltd. (“Yiju”)	100%	April 12, 2007	PRC

Leased-and-operated hotels

The Group leases hotel properties from property owners and is responsible for all aspects of hotel operations and management, including hiring, training and supervising the managers and employees required to operate the hotels. In addition, the Group is responsible for hotel development and customization to conform to the standards of the “HanTing” brand at the beginning of the lease, as well as repairs and maintenance, operating expenses and management of properties over the term of the lease.

Under the lease arrangements, the Group typically receives rental holidays of three to six months and pays fixed rent on a monthly or quarterly basis for the first three or five years of the lease term, after which the rental payments may be subject to an increase every three to five years. The Group recognizes rental expense on a straight-line basis over the lease term.

As of December 31, 2007, 2008 and 2009, the Group had 62, 145 and 173 leased-and-operated hotels in operation, respectively.

Franchised-and-managed hotels

The Group enters into certain franchise arrangements with property owners for which the Group is responsible for managing the hotels, including hiring and appointing of the general manager of each franchised-and-managed hotel. Under a typical franchise agreement, the franchisee is required to pay an initial franchise-and-management fee and ongoing management service fees equal to a certain percentage of the revenues of the hotel. The franchisee is responsible for the costs of hotel development and customization and the costs of its operations. The term of the franchise agreement is typically eight years and is renewable only upon mutual agreement between the Group and the franchisee.

As of December 31, 2007, 2008 and 2009, the Group had five, 22 and 63 franchised-and-managed hotels in operation, respectively.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of Powerhill and its majority-owned subsidiaries for the period from January 1, 2007 to February 3, 2007, and the financial statements of China Lodging Group, Limited and its majority-owned subsidiaries subsequent to February 4, 2007. All significant intercompany transactions and balances are eliminated on consolidation.

The Group evaluates the need to consolidate certain variable interest entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.

The entities that operate the franchised-and-managed hotels are considered variable interest entities as the franchisees do not have the ability to make decisions that have a significant impact on the success of the franchise arrangement. However, as the franchisees provide all necessary capital to finance the operation of the franchised-and-managed hotels and absorb a majority of any expected losses, the Group is not considered the primary beneficiary of those entities.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets, long lived assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Group bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s consolidated financial statements include the useful lives of and impairment for property and equipment and intangible assets, valuation allowance of deferred tax assets, impairment of goodwill, share-based compensation and costs related to its customer loyalty program.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Restricted cash

Restricted cash represents bank demand deposits collateralized for certain newly established subsidiaries pending capital verification procedure of relevant PRC government authority and deposits used as security against short-term borrowings. The capital verification approval process typically takes between three to six months.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Accounts receivable, net of allowance

Trade receivables mainly consist of amounts due from corporate customers, travel agents and credit card receivables, which are recognized and carried at the original invoice amount less an allowance for doubtful accounts. The Group establishes an allowance for doubtful accounts primarily based on the age of the receivables and factors surrounding the credit risk of specific customers.

Inventories

Inventories mainly consist of small appliances, bedding and daily consumables. Small appliances and bedding are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives, generally one year, from the time they are put into use. Daily consumables are expensed when used.

Property and equipment, net

Depreciation and amortization of property and equipment is provided using the straight line method over their expected useful lives. The expected useful lives are as follows:

Leasehold improvements	over the shorter of the lease term or their estimated useful lives
Buildings	40 years
Furniture, fixtures and equipment	3-5 years
Motor vehicles	5 years

Construction in progress represents leasehold improvements under construction or being installed and is stated at cost. Cost comprises original cost of property and equipment, installation, construction and other direct costs. Construction in progress is transferred to leasehold improvements and depreciation commences when the asset is ready for its intended use.

Expenditures for repairs and maintenance are expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statement of operations as the difference between the net sales proceeds and the carrying amount of the underlying asset.

Intangible assets, net and unfavorable lease

Intangible assets consist primarily of favorable leases acquired in business combinations and, to a lesser extent, purchased software. Intangible assets acquired through business combinations are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “separability” criterion. Intangible assets, including favorable lease agreements existing as of the date of acquisition, are recognized and measured at fair value upon acquisition. Favorable lease agreements from business combination transactions are amortized over the remaining operating lease term. Unfavorable lease agreements from business combination transactions are recognized as other long-term liabilities and amortized over the remaining operating lease term.

Purchased software is stated at cost less accumulated amortization.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the identifiable assets less liabilities acquired.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Goodwill (continued)

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Group completes a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Management performs its annual goodwill impairment test on November 30. No goodwill was impaired during the years ended December 31, 2007 and 2008.

In 2009, the Group recognized goodwill impairment of RMB1,097,975 in connection with demolition of a leased-and-operated hotel (Note 4). No goodwill was impaired during the year ended December 31, 2009 as a result of the Group’s annual impairment test.

Impairment of long-lived assets

The Group evaluates its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. There was no impairment charge recognized during the years ended December 31, 2007 and 2008. In 2009, the Group recognized a long-lived asset impairment charge of RMB849,898 in connection with demolition of a leased-and-operated hotel (Note 4).

Accruals for customer loyalty program

The Group invites its customers to participate in a customer loyalty program. A one-time membership fee is charged for new members. The membership has an unlimited life, but automatically expires after three years in the event of non-use. Members enjoy discounts on room rates, priority in hotel reservation, and accumulate membership points for their paid stays, which can be redeemed for membership upgrades, room night awards and other gifts within two years after the points are earned. The estimated incremental costs to provide membership upgrades, room night awards and other gifts are accrued and recorded as accruals for customer loyalty program as members accumulate points and are recognized as sales and marketing expense in the accompanying consolidated statements of operations. As members redeem awards or their entitlements expire, the provision is reduced correspondingly. Prior to February 2009, the Group recorded estimated liabilities for all points earned by its customers as the Group did not have sufficient historical information to determine point forfeitures or breakage. The Group, with accumulated knowledge on reward points redemption and expiration, began to apply historical redemption rate in estimating the costs of points earned from

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Accruals for customer loyalty program (continued)

March 2009 onwards. As of December 31, 2007, 2008 and 2009, the accruals for customer loyalty program amounted to RMB1,160,288, RMB6,271,534 and RMB1,875,817, respectively, based on the estimated liabilities under the customer loyalty program.

Deferred revenue

Deferred revenue generally consists of advances received from customers for rental of rooms, initial franchise-and-management fees received prior to the Group fulfilling its commitments to the franchisee, and cash received for membership fees.

Revenue recognition

Revenue is primarily derived from hotel operations, including the rental of rooms and food and beverage sales from leased-and-operated hotels administrated under the Group’s brand names. Revenue is recognized when rooms are occupied and food and beverages are sold.

Revenues from franchised-and-managed hotels are derived from franchise agreements where the franchisees are required to pay (i) an initial one-time franchise-and-management fee, and (ii) continuing franchise-and-management fees, which mainly consist of (a) on-going management and service fees based on a certain percentage of the room revenues of the franchised hotels or variable percentage of the room revenues in accordance with the performance level of individual franchisee on a monthly and/or calendar quarter basis, and (b) fixed system maintenance and support fees. The one-time franchise-and-management fee is recognized when the franchised hotel opens for business, the fee becomes non-refundable, and the Group has fulfilled all its commitments and obligations, including the assistance to the franchisees in property design, leasehold improvement construction project management, systems installation, personnel recruiting and training. The ongoing management and service fees are recognized when the underlying service revenue is recognized by the franchisees’ operations. The system maintenance and support fee is recognized when services are provided.

The Group accounts for certain reimbursements (primarily salaries and related charges) mainly related to the hotels under the franchise program as revenue. Reimbursement revenue is recognized when the underlying reimbursable costs are incurred.

Membership fees from the Group’s customer loyalty program are earned and recognized on a straight-line basis over the expected membership term which is estimated to be approximately three to five years dependent upon membership level. Such term is estimated based on the Group’s and management’s experience and is adjusted on a periodic basis to reflect changes in membership retention. Revenues recognized from the customer loyalty program were RMB536,381, RMB3,519,801 and RMB11,725,530 for the years ended December 31, 2007, 2008 and 2009, respectively.

Business tax and related taxes

The Group is subject to business tax, education surtax and urban maintenance and construction tax, on the services provided in the PRC. Such taxes are primarily levied based on revenue at applicable rates and are recorded as a reduction of revenues.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Advertising and promotional expenses

Advertising related expenses, including promotion expenses and production costs of marketing materials, are charged to the consolidated statements of operations as incurred, and amounted to RMB4,123,307, RMB10,749,093 and RMB20,205,909 for the years ended December 31, 2007, 2008 and 2009, respectively.

Government grants

Unrestricted government subsidies from local governmental agencies allowing the Group full discretion to utilize the funds were RMB316,758, RMB1,218,390 and RMB2,446,277 for the years ended December 31, 2007, 2008 and 2009, respectively, which were recorded as a reduction of general and administrative expenses in the consolidated statements of operations.

Leases

Leases are classified as capital or operating leases. A lease that transfers to the lessee substantially all the benefits and risks incidental to ownership is classified as a capital lease. At inception, a capital lease is recorded at present value of minimum lease payments or fair value of the asset, whichever is less. Assets recorded as capital leases are amortized on a basis consistent with that of accounting for capital assets or the lease term, whichever is less. Operating lease costs are expensed as incurred.

Capitalization of interest

Interest cost incurred on funds used to construct leasehold improvements during the active construction period is capitalized. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. The interest expense incurred for the years ended December 31, 2007, 2008 and 2009 was RMB3,813,097, RMB7,588,008 and RMB10,419,106, of which RMB3,813,097, RMB6,339,499 and RMB1,632,010 was capitalized as additions to assets under construction, respectively.

Income taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Net operating losses are carried forward and credited by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of the Group, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability.

Foreign currency translation and comprehensive loss

The reporting currency of the Group is the Renminbi (“RMB”). The functional currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Foreign currency translation and comprehensive loss (continued)

currencies other than the US dollar are translated into US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing on the day transactions occurred. Transaction gains and losses are recognized in the statements of operations. Assets and liabilities are translated into RMB at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income (loss) in the statement of changes in equity (deficit) and comprehensive loss.

The financial records of the Group’s subsidiaries are maintained in local currencies, RMB, which is the functional currency.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. All of the Group’s cash and cash equivalents are held with financial institutions that Group management believes to be high credit quality.

The Group conducts credit evaluations on its group and agency customers and generally does not require collateral or other security from such customers. The Group periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Fair value

The Group adopted changes to fair value accounting and reporting in ASC 820-10 “Fair Value Measurement and Disclosure — Overall” (previously Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”) on January 1, 2008 for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Fair value (continued)

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group did not have any financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2009. The carrying values of financial instruments, which consist of cash, restricted cash, accounts receivable, accounts payable, and short-term debt, are recorded at cost which approximates their fair value due to the short-term nature of these instruments. The carrying value of long-term debt approximates its fair value as the interest rate it bears at December 31, 2009 reflects the current market yield level for comparable loans. The Group does not use derivative instruments to manage risks.

Warrants

The Group records warrants convertible into mezzanine equity securities as liabilities and adjusts the carrying amount of such liabilities to fair value at each reporting date. The Group recorded a charge for the change in fair value in the warrant liability of RMB5,235,236, RMB8,536,094 and nil during the years ended December 31, 2007, 2008 and 2009, respectively.

Share-based compensation

The Group recognizes share-based compensation in the statement of operations based on the fair value of equity awards on the date of the grant, with compensation expense recognized over the period in which the grantee is required to provide service to the Group in exchange for the equity award. The share-based compensation expenses have been categorized as either hotel operating costs, general and administrative expenses and selling and marketing expenses, depending on the job functions of the grantees. For the years ended December 31, 2007, 2008 and 2009, the Group recognized share-based compensation expense of RMB14,785,372, RMB4,815,022 and RMB7,955,166, respectively, which was classified as follows:

	At December 31,
	2007	2008	2009

Hotel operating costs	23,938	115,576	523,208
Selling and marketing expenses	107,616	178,090	465,239
General and administrative expenses	14,653,818	4,521,356	6,966,719

Total	14,785,372	4,815,022	7,955,166

Earnings (Loss) per share

The Group has determined that Series A convertible preferred shares and Series B convertible redeemable preferred shares are participating securities as each participates in the undistributed

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) per share (continued)

earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing earnings per share. Under this method, net income (loss) applicable to holders of ordinary shares is allocated on a pro-rata basis to the ordinary and preferred shares to the extent that each class may share in income for the period. Losses are not allocated to the participating securities. Diluted earnings (loss) per share is computed using the more dilutive of the two-class method or the if-converted method.

Segment reporting

The Group operates and manages its business as a single segment. The Group primarily generates its revenues from customers in the PRC. Accordingly, no geographical segments are presented. Substantially all of the Group’s long-lived assets are located in the PRC.

Recently issued accounting pronouncements

The following accounting pronouncements were adopted during the year ended December 31, 2009:

On January 1, 2009, the Group adopted FASB Accounting Standards Codification (“ASC”) 810-10-65, “Consolidations — Overall — Transition and Open Effective Date Information” (previously SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”). This accounting standard defines a noncontrolling interest in a subsidiary as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent and requires noncontrolling interest to be presented as a separate component of equity in the consolidated balance sheet. This standard also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interest. As a result of the adoption of this standard, the Group reclassified RMB2,333,179 and RMB6,111,585 of minority interest to noncontrolling interest, a component of equity as of December 31, 2007 and 2008, respectively, and RMB(2,116,309) and RMB3,579,124 of minority interests, previously deducted in computing net loss for the years ended December 31, 2007 and 2008, respectively have been presented as an adjustment to net loss to arrive at net loss attributable to China Lodging Group, Limited in the consolidated statements of operations.

Future Adoption of Accounting Standards

In June 2009, the FASB issued ASC 810-10, “Consolidation — Overall” (previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement to consolidating qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Group’s fiscal year beginning January 1, 2010. The Group is currently assessing the potential impacts, if any, on its consolidated financial statements.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Future Adoption of Accounting Standards (continued)

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value”. ASU 2009-05 amends ASC 820-10, “Fair Value Measurements and Disclosures — Overall”, for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and that both a quoted price in an active market for the identical liability at measurement date and that the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of ASU 2009-05 are effective for the first reporting period (including interim periods) beginning after issuance. Early application is permitted. The Group is evaluating the impact of applying this ASU on its consolidated financial statements starting from January 1, 2010.

In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements” (previously EITF 08-1, Revenue Arrangements with Multiple Deliverables). This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group is currently evaluating the impact of adoption on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-05, “Compensation — Stock Compensation (Topic 718) — Escrowed Share Arrangements and the Presumption of Compensation (previously EITF Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation”). This ASU provides the SEC Staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. The SEC Staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation, consistent with the principle articulated in ASC 805, “Business Combinations”. The Group is currently evaluating the impact of adoption on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements”. The ASU amends ASC 820 (formerly SFAS 157) to add new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The guidance in the ASU is effective for the first reporting period beginning after December 15, 2009, except for the

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Future Adoption of Accounting Standards (continued)

requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Group is currently evaluating the impact of adoption on its consolidated financial statements.

Unaudited pro forma information

The pro forma balance sheet information as of December 31, 2009 assumes the conversion upon completion of the initial public offering of all convertible preferred shares outstanding as of December 31, 2009 into ordinary shares.

Unaudited pro forma net earnings per share

Pro forma basic and diluted earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible preferred shares.

Translation into United States Dollars

The financial statements of the Group are stated in RMB. Translations of amounts from RMB into U.S. dollars are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.8259, on December 31, 2009, representing the noon buying rate in the City of New York for cable transfers of Renminbi, as certified for customs purposes by the Federal Reserve Bank of New York. The translation is not intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on December 31, 2009, or at any other rate.

3.	ACQUISITIONS

(i) Yiju

As discussed in Note 1, the Company acquired Yiju on April 12, 2007 to expand the number of its leased-and-operated economy hotels. The acquisition was accounted for under purchase accounting. As consideration, the Company issued 4,000,000 ordinary shares, having an estimated fair value of US$0.46 per share, and 4,000,000 Series A preferred shares, having an estimated fair value of US$0.77 per share, for total consideration of RMB37,982,983. The fair value of the ordinary and Series A preferred shares was determined by the Group using generally accepted valuation methodologies, including the discounted cash flow approach, which incorporates certain assumptions

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

3.	ACQUISITIONS (CONTINUED)

(i) Yiju (continued)

including the financial results and growth trends of the Group, to derive the total equity value of the Group. The following is a summary of the fair values of the assets acquired and liabilities assumed:

		Amortization period

Current assets acquired	7,288,686
Current liabilities assumed	(40,751,037)
Property and equipment	48,144,045	5-10 years
Favorable lease	15,184,140	remaining lease term
Goodwill	12,503,372
Unfavorable lease	(786,917)	remaining lease term
Deferred tax liabilities	(3,599,306)

Total	37,982,983

The value of the favorable lease agreements was determined based on the estimated present value of the amount the Group has avoided paying as a result of entering into the lease agreements. Unfavorable lease agreements were determined based on the estimated present value of the acquired leases that exceed market prices and is recognized as a liability. The value of favorable and unfavorable lease agreements is amortized using the straight-line method over the remaining lease term.

The excess of purchase price over tangible assets and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. Goodwill is not deductable for tax purpose.

(ii) Others

During the years ended December 31, 2007 and 2008, the Group acquired nine and two individually immaterial entities, respectively, in the leased-and-owned hotel business. In addition, the Group acquired noncontrolling interest in its existing subsidiaries in 2007. The business acquisition and acquisition of noncontrolling interest in 2007 and 2008 were accounted for under purchase accounting. The aggregate consideration for these acquisitions was comprised of the following:

	2007	2008

Cash consideration	11,517,502	4,230,000
Fair value of ordinary shares issued	9,202,677	-

Total consideration	20,720,179	4,230,000

The fair value of the ordinary shares was determined by the Group using generally accepted valuation methodologies, including the discounted cash flow approach, which incorporates certain assumptions including the financial results and growth trends of the Group, to derive the total equity value of the Group.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

3.	ACQUISITIONS (CONTINUED)

(ii) Others (continued)

The following is a summary of the fair values of the assets acquired and liabilities assumed:

			Amortization
	2007	2008	period

Current assets acquired	19,174,542	3,539,708
Current liabilities assumed	(44,704,897)	(12,152,725)
Property and equipment	41,138,602	8,297,038	5-10 years
Favorable lease	5,110,772	1,753,501	remaining lease term
Deferred tax assets	357,413	-
Goodwill	3,188,298	3,858,468
Unfavorable lease	(1,536,980)	-	remaining lease term
Deferred tax liabilities	(1,250,862)	(438,375)
Noncontrolling interest acquired	(756,709)	(627,615)

Total	20,720,179	4,230,000

(iii) Pro forma (unaudited)

The following table summarizes unaudited pro forma results of operation for the year ended December 31, 2007 assuming that all acquisitions occurred as of January 1, 2007. The pro forma results have been prepared for comparative purpose only based on management’s best estimate and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of January 1, 2007. Pro forma results have not been shown for the years ended December 31, 2008 and 2009 as acquisitions occurring during those periods are immaterial.

Year ended
December 31,
2007
(Unaudited)

Pro forma revenue	262,850,688
Pro forma loss attributable to holders of ordinary shares	(136,312,072)
Pro forma loss per share:
Basic	(3.01)

Diluted	(3.01)

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

3.	ACQUISITIONS (CONTINUED)

(iv) In 2009 the Group acquired noncontrolling interests in five existing subsidiaries for cash consideration of RMB1,945,000. The acquisitions of the noncontroling interests were accounted for as equity transactions. The difference between the purchase consideration and the related carrying value of the noncontrolling interests amount of RMB494,758 was recorded as a reduction of additional paid-in capital.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	As of December 31,
	2007	2008	2009

Cost:
Buildings	11,859,649	11,859,649	11,859,649
Leasehold improvements	351,378,761	901,755,476	1,096,753,728
Furniture, fixtures and equipment	73,271,951	157,911,986	182,790,955
Motor vehicles	552,060	191,967	191,967

	437,062,421	1,071,719,078	1,291,596,299
Less: Accumulated depreciation	(46,933,302)	(135,992,221)	(277,529,412)

	390,129,119	935,726,857	1,014,066,887
Construction in process	75,056,923	21,679,968	14,199,835

Property and equipment, net	465,186,042	957,406,825	1,028,266,722

Depreciation expense was RMB32,101,539, RMB89,058,919 and RMB143,675,927 for the years ended December 31, 2007, 2008 and 2009, respectively.

In 2009 the Group demolished one leased-and-operated hotel due to local government zoning requirements. As a result, the Group wrote off property and equipment of RMB3,752,736, favorable lease agreement of RMB377,162 and goodwill of RMB1,097,975 associated with this hotel and recognized an impairment loss of RMB1,947,873, which is net of RMB3,280,000 cash received.

In addition, in 2009 the Group was formally notified by local government authorities that two additional leased-and-operated hotels of the Group will likely be demolished due to local government zoning requirements. The aggregate carrying amount of property and equipment at the hotels was RMB13,039,483 as of December 31, 2009. Neither hotel has recorded intangible assets or goodwill. The Group has not recognized any impairment as expected cash flows from the hotels’ operations prior to demolition and expected amounts to be received as a result of the demolition will likely exceed the carrying value of such assets. The Group estimated amounts to be received based on the relevant PRC laws and regulations, terms of the lease agreements, and the prevailing market practice.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

5.	INTANGIBLE ASSETS, NET AND UNFAVORABLE LEASE

Intangible assets, net consist of the following:

	As of December 31,
	2007	2008	2009

Favorable lease agreements	20,294,912	22,048,413	21,538,254
Purchased software	2,132,000	2,980,077	3,985,377

Total	22,426,912	25,028,490	25,523,631
Less: Accumulated amortization	(975,697)	(3,059,573)	(5,128,871)

Total	21,451,215	21,968,917	20,394,760

Unfavorable lease

	As of December 31,
	2007	2008	2009

Unfavorable lease agreements	2,323,897	2,323,897	2,323,897
Less: Accumulated amortization	(175,255)	(482,084)	(788,913)

Unfavorable lease agreements, net	2,148,642	1,841,813	1,534,984

Favorable and unfavorable leases agreements were acquired in business acquisitions as disclosed in Note 3. The values of favorable lease agreements were determined based on the estimated present value of the amount the Group has avoided paying as a result of entering into the lease agreements. Unfavorable lease agreements were determined based on the estimated present value of the acquired lease that exceeded market prices and are recognized as other long-term liabilities. The value of favorable and unfavorable lease agreements is amortized using the straight-line method over the remaining lease term.

Amortization expense of intangible assets for the years ended December 31, 2007, 2008 and 2009 amounted to RMB975,697, RMB2,083,876 and RMB2,202,295, respectively.

The annual estimated amortization expense for the above intangible assets and unfavorable lease for the following years is as follows:

	Amortization for	Amortization for	Net
	intangible assets	unfavorable lease	Amortization

2010	2,202,306	(306,829)	1,895,477
2011	2,202,306	(306,829)	1,895,477
2012	2,198,827	(306,829)	1,891,998
2013	2,152,766	(208,180)	1,944,586
2014	2,028,240	(167,806)	1,860,434
Thereafter	9,610,315	(238,511)	9,371,804

	20,394,760	(1,534,984)	18,859,776

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

6.	GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31, 2007, 2008 and 2009 were as follows:

	Gross	Accumulated	Net
	Amount	Impairment Loss	Amount

Balance at January 1, 2007	-	-	-
Increase in goodwill related to acquisitions	15,691,670	-	15,691,670
Impairment losses recognized	-	-	-

Balance at December 31, 2007	15,691,670	-	15,691,670
Increase in goodwill related to acquisitions	3,858,468	-	3,858,468
Impairment losses recognized	-	-	-

Balance at December 31, 2008	19,550,138	-	19,550,138
Increase in goodwill related to acquisitions	-	-	-
Impairment losses recognized	-	(1,097,975)	(1,097,975)

Balance at December 31, 2009	19,550,138	(1,097,975)	18,452,163

7.	DEBT

The Group’s borrowings consist of the following:

	As of December 31,
	2007	2008	2009

Borrowings:
Short-term debt	37,800,000	80,000,000	-
Long-term debt, current portion	-	2,000,000	57,000,000

Subtotal	37,800,000	82,000,000	57,000,000
Long-term debt	-	27,500,000	80,000,000

Total	37,800,000	109,500,000	137,000,000

In 2007, the Group had various short-term bank borrowings with maturity dates ranging from March to June 2008. The weighted average interest rate of the short-term borrowings for the year ended December 31, 2007 was 8.02%. These short-term borrowings were guaranteed by Qi Ji, founder of the Group, and collateralized by office buildings of the Group with a net book value of RMB10,193,826 as of December 31, 2007.

In January 2008, the Group entered into a one-year revolving bank credit facility under which the Group can borrow up to RMB150,000,000 during the term of the facility. As of December 31, 2008, the Group had unused credit facility of RMB70,000,000 available for future borrowings. This credit facility was renewed in June 2009. As of December 31, 2009, the Group had available credit facility of RMB150,000,000 for future borrowing. The weighted average interest rates for borrowings drawn under such credit facility were 6.00% and 4.98% for the years ended December 31, 2008 and 2009, respectively. This credit facility was guaranteed by Qi Ji, founder of the Group and collateralized by office buildings of the Group with a net book value of RMB9,066,880 as of December 31, 2009.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

7.	DEBT (CONTINUED)

In September 2008, the Group entered a three-year credit facility under which the Group could borrow up to RMB172,000,000 during the term of the facility. As of December 31, 2008, the Group had drawn down RMB 30,000,000, repaid RMB 500,000 and had RMB 29,500,000 outstanding under the facility. As of December 31, 2009, the Group had drawn down the remaining credit facility of RMB 142,000,000, repaid RMB 34,500,000 and had RMB 137,000,000 outstanding under the facility. As of December 31, 2009, there were no funds available under the facility for future borrowing. The interest rate for each draw down is established on the draw-down date and is adjusted annually, based on the loan interest rate stipulated by the People’s Bank of China for the corresponding period. The weighted average interest rates for borrowings drawn under such credit facility were 7.29% and 5.72% for the years ended December 31, 2008 and 2009, respectively. Certain commercial buildings owned by Suzhou Property, an entity controlled by Qi Ji (see Notes 1 and 19) were pledged as collateral for the credit facility.

The Group had no loan covenants related to its short-term or long-term borrowings.

Future payments for long-term debt as of December 31, 2009 were as follows:

2010	57,000,000
2011	80,000,000

Total	137,000,000

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2007	2008	2009

Deposit for share subscription	-	63,264,538	-
Business taxes and other subcharge payables	6,529,795	8,450,430	12,471,140
Accrual for customer loyalty program	1,160,288	6,271,534	1,875,817
Payable to noncontrolling interest holders	21,902,401	25,168,122	31,452,902
Other payables	11,986,188	18,073,418	11,108,184
Accrued rental	17,543,265	10,392,775	11,562,013
Accrued utilities	3,622,436	8,881,883	12,235,690
Other accrued expenses	5,707,572	6,638,293	8,677,646

Total	68,451,945	147,140,993	89,383,392

The deposit for share subscription represented funds received from third-party investors as of December 31, 2008 in the amount of RMB63,264,538 for the purpose of acquiring the Company’s ordinary shares. In 2009 the Company issued 1,683,618 ordinary shares in exchange for RMB20,761,473 of the deposit. The remaining subscription deposit was refunded to the investors.

From time to time, the Group receives cash funding advanced from noncontrolling interest holders for individual hotel working capital purposes. Such advances are non-interest bearing and are payable upon demand.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

9.	CONVERTIBLE NOTES

On March 30, 2007, the Company issued convertible notes (the “Notes”) of RMB30,472,000 (US$4,000,000). The Notes bore interest at 5.0% per annum, compounded monthly, and had a maturity date of September 26, 2007. The Notes and any accrued and unpaid interest were convertible at any time on or before the maturity date, into preference shares issued in a future equity financing. The conversion price was equal to either (i) 85% of the purchase price of preference shares issued within three months of the Notes issuance date, assuming gross proceeds of no less than US$5,000,000, or (ii) 80% of the purchase price of preferred shares issued three months after the Notes issuance date but before the maturity date, assuming in both cases, gross proceeds of no less than US$5,000,000 (a “Qualified Equity Financing”). If a Qualified Equity Financing did not occur prior to the maturity date, the conversion price was calculated based on a pre-money valuation of the Company equal to US$120,000,000. In all cases, the preference rights of the new preference shares were required to have no less favorable terms than the rights of the most senior preference shares of the Company then outstanding.

Holders of the Notes were entitled to put the Notes to the Company upon a change in control and upon an event of default, defined as a failure to pay principal and interest when due, a breach of representation and warranties or the filing for bankruptcy, reorganization, insolvency, liquidation, dissolving or wind-up. The Company had an option to call the Notes upon maturity and upon a Qualified Equity Financing.

On June 20, 2007, the entire principal amount of the Notes and accrued interest of RMB331,215 (US$43,478) was converted into 3,729,526 Series B convertible redeemable preferred shares. The conversion price was approximately RMB7.40 (US$1.08) per share, or 85% of the issuance price of the Series B convertible redeemable preferred shares. No gain or loss was recognized from the conversion.

The Company’s call option is considered an embedded derivative instrument subject to bifurcation, however, the value of the embedded derivative was nil at issuance and throughout the period prior to conversion. The Company did not record a beneficial conversion feature (“BCF”) as the effective conversion price of the Notes of RMB7.40 (US$1.08) per share was greater than the fair value of the ordinary shares of RMB3.04 (US$0.45), into which the preferred shares were convertible, on the issuance date of the Notes.

10.	PREFERRED SHARES, WARRANT I and WARRANT II

As discussed in Note 1, in February 2007, the Company issued 44,000,000 Series A convertible preferred shares, par value US$0.0001 per share (the “Series A Shares”), at issuance price of US$0.50 per share.

On June 20, 2007, the Company issued the following:

	Series B Shares	Warrant I	Warrant II	Proceeds

Tranche A	29,008,007	10,565,952	3,136,001	RMB281,866,019 (US$37,000,003)
Tranche B	3,136,002	1,142,266	-	RMB 30,472,014 (US$4,000,001)
Convertible Notes (Note 9)	3,729,526	1,358,452	-	-

	35,873,535	13,066,670	3,136,001	RMB312,338,033 (US$41,000,004)

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

10.	PREFERRED SHARES, WARRANT I and WARRANT II (CONTINUED)

Total cash proceeds of RMB310,383,483 (US$40,743,434) were net of issuance costs of RMB1,954,550 (US$256,570). Holders of Warrant I and Warrant II are entitled to purchase Series B Shares at a per share purchase price of RMB10.44 (US$1.53) and RMB8.70 (US$1.28), respectively.

The key terms of Series A Shares and Series B Shares (collectively the “Preferred Shares”) are as follows:

Dividends

The holders of the Preferred Shares are entitled to participate in dividends paid to holders of ordinary shares on an as-converted basis.

Voting Rights

Each ordinary share is entitled to two votes per share. A Series A Share is entitled to one one-half of the number of ordinary shares into which it is convertible (one vote per ordinary share). Each Series B Share votes on an as-if converted basis (two votes per ordinary share).

Conversion

Before June 20, 2007, the Series A Shares were automatically convertible into ordinary shares upon the consummation of an initial public offering (“IPO”) or by obtaining the necessary written consent from the holders of the Series A Shares. An IPO referred to an underwritten public offering of ordinary shares or ordinary share equivalents registered under the U.S. Securities Act of 1933 with a gross offering size to the public of at least US$25,000,000, or a listing of ordinary shares or ordinary share equivalents on the Singapore and/or Hong Kong Stock Exchanges, or on any combination of such stock exchanges, accompanied by a public offering meeting the above size and thresholds. Such conversion terms were modified, effective June 20, 2007. The Company deemed the modification to be a transfer of wealth between different classes of preferred shareholders with no resulting accounting consequence.

On and after June 20, 2007, the Preferred Shares are convertible into ordinary shares at 1:1 ratio initially, at the option of the holder at any time. The Preferred Shares are also automatically converted upon the consummation of IPO or obtaining the necessary written consent from the holders of Preferred Shares. An IPO refers to a firm commitment, underwritten IPO by the Company of its ordinary shares with (i) a market capitalization equal to no less than US$495,000,000 immediately prior to the IPO, and (ii) total offering proceeds to the Company, before deduction of selling expenses, of not less than US$50,000,000.

The conversion prices of the Preferred Shares are subject to anti-dilution adjustments and in the event the Company issues ordinary shares at a price per share lower than the applicable conversion price in effect immediately prior to such issuance. As of December 31, 2007 and 2008, no adjustments to the conversion prices had occurred.

The Company has determined that there was no BCF attributable to the Preferred Shares as the effective conversion price of the Preferred Shares was greater than the fair value of the ordinary shares on the respective commitment dates. The Company will reevaluate whether a BCF is required to be recorded upon the modification to the effective conversion price of the Preferred Shares, if any.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

10.	PREFERRED SHARES, WARRANT I and WARRANT II (CONTINUED)

Redemption

The Series A Shares are not redeemable.

The Series B Shares are redeemable at a price equal to the subscription price plus all declared but unpaid dividends at the election of the holders of a majority of such shares on or after May 1, 2012.

Liquidation Preferences

The holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution, winding up or deemed liquidation of the Company. A deemed liquidation event includes a change in control and the sale, transfer or disposition of all or substantially all of the assets of the Group. The holders of Preferred Shares will receive an amount equal to the subscription price, plus declared but unpaid dividends. Series B Shares must receive their liquidation payment prior to any such payments being made on the Series A Shares.

Before June 20, 2007, the holders of the Series A Shares were entitled to receive, prior to any distribution to the holders of ordinary shares, an amount equal to 150% of subscription price, plus all declared but unpaid dividends upon liquidation. Concurrent with the issuance of the Series B Shares on June 20, 2007, the liquidation amount of the Series A Shares was modified to reflect the term described above. As previously described, the Company deemed the modification of the Series A Shares to be a transfer of wealth between different classes of preferred shareholders with no resulting accounting consequence.

Investor Put Option

The holders of Series B Shares have the right before the date of a Qualified IPO to require Qi Ji, founder and CEO of the Group, to purchase all or any portion of the Series B Shares at a per share price equal to 105% of the subscription price, upon the occurrence of certain triggering events.

The Company recorded the fair value of the Warrant I and Warrant II of RMB11,148,692 and RMB4,395,770, respectively, as liabilities in the consolidated balance sheets as such warrants are convertible into mezzanine equity securities. The fair value of Warrant I and Warrant II was computed using the binomial option pricing model and the following assumptions:

	Warrant I	Warrant II

Contractual life	1 year	1 year
Volatility	45.386%	45.386%
Expected dividend	-	-
Average risk-free rate	5.329%	5.329%

The residual value of the proceeds of RMB294,839,021 was recorded as the initial carrying value of the Series B Shares. The Company has accreted the carrying value of the Series B Shares to their redemption value at each reporting date, resulting in a deemed dividend to the holders of Series B Shares of RMB17,499,012, nil and nil for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

10.	PREFERRED SHARES, WARRANT I and WARRANT II (CONTINUED)

In December 2007 and June 2008, the Company issued Series B Shares as a result of warrant exercises as follows:

	Warrant I	Warrant II	Warrant III*	Proceeds

December 2007	1,142,266	3,136,001	4,704,001	RMB86,321,354 (US$	11,748,367)
June 2008	7,069,778	-	-	RMB74,274,859 (US$	10,821,087)

* See discussion in Note 11

As a result of the above, all Warrant II had been exercised. As of December 31, 2007, 11,924,404 Warrant I were outstanding, having a fair value of RMB8,536,094.

On June 20, 2008, 4,201,294 and 653,333 Warrant I were transferred by one of the Series B shareholders to another Series B shareholder and John Wu, respectively, for no consideration. There was no accounting for this transaction as the transfer date was the expiration date and the Warrant I strike price exceeded the fair value of the underlying Series B Shares. On June 20, 2008, 7,069,778 Warrant I, inclusive of those transferred, were exercised and the remaining 4,854,626 Warrant I expired unexercised.

On February 5, March 15 and May 31, 2008, the Company issued 11,760,002, 11,760,002 and 1,306,667 Series B Shares for RMB10.44 (US$1.53) per share for total proceeds of RMB129,322,801 (US$18,000,000), RMB127,587,602 (US$18,000,000) and RMB13,894,401 (US$2,000,000), respectively, to existing ordinary and Series A shareholders.

In May 2008, the Company exchanged 1,306,667 Series B Shares for a RMB13,894,400 (US$2,000,000) related party payable due to Powerhill, previously advanced to the Group for working capital purposes (see Note 19). No compensation expense was recorded given the effective purchase price of the Series B Shares exceeded the fair value of the Series B Shares on the exchange date.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

10.	PREFERRED SHARES, WARRANT I and WARRANT II (CONTINUED)

The movements in the number and carrying value of the Series B Shares are as follows:

		Amount
	Share	(in Renminbi)

Balance at January 1, 2007	-	-
Proceeds from issuance of Series B Shares with warrants, net of issuance costs	32,144,009	310,383,483
Issuance of Series B Shares in exchange for convertible notes and accrued interest	3,729,526	30,803,215
Proceeds allocated to Warrants I and II at fair value	-	(15,544,462)
Proceeds from exercise of Warrants I, II, and III	8,982,268	86,321,354
Warrant liability transferred to Series B Shares upon warrant exercise	-	8,366,787
Accretion via deemed dividend on Series B Shares	-	17,499,012

Balance at December 31, 2007	44,855,803	437,829,389
Proceeds from issuance of Series B Shares to ordinary and Series A shareholders	24,826,671	270,804,804
Issuance of Series B Shares in exchange for loans due to related parties	1,306,667	13,894,400
Proceeds from exercise of Warrants I	7,069,778	74,274,859

Balance at December 31, 2008	78,058,919	796,803,452

Balance at December 31, 2009	78,058,919	796,803,452

11.	ORDINARY SHARES and WARRANT III

On June 20, 2007, the Company issued 7,840,001 ordinary shares and 4,704,001 detachable warrants (“Warrant III”) for RMB8.70 (US$1.28) per share to Winner Crown for a promissory note of RMB76,185,973 (US$10,000,784). The promissory note was interest free, had a term of four months and was collateralized solely by the ordinary shares. Warrant III was entitled to purchase Series B convertible redeemable preferred shares at RMB8.70 (US$1.28) per share. The Company recorded the fair value of Warrant III of RMB6,593,655 as a liability in the consolidated balance sheets, as such warrants were convertible into mezzanine equity securities, and a corresponding compensation charge given Warrant III was not subject to forfeiture upon failure to pay the promissory note. The fair value of Warrant III was computed using the binomial option pricing model and the following assumptions:

Contractual life	1 year
Volatility	45.386%
Expected dividend	-
Average risk-free rate	5.329%

The Company accounted for the promissory note as a non-recourse note and the associate ordinary shares as an effective option grant. The fair value of the option was effectively nil given the short duration of the promissory note and an exercise price that exceeded the fair value of the underlying ordinary shares. The promissory note was repaid on October 12, 2007.

On June 20, 2007, in conjunction with the issuance of Series B Shares, Qi Ji entered into an arrangement with the Series B shareholders wherein all of his 32,840,001 ordinary shares became

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

11.	ORDINARY SHARES and WARRANT III (CONTINUED)

subject to repurchase, at the option of the Company. The repurchase price is equal to (a) the par value of the ordinary shares in case of (i) bankruptcy of Qi Ji or (ii) termination of Qi Ji’s employment either by himself or by the Company with cause, or (b) the price originally paid by Qi Ji to acquire such shares in the event of termination of Qi Ji’s employment by the Company without cause. The term of the repurchase right is five years, with the number of ordinary shares subject to repurchase decreasing by 50% on June 20, 2008 and the remaining 50% decreasing ratably over the subsequent four year term. The repurchase right terminates upon an initial public offering. As Qi Ji has control of the Board of Directors, and will retain such control as long as he remains the majority holder of the ordinary and Series A shares, he controls the Company. As a result, the Company has determined that such provision is not substantive and that the arrangement was entered into as an inducement made to facilitate the transaction on behalf of the Company, rather than as compensatory.

In May 2009, the Company issued 3,375,635 ordinary shares for RMB12.32 (US$1.80) per share to independent third parties, for total proceeds of RMB41,613,108 (US$6,090,557). In August 2009, the Company issued 1,982,509 and 783,734 ordinary shares at RMB12.32 (US$1.80) to Winner Crown and independent third parties for total proceeds of RMB24,432,215 (US$3,576,982) and RMB9,661,311 (US$1,414,068), respectively.

In August 2009, the former Chief Financial Officer of the Group exercised his option to purchase 735,000 ordinary shares at an exercise price of US$0.75 per share.

12.	HOTEL OPERATING COSTS

Hotel operating costs include all direct costs incurred in the operation of the leased-and-operated hotels and franchised-and-managed hotels and consist of the following:

	Year Ended December 31,
	2007	2008	2009

Rents	94,035,579	263,332,528	418,543,806
Utilities	18,751,449	59,476,726	90,034,744
Personnel cost	34,411,037	137,230,935	169,248,048
Depreciation and amortization	33,234,234	92,838,032	141,599,824
Consumable, food and beverage	35,597,064	82,662,332	119,055,974
Others	12,332,209	51,823,495	65,989,757

Total	228,361,572	687,364,048	1,004,472,153

13.	PRE-OPENING EXPENSES

The Group expenses all costs incurred in connection with start-up activities, including pre-operating costs associated with new hotel facilities and costs incurred with the formation of the subsidiaries, such as organization costs. Pre-opening expenses primarily include rental expenses and employee costs incurred during the hotel pre-opening period.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

13.	PRE-OPENING EXPENSES (CONTINUED)

	Year Ended December 31,
	2007	2008	2009

Rents	41,515,191	77,764,122	29,906,758
Personnel cost	11,585,041	16,401,710	3,584,149
Others	7,919,632	13,896,486	4,330,111

Total	61,019,864	108,062,318	37,821,018

14.	SHARE-BASED COMPENSATION

In February 2007, the Group adopted the 2007 Global Share Plan which allows the Group to offer incentive awards to employees, officers, directors and consultants or advisors (the “Participants”). Under the 2007 Global Share Plan, the Group may issue options to the Participants to purchase not more than 10,000,000 ordinary shares. In June 2007, the Group adopted the 2008 Global Share Plan which allows the Group to offer incentive awards to Participants. Under the 2008 Global Share Plan, the Group may issue options to purchase up to 3,000,000 ordinary shares. In October 2008, the Group increased the maximum number of options available under the 2008 Global Share Plan to 7,000,000. In September 2009, the Group adopted 2009 Share Incentive Plan which allows the Group to offer incentive awards to Participants. Under the 2009 Share Incentive Plan, the Group may issue options to purchase up to 3,000,000 ordinary shares. The 2007 and 2008 Global Share Plans and 2009 Share Incentive Plan (collectively, the “Option Plans”) contain the same terms and conditions. All options granted under the Option Plans have a life of ten years and vest 50% on the second anniversary of the stated vesting commencement date with the remaining 50% vesting ratably over the following two years. For the years ended December 31, 2007, 2008 and 2009, 11,909,540, 1,948,370 and 6,305,975 options, respectively, were granted to employees of the Group at exercise prices ranging from RMB3.40 to RMB10.44 (US$0.50 to US$1.53). As of December 31, 2009, options to purchase 17,966,473 of ordinary shares were outstanding and options to purchase 2,033,527 ordinary shares were available for future grant under the Option Plans.

The Group records share-based compensation based on the grant date fair value of the option. When estimating the fair value of its ordinary shares, the Group has considered a number of factors, using generally accepted valuation methodologies, including the discounted cash flow approach, which incorporates certain assumptions including the financial results and growth trends of the Group, to derive the total equity value of the Group. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of the ordinary shares based on the option pricing model under the enterprise value allocation method. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event.

The weighted-average grant date fair value for options granted during the years ended December 31, 2007, 2008 and 2009 was RMB1.57 (US$0.23), RMB1.84 (US$0.27) and RMB6.20 (US$0.91), respectively, computed using the binomial option pricing model. The binomial model requires the input of highly subjective assumptions including the expected stock price volatility and the expected price multiple at which employees are likely to exercise stock options. The Company uses historical data to estimate forfeiture rate. Expected volatilities are based on the average volatility of comparable companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

14.	SHARE-BASED COMPENSATION (CONTINUED)

The fair value of stock options was estimated using the following significant assumptions:

	2007	2008	2009

Suboptimal exercise factor	2.5	2.5	2.5
Risk-free interest rate	5.12 to 5.30%	5.22 to 5.58%	3.95 to 4.58%
Volatility	41.38 to 47.61%	41.77 to 43.30%	52.33 to 55.12%
Dividend yield	-	-	-
Life of option	10 years	10 years	10 years

The following table summarized the Group’s share option activity under the Option Plans:

		Weighted-	Weighted-average
	Number of	average	remaining	Aggregate
	options	exercise price	contractual life	intrinsic value
		US$	Years	US$

Share options outstanding at January 1, 2009	12,677,410	0.92
Granted	6,305,975	1.53
Forfeited/Cancelled	(281,912)	1.30
Exercised	(735,000)	0.75

Share options outstanding at December 31, 2009	17,966,473	1.13	7.01	19,695,659

Share options vested or expected to vest at December 31, 2009	16,169,826	1.13	7.01	17,726,094

Share options exercisable at December 31, 2009	8,664,265	0.70	7.28	12,839,688

As of December 31, 2009, there was RMB36,700,402 in total unrecognized compensation expense related to unvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 3.4 years.

On August 14, 2007, the Group agreed to and issued 387,634 ordinary shares to two external consultants for certain property location services provided and recorded a corresponding share-based compensation charge of RMB1,934,527.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

15.	EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted loss per share for the years indicated:

	Year Ended December 31,
	2007	2008	2009

Net income (loss) attributable to ordinary shareholders — basic	(129,122,135)	(136,162,467)	13,634,052
Amounts allocated to preferred shares for participating rights to dividends	-	-	28,910,478

Net income (loss) attributable to ordinary shareholders — diluted	(129,122,135)	(136,162,467)	42,544,530

Weighted average ordinary shares outstanding — basic	45,248,223	54,071,135	57,562,440
Stock options	-	-	4,010,526
Preferred shares	-	-	122,058,919

Weighted average ordinary shares outstanding — diluted	45,248,223	54,071,135	183,631,885

Basic earnings (loss) per share	(2.85)	(2.52)	0.24

Diluted earnings (loss) per share	(2.85)	(2.52)	0.23

Pro Forma earnings per share (unaudited):
Shares used in computation-basic			57,562,440
Assumed conversion of preferred shares			122,058,919

Weighted average shares outstanding — basic			179,621,359
Stock options			4,010,526

Weighted average shares outstanding — diluted			183,631,885

Pro forma net earnings per share on a converted basis — basic			0.24

Pro forma net earnings per share on a converted basis — diluted			0.23

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

15.	EARNINGS (LOSS) PER SHARE (CONTINUED)

For the years ended December 31, 2007, 2008 and 2009, the Group had securities which could potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted earnings (loss) per share as their effects would have been anti-dilutive. Such outstanding securities consist of the following:

	Year Ended December 31,
	2007	2008	2009

Series A preferred shares	44,000,000	44,000,000	-
Series B preferred shares	44,855,803	78,058,919	-
Warrants	11,924,404	-	-
Outstanding employee options	11,785,340	12,677,410	11,260,935

Total	112,565,547	134,736,329	11,260,935

16.	INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain.

Hong Kong

China Lodging HK is subject to Hong Kong profit tax at a rate of 16.5% in 2008 and 2009. No Hong Kong profit tax has been provided as the Group has not had assessable profit that was earned in or derived from Hong Kong during the years presented.

PRC

In 2007, the Company’s subsidiaries incorporated in the PRC were subject to Enterprise Income Tax (“EIT”) on taxable income in accordance with the Enterprise Income Tax Law and the Income tax Law of the PRC concerning Foreign Investment Enterprise and Foreign Enterprises (collectively “PRC Enterprise Income Tax Laws”). The statutory EIT rate was 33%, which was comprised of a 30% national income tax and a 3% local income tax.

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on Enterprise Income Tax (“New EIT Law”), which was effective from January 1, 2008. Under the New EIT Law, domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. The Company’s subsidiaries transitioned from 33% to 25%, effective January 1, 2008.

Effective on January 1, 2007, the Group made its assessment of the level of authority for each of its uncertain tax position (including the potential application of interests and penalties) based on the technical merits, and has measured the unrecognized benefits associated with the tax positions. This assessment did not have any impact on the Group’s total liabilities or equity (deficit). At December 31, 2007, 2008 and 2009, the amounts of gross unrecognized tax benefits were zero. The group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

16.	INCOME TAXES (CONTINUED)

PRC (continued)

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Group’s PRC subsidiaries are therefore subject to examination by the PRC tax authorities from 2004 through 2009 on non-transfer pricing matters, and from 2004 through 2009 on transfer pricing matters.

The tax expenses (benefit) comprises:

	As of December 31,
	2007	2008	2009

Current Tax	2,484,087	10,246,932	10,032,529
Deferred Tax	(19,746,205)	(34,126,710)	7,957,146

Total	(17,262,118)	(23,879,778)	17,989,675

A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Year
	Ended
	December 31,
	2007	2008	2009

PRC statutory tax rate	33%	25%	25%
Tax effect of other expenses that are not deductible in determining taxable profit	(8)%	(1)%	3%
Effect of different tax rate of group entities operating in other jurisdictions	(2)%	(2)%	1%
Effect of change in tax rate	(9)%	-	-
Effect of change in valuation allowance	(1)%	(7)%	(3)%

Effective tax rate	13%	15%	26%

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

16.	INCOME TAXES (CONTINUED)

The principal components of the Group’s deferred income tax assets and liabilities as of December 31, 2007, 2008 and 2009 are as follows:

	As of December 31,
	2007	2008	2009

Deferred tax assets:
Net loss carryforward	8,796,195	61,143,357	45,046,819
Pre-opening expenses	14,403,598	344,433	1,341,553
Deferred revenue	1,171,698	5,602,416	11,346,999
Deferred rent	5,442,259	7,320,959	7,756,106
Unfavorable lease	329,437	278,057	226,677
Bad debt provision	-	105,842	168,911
Accrual for customer loyalty program	290,072	1,567,884	468,954
Valuation allowance	(2,673,904)	(13,510,873)	(11,861,810)

Total deferred tax assets	27,759,355	62,852,075	54,494,209

Deferred tax liabilities:
Favorable lease	4,628,955	4,630,054	4,100,055
Capitalized interest	905,611	2,308,897	2,438,176

Total deferred tax liabilities	5,534,566	6,938,951	6,538,231

Deferred tax assets are analyzed as:
Current	11,129,810	12,237,797	18,272,303
Non-Current	16,629,545	50,614,278	36,221,906

	27,759,355	62,852,075	54,494,209

Deferred tax liabilities are analyzed as:
Current	-	-	-
Non-current	5,534,566	6,938,951	6,538,231

	5,534,566	6,938,951	6,538,231

As of December 31, 2009, the Group had tax loss carryforwards of RMB181,149,729 which will expire between 2010 and 2014 if not used.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more likely than not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carryforward periods provided for in the

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

16.	INCOME TAXES (CONTINUED)

tax law. The Group has considered the following possible sources of taxable income when assessing the realization of deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Further taxable income exclusive of reversing temporary differences and carryforwards;

•	Future taxable income arising from implementing tax planning strategies.

The Group has also considered specific known trend of profits expected to be reflected for a company operating in the hotel industry. The Group believes it is more-likely-than-not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances as of December 31, 2007, 2008 and 2009. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

17.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATON

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits were RMB5,595,127, RMB23,289,780 and RMB26,711,472 for the years ended December 31, 2007, 2008 and 2009, respectively. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

18.	RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the subsidiaries of the Group in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of their registered capital; the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends and amounted to RMB220,856 and RMB550,512 and RMB3,091,071 as of December 31, 2007, 2008 and 2009, respectively. In addition, due to restrictions on the distribution of share capital from the Company’s PRC subsidiaries, the PRC subsidiaries share capital of RMB1,134,145,834 at December 31, 2009 is considered restricted. As a result of these PRC laws and regulations, as of December 31, 2009, approximately RMB1,146,803,785 is not available for distribution to the Company by its PRC subsidiaries in the form of dividends, loans or advances.

19.	RELATED PARTY TRANSACTIONS AND BALANCES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

19.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

The following entities are considered to be related parties to the Group because they are affiliates of the Group under the common control of the Group’s major shareholder. The related parties only act as service providers and lessors to the Group and there is no other relationship wherein the Group has the ability to exercise significant influence over the operating and financial policies of these parties. The Group is not obligated to provide any type of financial support to these related parties.

Related Party	Nature of the party	Relationship with the Group

Lishan Property (Suzhou) Co., Ltd. (“Suzhou Property”)	Commercial leasing business	Controlled by Qi Ji
Shanghai Shuyu Industry Management Co., Ltd. (“Shuyu”)	Commercial leasing business	Controlled by Qi Ji
Ctrip.com International, Ltd. (“Ctrip.com”)	Online travel services provider	Qi Ji is a director
Powerhill Holding Limited. (“Powerhill”)	Investment Company	Controlled by Qi Ji
Winner Crown Holdings Limited. (“Winner Crown”)	Investment Company	Controlled by Qi Ji
Qi Ji	Founder	Founder

(a) Related party balances

Amounts due from related parties are comprised of an advance payment made to Shuyu for short-term financing, a loan to Qi Ji and a loan to Suzhou Property which was converted into prepayment for rent during 2009. The amounts due from related parties were unsecured and interest free.

	At December 31,
	2007	2008	2009

Shuyu	3,000,000	-	-
Suzhou Property	4,710,712	5,006,541	4,632,338
Qi Ji	-	377,139	-

Total	7,710,712	5,383,680	4,632,338

Amounts due to related parties were comprised of short-term advances from Powerhill and Qi Ji for working capital and commissions payable to Ctrip for reservation services. The amounts due to related parties were interest free and payable upon demand.

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

19.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

(a) Related party balances (continued)

	At December 31,
	2007	2008	2009

Ctrip.com	840,585	1,508,860	927,584
Powerhill	14,609,200	-	-
Qi Ji	402,861	-	-

Total	15,852,646	1,508,860	927,584

The amount due to Powerhill as of December 31, 2007 of RMB14,609,200 (US$2,000,000) was exchanged for 1,306,667 series B preferred shares in May 2008 (see Note 10).

(b) Related party transactions

During the years ended December 31, 2007, 2008 and 2009, related party transactions consisted of the following:

	Year Ended December 31,
	2007	2008	2009

Rental expense — Suzhou Property	3,450,799	3,542,963	3,613,509
Commission expenses — Ctrip.com	5,569,353	7,515,618	9,949,158

Certain commercial buildings of Suzhou Property are pledged as collateral for the Company’s credit facility (see Note 7).

Qi Ji has provided personal guarantees in regard to the Group’s short-term borrowings of RMB37,800,000, RMB80,000,000 and nil as of December 31, 2007, 2008 and 2009, respectively.

20.	COMMITMENTS AND CONTINGENCIES

(a) Operating lease commitments

The Group has entered into lease agreements for certain hotels which it operates. Such leases are classified as operating leases.

Future minimum lease payments under non-cancellable operating lease agreements at December 31, 2009 were as follows:

Year ending December 31,

2010	459,778,942
2011	461,692,798
2012	469,555,727
2013	463,524,584
2014	465,113,186
Thereafter	2,884,821,462

Total	5,204,486,699

CHINA LODGING GROUP, LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 and 2009
(In Renminbi, except share and per share data, unless otherwise stated)

20.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

(b) Purchase Commitments

As of December 31, 2009, the Group’s commitments related to leasehold improvements and installation of equipment for hotel operations was to RMB21,734,892 which is expected to be incurred within one year.

(c) Contingencies

The Group is subject to periodic legal or administrative proceedings in the ordinary course of our business. The Group doesn’t believe that any currently pending legal or administrative proceeding to which the Group is a party will have a material adverse effect on the business or financial condition.

21.	SUBSEQUENT EVENTS

In January and February 2010, the Company granted options to the employees of the Group to purchase 118,000 and 54,595 of ordinary shares at an exercise price of US$1.53, respectively.

In January 2010, the Group acquired noncontrolling interests in two existing subsidiaries for cash consideration of RMB1,650,000 and RMB425,000, respectively, and in one existing subsidiary for cash consideration of RMB3,984,200 and a warrant to purchase 1,500,000 ordinary shares of the Company at an exercise price of US$1.54 per share. The fair value of the warrant as of the acquisition date was RMB7,067,187. The warrant was exercised in February 2010.

In January 2010, the Company issued a warrant to a third party to purchase 200,000 ordinary shares of the Company at an exercise price of US$1.54 per share in exchange for market research service for six years. The fair value of the warrant as of the measurement date was RMB942,292. The warrant was exercised in February 2010.

In January 2010, the Group entered into a three-year bank credit facility under which the Group can borrow up to RMB150,000,000 during the term of facility. Principal payments are due on each anniversary date with the amount payable being dependent upon amounts previously borrowed against the facility. As of March 5, 2010, the Group had drawn down RMB70,000,000 with an interest rate of 4.86%. The interest rate for each draw is established on the draw-down date and is adjusted annually based on the loan interest rate stipulated by the People’s Bank of China for the corresponding period. Interest is payable at the end of each month. This credit facility was not collateralized.

The entire long-term debt balance of RMB137,000,000 as of December 31, 2009 was repaid in February 2010.

ADDITIONAL FINANCIAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I
CHINA LODGING GROUP, LIMITED
FINANCIAL INFORMATION FOR PARENT COMPANY
BALANCE SHEETS
(In Renminbi, except share and per share data, unless otherwise stated)

	As of December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Assets
Current assets:
Cash and cash equivalents	123,643,114	5,516,776	8,847,298	1,296,136
Amounts due from subsidiaries	-	13,669,200	13,654,400	2,000,381
Prepayments and other current assets	136,564	-	51,827,668	7,592,796

Total current assets	123,779,678	19,185,976	74,329,366	10,889,313
Investment in subsidiaries	428,349,063	765,868,852	817,568,539	119,774,469

Total assets	552,128,741	785,054,828	891,897,905	130,663,782

Liabilities, mezzanine equity and equity (deficit)
Current liabilities:
Salary and welfare payable	-	1,075,237	-	-
Accrued expenses and other current liabilities	2,942,158	22,529,003	1,006,068	147,391
Warrants	8,536,094	-	-	-

Total current liabilities	11,478,252	23,604,240	1,006,068	147,391

Mezzanine equity:
Series B convertible redeemable preferred shares ($0.0001 par value per share; 60,000,000, 106,000,000 and 106,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 44,855,803, 78,058,919 and 78,058,919 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively) (liquidation value RMB734,555,147 (US$107,612,937))	437,829,389	796,803,452	796,803,452	116,732,365
Equity (deficit):
Ordinary shares ($0.0001 par value per share; 200,000,000, 300,000,000 and 300,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 54,071,135, 54,071,135 and 60,948,013 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively)	41,792	41,792	46,490	6,811
Series A convertible preferred shares ($0.0001 par value per share; 44,000,000, 44,000,000 and 44,000,000 shares authorized as of December 31, 2007, 2008 and 2009, respectively; 44,000,000, 44,000,000 and 44,000,000 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively) (liquidation value RMB150,095,000 (US$22,000,000))	34,136	34,136	34,136	5,001
Additional paid-in capital	260,251,508	265,066,530	351,994,132	51,567,431
Accumulated deficit	(151,838,975)	(288,001,442)	(245,456,912)	(35,959,641)
Accumulated other comprehensive loss	(5,667,361)	(12,493,880)	(12,529,459)	(1,835,576)

Total equity (deficit)	102,821,100	(35,352,864)	94,088,387	13,784,026

Total liabilities, mezzanie equity and equity (deficit)	552,128,741	785,054,828	891,897,907	130,663,782

ADDITIONAL FINANCIAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I
CHINA LODGING GROUP, LIMITED
FINANCIAL INFORMATION FOR PARENT COMPANY
STATEMENTS OF OPERATIONS
(In Renminbi, except share and per share data, unless otherwise stated)

	Year Ended December 31
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Operating costs and expenses:
General and administrative expenses	22,776,088	7,756,402	9,663,763	1,415,749

Total operating costs and expenses	22,776,088	7,756,402	9,663,769	1,415,749

Loss from operations	(22,776,088)	(7,756,402)	(9,663,769)	(1,415,749)
Interest income	836,659	1,178,661	13,097	1,919
Interest expense	331,215	-	-	-
Foreign exchange loss	(1,740)	(10,478,098)	-	-
Change in fair value of warrants	5,235,236	8,536,094	-	-
Income (loss) in investment in subsidiaries	(94,585,975)	(127,642,722)	52,195,196	7,646,639

Net income (loss) attributable to China Lodging Group, Limited	(111,623,123)	(136,162,467)	42,544,530	6,232,809
Deemed dividend on Series B convertible redeemable preferred shares	(17,499,012)	-	-	-

Net income (loss) attributable to ordinary share holders	(129,122,135)	(136,162,467)	42,544,530	6,232,809

ADDITIONAL FINANCIAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I
CHINA LODGING GROUP, LIMITED
FINANCIAL INFORMATION FOR PARENT COMPANY
STATEMENTS OF CASH FLOWS
(In Renminbi, except share and per share date, unless otherwise stated)

	Year Ended December 31,
	2007	2008	2009	2009
	RMB	RMB	RMB	US$
				(Note 2)

Operating activities:
Net income (loss)	(111,623,123)	(136,162,467)	42,544,530	6,232,809
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Share-based compensation	14,785,372	4,815,022	7,955,166	1,165,438
Change in the fair value of warrants	(5,235,236)	(8,536,094)	-	-
Loss (income) in investment in subsidiaries	94,585,975	127,642,722	(52,195,196)	(7,646,639)
Interest expenses of convertible notes converted into Series B preferred shares	331,215	-	-	-
Changes in operating assets and liabilities:
Other current assets	(136,564)	136,564	(487,056)	(71,354)
Salary and welfare payable	-	1,075,237	(1,075,237)	(157,523)
Accrued expenses and other current liabilities	2,941,011	(2,677,694)	(264,466)	(38,744)

Net cash used in operating activities	(4,351,350)	(13,706,710)	(3,552,259)	(516,013)

Investing activities:
Investment in subsidiaries	(371,253,245)	(465,162,510)	(51,340,612)	(7,521,442)

Net cash used in investing activities	(371,253,245)	(465,162,510)	(51,340,612)	(7,521,442)

Financing activities:
Deemed capital distribution in connection with restructuring	(14,885,029)	-	-	-
Contribution from shareholders in restrucuturing	1,552,260	-	-	-
Net proceeds from issuance of ordinary shares to founder	76,185,973	-	24,432,215	3,579,340
Net proceeds from issuance ordinary shares	-	-	30,512,946	4,470,172
Net proceeds from issuance of ordinary shares upon exercise of option	-	-	3,765,258	551,613
Net proceeds from issuance of Series B preferred shares	310,383,483	270,804,804	-	-
Net proceeds from issuance of Series B preferred shares upon warrant exercise	86,321,354	74,274,859	-	-
Net proceeds from issuance of convertible notes	30,472,000	-	-	-
Deposits received for share subscription	-	22,264,538	-	-
Refund of deposit for share subscription	-	-	(1,503,065)	(220,200)
Deposit received for exercise of option	-	-	1,006,068	147,390

Net cash provided by financing activities	490,030,041	367,344,201	58,213,422	8,528,315

Effect of exchange rate changes on cash and cash equivalents	(5,667,361)	(6,601,319)	(20,029)	(2,934)
Net increase (decrease) in cash and cash equivalents	108,758,085	(118,126,338)	3,330,522	487,924
Cash and cash equivalents at the beginning of the year	14,885,029	123,643,114	5,516,776	808,212

Cash and cash equivalents at the end of the year	123,643,114	5,516,776	8,847,298	1,296,136

Supplemental schedule of non-cash investing and financing activities:
Deemed capital distribution in connection with restructuring	13,715,546	-	-	-
Issuance of Series A preferred shares and ordinary shares upon restructuring	61,854	-	-	-
Issuance of Series A preferred shares and ordinary shares upon acquisition of Yiju	37,979,892	-	-	-
Issuance of Series B preferred shares in exchange for convertible notes	30,803,215	-	-	-
Issuance of Series B preferred shares in exchange of advance from related party	. -	13,894,400	-	-
Fair value transferred to Series B preferred shares upon warrants exercise	8,366,787	-	-	-
Ordinary shares issued upon business acquisitions and acquisition of noncontrolling interest	9,201,288	-	-	-
Issuance of ordinary shares from subscription deposit	-	-	20,761,473	3,041,573

The accompanying notes are an integral part of these consolidated financial statements

ADDITIONAL FINANCIAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE I
CHINA LODGING GROUP, LIMITED
FINANCIAL INFORMATION FOR PARENT COMPANY

Note to Schedule I

Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04-(c) of Regulation S-X, which require condensed financial information as to the financial position, change in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

Powerhill Holdings Limited (“Powerhill”) was founded in the BVI in December 2003. China Lodging Group, Limited (the “Company”) was incorporated in the Cayman Islands on January 4, 2007. Prior to February 4, 2007, the Company did not have any operations, and the business of the Group was conducted through Powerhill and its subsidiaries. On February 4, 2007, Powerhill acquired the Company and transferred ownership of two of its subsidiaries to the Company as a result of a reorganization described in Note 1 to the accompanying consolidated financial statements.

The condensed financial information of the Parent Company presented herein represents the accounts of Powerhill for the period from January 1, 2007 to February 3, 2007, and the accounts of the Company for the period from February 4, 2007 to December 31, 2008. For all periods presented, all references to number of shares and per share data have been presented as if the recapitalization occurred on January 1, 2007.

The condensed financial information has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of Powerhill and the Company and, as such, these statements should be read in conjunction with the notes to the accompanying consolidated financial statements.

ADDITION INFORMATION — FINANCIAL STATEMENTS SCHEDULE II

CHINA LODGING GROUP, LIMITED

This financial information has been prepared in conformity with accounting principles generally accepted in the United States.

VALUATION AND QUALIFYING ACCOUNT
(In Renminbi)

			Charge
		Charge to	taken	Balance at end
	Balance at	costs and	against	of
	Beginning of year	expenses	allowance	year

Allowance for doubtful accounts of accounts receivables and other receivables:
December 31, 2007	-	500,000	-	500,000
December 31, 2008	500,000	423,368	-	923,368
December 31, 2009	923,368	1,252,275	-	2,175,643
Valuation allowance for deferred tax assets
December 31, 2007	1,082,187	1,591,717	-	2,673,904
December 31, 2008	2,673,904	10,836,969	-	13,510,873
December 31, 2009	13,510,873	8,472,009	(10,121,072)	11,861,810

* * * * * *

汉庭会

your home on the journey

汉庭快捷酒店

汉庭连锁酒店
HANTING INNS & HOTELS

Your home on the journey HANTING INNS & HOTELS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty or fraud.

Under the form of indemnification agreements filed as Exhibit 10.4 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act.

We believe that our issuances of our (i) ordinary shares, (ii) Series A preferred shares, (iii) Series B preferred shares, (iv) warrants to purchase our Series B preferred shares and (v) warrants to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Based on our Amended and Restated 2007 Global Share Plan, Amended and Restated 2008 Global Share Plan and Amended and Restated 2009 Share Incentive Plan, we granted options to purchase our ordinary shares to certain of our former or current directors, executive officers, consultants and employees from time to time, during the period between February 2007 and February 2010. In March 2010, certain of our officers and employees respectively exercised their options to purchase 7,708,665 ordinary shares in total. After such exercise of options and as of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 10,430,403. See “Management — Share Incentive Plans.”

We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written share incentive plan.

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

Series A Preferred Shares
Powerhill Holdings Limited	February 4, 2007	40,000,000, of which 20,000,000 held on behalf of Qi Ji and 20,000,000 held on behalf of Tongtong Zhao	US$20,000,000 ((i) in the form of 100% of registered capital of HanTing Xingkong (Shanghai) Hotel Management Co., Ltd. and Shanghai HanTing Hotel Management Group, Ltd., representing 100% shares of such companies, and (ii) payment of US$200,000 in cash to us)	-
John Jiong Wu	February 4, 2007	4,000,000	US$2,000,000 (in the form of 100% registered capital of Yiju (Shanghai) Hotel Management Co., Ltd.	-
Series B Preferred Shares(1)
Chengwei Partners, L.P.	June 20, 2007	466,480	US$594,999.90	-
Chengwei Ventures Evergreen Fund, L.P.	June 20, 2007	11,446,755	US$14,600,450.47	-
Chengwei Ventures Evergreen Advisors Fund, LLC	June 20, 2007	1,414,768	US$1,804,550.73	-
CDH Courtyard Limited	June 20, 2007	13,328,003	US$17,000,001.11	-
Pinpoint Capital 2006 A Limited	June 20, 2007	1,568,001	US$2,000,000.96	-
Northern Light Venture Fund, L.P.	June 20, 2007	1,179,450	US$1,504,400.27	-
Northern Light Partners Fund, L.P.	June 20, 2007	129,517	US$165,200.23	-
Northern Light Strategic Fund, L.P.	June 20, 2007	259,034	US$330,400.46	-
IDG-Accel China Growth Fund L.P.	June 20,2007	4,687,033	US$5,428,408.85 (including US$2,312,100.43 in cash and US$3,116,308.42 in cancellation of an outstanding convertible promissory note)	-
IDG-Accel China Growth Fund-A L.P.	June 20, 2007	957,840	US$1,109,347.18 (including US$472,499.41 in cash and US$636,847.77 in cancellation of an outstanding convertible promissory note)	-
IDG-Accel China Investors L.P.	June 20, 2007	436,654	US$505,722.19 (including US$215,400.48 in cash and US$290,321.71 in cancellation of an outstanding convertible promissory note)	-
Winner Crown Holdings Limited	December 21, 2007	4,704,001	US$6,000,000

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

CDH Courtyard Limited	December 21, 2007	1,440,865	US$1,837,837.72	-
Pinpoint Capital 2006 A Limited	December 21, 2007	571,133	US$874,183.02	-
Northern Light Venture Fund, L.P.	December 21, 2007	429,606	US$657,560.10	-
Northern Light Partners Fund, L.P.	December 21, 2007	47,176	US$72,208.15	-
Northern Light Strategic Fund, L.P.	December 21, 2007	94,351	US$144,414.77	-
Chengwei Partners, L.P.	December 30, 2007	50,430	US$64,323.97
Chengwei Ventures Evergreen Fund, L.P.	December 30, 2007	1,237,487	US$1,578,427.04	-
Chengwei Ventures Evergreen Advisors Fund, LLC	December 30, 2007	152,948	US$195,086.70	-
IDG-Accel China Growth Fund L.P.	December 30, 2007	195,966	US$249,956.59	-
IDG-Accel China Growth Fund-A L.P.	December 30, 2007	40,048	US$51,081.62	-
IDG-Accel China Investors L.P.	December 30, 2007	18,257	US$23,286.99	-
Winner Crown Holdings Limited	February 5, 2008	7,513,335	US$11,500,000	-
Tongtong Zhao	February 5, 2008	3,266,667	US$5,000,000	-
Jiong (John) Wu	February 5, 2008	980,000	US$1,500,000	-
Winner Crown Holdings Limited	March 15, 2008	11,760,002	US$18,000,000	-
Powerhill Holdings Limited	May 31, 2008	1,306,667	US$2,000,000 (all in the form of assignment of loan to us)	-
Winner Crown Holdings Limited	May 31, 2008	1,306,667	US$2,000,000	-
Northern Light Venture Fund, L.P.	July, 4 2008	3,160,213	US$4,837,059.97	-
Northern Light Partners Fund, L.P.	July 4, 2008	347,027	US$531,163.46	-
Northern Light Strategic Fund, L.P.	July 4, 2008	694,054	US$1,062,326.92	-
IDG-Accel China Growth Fund L.P.	July 4, 2008	1,707,217	US$2,613,086.83	-
IDG-Accel China Growth Fund-A L.P.	July 4, 2008	348,886	US$534,009.10	-
IDG-Accel China Investors L.P.	July 4, 2008	159,048	US$243,440.78	-
Jiong (John) Wu	July 4, 2008	653,333	US$1,000,000	-
Ordinary Shares(2)
Offshore Incorporations (Cayman) Limited	January 4, 2007	1	US$0.0001	-
Jiong (John) Wu	February 4, 2007	3,999,999	US$400	-
Winner Crown Holdings Limited	February 4, 2007	25,000,000	US$2,500	-
Tongtong Zhao	February 4, 2007	15,000,000	US$1,500	-
Winner Crown Holdings Limited	June 20, 2007	7,840,001	US$9,999,996.68	-
Yongbin Cai, Yangqing Shi, Wenying Yang and Hui Zhu	August 14, 2007	1,550,533	US$1,977,718.06
Jihua Ma, Shengli Wang and Rongying Xue	December 21, 2007	680,601	US$1,129,864.07
Hui Wan	May 22, 2009	811,539	US$1,464,236	-
Crown Horse Limited	May 22, 2009	807,418	US$1,456,800	-
Qinghua Cai	May 22, 2009	554,241	US$1,000,000	-
Heiho Tong	May 22, 2009	405,770	US$732,118	-
Ge Feng	May 22, 2009	358,435	US$646,713	-
Jun Zhu	May 22, 2009	243,462	US$439,271	-
Jacob International Limited	May 22, 2009	113,616	US$204,993	-
Global Crystal Consultants Limited	May 22, 2009	81,154	US$146,424	-
Richtime Dev. Limited	August 6, 2009	735,000	US$551,250
Winner Crown Holdings Limited	August 6, 2009	1,982,509	US$3,576,981	-
Bo Li	August 6, 2009	482,866	US$871,220	-
Huiqiu Cheng	August 6, 2009	162,308	US$292,847	-
Jacob International Limited	August 6, 2009	138,560	US$250,000	-
Everlasting Investment Management Co., Ltd	February 8, 2010	1,500,000	US$2,310,000	-

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

Tongren Investment Holdings Limited	February 8, 2010	200,000	US$308,000	-
Certain officers	March 8, 2010	3,276,875	US$3,264,625	-
Certain employees	March 8, 2010	4,431,790	US$2,756,740	-

(1)	Include Series B preferred shares issued as a result of the exercise of warrants.

(2)	Include ordinary shares issued as a result of the exercise of warrants and options.

In June 2007, we issued the following warrants to purchasers of our Series B preferred shares and Winner Crown for the purchase of additional Series B preferred shares. The warrants were issued in connection with the sale of our Series B preferred shares in June 2007 and we did not receive any separate consideration for the warrants. The number of Series B preferred shares covered by each warrant, the per share exercise price and current status of each warrant are listed below.

		Number of Series B
		Preferred Shares	Per Share Exercise
Warrant No.	Purchaser	Covered	Price	Current Status

No. 1	Chengwei Partners, L.P.	169,912	US$1.530612	Exercised in full
No. 2	Chengwei Ventures Evergreen Fund, L.P.	4,169,396	US$1.530612	Exercised in full
No. 3	Chengwei Ventures Evergreen Advisors Fund, LLC	515,319	US$1.530612	Exercised in full
No. 4	CDH Courtyard Limited	4,854,626	US$1.530612	Expired. Not exercised.
No. 5	Pinpoint Capital 2006 A Limited	571,133	US$1.530612	Exercised in full
No. 6	Northern Light Venture Fund, L.P.	429,606	US$1.530612	Exercised in full
No. 7	Northern Light Partners Fund, L.P.	47,176	US$1.530612	Exercised in full
No. 8	Northern Light Strategic Fund, L.P.	94,351	US$1.530612	Exercised in full
No. 9	IDG-Accel China Growth Fund L.P.	1,707,217	US$1.530612	Exercised in full
No. 10	IDG-Accel China Growth Fund-A L.P.	348,886	US$1.530612	Exercised in full
No. 11	IDG-Accel China Investors L.P.	159,048	US$1.530612	Exercised in full
No. 12	Chengwei Partners, L.P.	50,430	US$1.27551	Exercised in full
No. 13	Chengwei Ventures Evergreen Fund, L.P.	1,237,487	US$1.27551	Exercised in full
No. 14	Chengwei Ventures Evergreen Advisors Fund, LLC	152,948	US$1.27551	Exercised in full
No. 15	CDH Courtyard Limited	1,440,865	US$1.27551	Exercised in full
No. 16	IDG-Accel China Growth Fund L.P.	195,966	US$1.27551	Exercised in full
No. 17	IDG-Accel China Growth Fund-A L.P.	40,048	US$1.27551	Exercised in full
No. 18	IDG-Accel China Investors L.P.	18,257	US$1.27551	Exercised in full
No. 19	Winner Crown Holdings Limited	4,704,001	US$1.27551	Exercised in full

In March 2007, we issued the following convertible promissory notes, all of which were converted into our Series B preferred shares in June 2007.

Underwriting
Discount and
Purchaser	Principal Amount	Consideration	Commission

IDG-Accel China Growth Fund L.P.	US$3,082,800	US$3,082,800	-
IDG-Accel China Growth Fund-A L.P.	US$630,000	US$630,000	-
IDG-Accel China Investors L.P.	US$287,200	US$287,200	-

In January 2010, we issued the following warrants. The number of ordinary shares covered by each warrant, the per share exercise price and current status of each warrant are listed below.

		Number of
		Ordinary	Per Share
Warrant No.	Purchaser	Shares Covered	Exercise Price	Current Status
No. 1	Everlasting Investment Management Co., Ltd.	1,500,000	US$1.54	Exercised in full
No. 2	Tongren Investment Holdings Limited	200,000	US$1.54	Exercised in full

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-8 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on March 15, 2010.

China Lodging Group, Limited

By:
/s/  Tuo (Matthew) Zhang

    Name: Tuo (Matthew) Zhang
    Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 15, 2010.

Signature	Title

* Name: Qi Ji	Executive Chairman of the Board of Directors

/s/ Tuo (Matthew) Zhang Name: Tuo (Matthew) Zhang	Chief Executive Officer (principal executive officer)

/s/ Min (Jenny) Zhang Name: Min (Jenny) Zhang	Chief Financial Officer (principal financial and accounting officer)

* Name: John Jiong Wu	Director

* Name: Tongtong Zhao	Director

* Name: Ping Ping	Independent Director

* Name: Yan Huang	Independent Director

*By: /s/ Tuo (Matthew) Zhang Name: Tuo (Matthew) Zhang Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of China Lodging Group, Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on March 15, 2010.

Authorized U.S. Representative

By:
/s/  Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

China Lodging Group, Limited

EXHIBIT INDEX

Exhibit Number		Description

1	.1*	Form of Underwriting Agreement
3	.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3	.2†	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of this offering
4	.1†	Form of the Registrant’s American Depositary Receipt (included in Exhibit 4.3)
4	.2†	Specimen Certificate for Ordinary Shares of the Registrant
4	.3†	Form of Deposit Agreement among the Registrant, the Depositary and all Holders and Beneficial Owners of the American Depositary Shares issued thereunder
4	.4†	Ordinary Share and Series A Preferred Share Purchase Agreement, dated February 4, 2007
4	.5†	Supplemental Agreement of Ordinary Share and Series A Preferred Share Purchase Agreement, dated April 18, 2007
4	.6†	Series A Preferred Shareholders Agreement, dated February 4, 2007
4	.7†	Series B Preferred Share Purchase Agreement, dated June 20, 2007
4	.8†	Amended and Restated Shareholders Agreement, dated June 20, 2007
4	.9†	Form of Certificate of Warrant to Purchase Series B Preferred Stock
4	.10†	Form of Series B Convertible Preferred Shares Subscription Agreement and its amendment
4	.11†	Warrant for the Purchase of Shares of Common Stock of the Registrant, dated January 8, 2010
4	.12†	Warrant for the Purchase of Shares of Common Stock of the Registrant, dated January 15, 2010
5	.1†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8	.1†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8	.2†	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters
10	.1†	Amended and Restated 2007 Global Share Plan, amended and restated as of December 12, 2007
10	.2†	Amended and Restated 2008 Global Share Plan, amended and restated as of October 31, 2008
10	.3†	Amended and Restated 2009 Share Incentive Plan, amended and restated as of October 1, 2009
10	.4†	Form of Indemnification Agreement with the Registrant’s Directors
10	.5†	Form of Employment Agreement between the Registrant and Executive Officers of the Registrant
10	.6†	Facility Agreement between China Merchants Bank and HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., dated June 19, 2009
10	.7†	Fixed Assets Loan Agreement between the Industrial and Commercial Bank of China and Shanghai HanTing Hotel Management Group, Ltd. (formerly known as Lishan Senbao (Shanghai) Investment Management Co., Ltd.), dated September 22, 2008
10	.8†	Fixed Assets Loan Contract between the Industrial and Commercial Bank of China and HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., dated January 4, 2010
10	.9†	Subscription Agreement between the Registrant and Ctrip.com International, Ltd., dated March 12, 2010
10	.10†	Investor and Registration Rights Agreement between the Registrant and Ctrip.com International, Ltd., dated March 12, 2010
16	.1†	Letter from Ernst & Young Hua Ming regarding change in certifying accountant
21	.1†	Subsidiaries of the Registrant
23.1		Consent of Deloitte Touche Tohmatsu CPA Ltd.
23	.2†	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)
23	.3†	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)
23	.4†	Consent of Jun He Law Offices
23	.5†	Consent of Shanghai Inntie Hotel Management Consulting Co., Ltd.
23	.6†	Consent of Euromonitor International
23	.7†	Consent of Smith Travel Research
23	.8†	Consent of iResearch Consulting Group
23	.9†	Consent of Min Fan
24	.1†	Powers of Attorney (included on the signature page in Part II of this registration statement)
99	.1†	Code of Business Conduct and Ethics of the Registrant

*  To be filed by amendment.

†  Previously filed.